Filed Pursuant to Rule 424(b)(3)

Registration No. 333-231356

PROSPECTUS

TMSR Holding Company Limited

3,778,000 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling shareholder identified in this prospectus under the caption “Selling Shareholders” of up to 3,778,000 shares of our common stock as described in more detail in this prospectus under “Prospectus Summary - The Offering,” the number of shares offered for sale by the selling stockholder consists of 3,778,000 shares of our common stock currently owned by the selling stockholder.

For the details about the selling stockholder, please see “Selling stockholder.” The selling stockholder may sell these shares from time to time in the principal market on which our common stock is traded at the prevailing market price, in negotiated transactions, or through any other means described in the section titled “Plan of Distribution.” The selling stockholder may be deemed underwriter within the meaning of the Securities Act of 1933, as amended, of the shares of common stock that they are offering. We will pay the expenses of registering these shares. We will not receive proceeds from the sale of our shares by the selling stockholder that are covered by this prospectus.

The shares are being registered to permit the selling stockholder, or its respective pledgees, donees, transferees or other successors-in-interest, to sell the shares from time to time in the public market. We do not know when or in what amount the selling stockholder may offer the securities for sale. The selling stockholder may sell some, all or none of the securities offered by this prospectus.

Our common stock is traded on The NASDAQ Capital Market under the symbol “TMSR.” On July 31, 2019, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $1.31.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 5 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2019

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the selling stockholder with the Securities and Exchange Commission (the “SEC”) to permit the selling stockholder to sell the shares described in this prospectus in one or more transactions. The selling stockholder and the plan of distribution of the shares being offered by it are described in this prospectus under the headings “Selling stockholder” and “Plan of Distribution.”

You should rely only on the information that is contained in this prospectus. We and the selling stockholder have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The shares of common stock offered by this prospectus are not being offered in any jurisdiction where the offer or sale of such common stock is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus regardless of the date of delivery of this prospectus or any sale of the common stock offered by this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. The rules of the SEC may require us to update this prospectus in the future.

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PROSPECTUS SUMMARY

This summary highlights selected information about us contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. This prospectus includes information about the common stock being offered by the selling stockholder, as well as information regarding our business and industry and detailed financial data. You should read the entire prospectus before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

A 2-for-1 forward stock split of our common stock was effected on June 20, 2018. All share and per share amounts in this prospectus have been retroactively adjusted to give effect to this forward stock split.

Throughout this prospectus, the terms “TMSR,” “we,” “us,” “our,” and “our company” refer to TMSR Holding Company Limited., a Nevada corporation.

OUR COMPANY

Summary

 Upon consummation of the business combination on February 6, 2018, TMSR Holding Company Limited, (formerly known as JM Global Holding Company), through its subsidiary, China Sunlong Environmental Technology, Inc. (“China Sunlong”), initially primarily engaged in the production and sales of solid waste recycling and comprehensive utilization equipment. After a series of acquisitions and dispositions in 2018, the Company now expand its business into three segments: (1) solid waste recycling systems business; (2) coal and coke wholesale business; and (3) coating materials business.

Disposition of TJComex

On April 2, 2018, the Company disposed of its subsidiary, TJComex International Group Corporation (“TJComex BVI”), a British Virgin Islands corporation, in consideration of (i) its minimum contribution to the Company’s results of operation and (ii) the unsatisfactory synergy between the TJComex BVI business and the rest of the Company’s business. The Company’s decision to dispose TJComex BVI is to (i) improve the Company’s overall financial condition and results of operations, (ii) reduce the complexity of the Company’s business, (iii) focus the Company’s resources on the solid waste recycling business as well as developing environmental control business opportunities; and (iv) make it possible for the Company to pursue acquisition opportunities for more compatible business.

Acquisition of Wuhan HOST

On May 1, 2018, the Company completed the acquisition of 100% equity interest in Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a PRC corporation engaging in the research and development, production and sale of Zinc-rich coating materials. Wuhan HOST is the largest manufacturer of inorganic Zinc-rich resin and one-component epoxy Zinc-rich resin in China with customers including leading enterprises in various industries such as electricity, metallurgy, machinery, chemicals, bridge and shipping.

Acquisition of Jiangsu Ronghai

On November 30, 2018, the Company completed the acquisition of 100% equity interest in Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”), a PRC company incorporated in Jiangsu China, engaging in coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap.

Disposition of Hubei Shengrong

On December 27, 2018, the Company, disposed one of its operating subsidiaries, Hubei Shengrong Environmental Protection and Energy Saving Technology Co., Ltd. (“Hubei Shengrong”) pursuant to that certain Equity Purchase Agreement (the “EPA”) by and among the Company, the Company’s subsidiary Shengrong Environmental Protection Technology (Wuhan) Co. Ltd. (“Shengrong WFOE”), Hubei Shengrong and Hopeway International Enterprises Limited (the “Hoepway”). Pursuant to the EPA, Shengrong WFOE sold 100% equity interests in Hubei Shengrong to Hopeway to irrevocably forfeit and cancel all the shares owned by Hopeway.

After the acquisitions of Wuhan HOST and Jiangsu Ronghai and the dispositions of TJComex and Hubei Shengrong, the Company now has three operating subsidiaries conducting three separate lines of business: research, development and sale of an array of solid waste recycling systems for the mining and industrial sectors (the “solid waste recycling systems business”); coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap (the “coal and coke wholesale business”); and the research and development, production and sale of Zinc-rich coating materials (the “coating materials business”). The solid waste recycling systems business was carried out by Shengrong WFOE, the Company’s indirect subsidiary. The coating materials business was carried out by the Company’s indirect subsidiary, Wuhan HOST. The Company’s recently launched coal and coke wholesale business is carried out by Jiangsu Ronghai, the Company’s VIE entity.

Risks Related to Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” that follows this Prospectus Summary. You should carefully read the “Risk Factors” section before you invest in our securities. We may be unable, for many reasons, including those beyond our control, to implement our business strategy. The following is a summary of some of the principal risks that are associated with our business:

●	We may require additional financing to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

●	Our limited operating history makes evaluation of our business difficult.

●	We could incur significant damages if we are unable to adequately discharge our contractual obligations.

●	Some of our clients may terminate our contracts prior to completion, which could result in revenue shortfalls and reduce profitability or cause losses on contracts.

●	We may not be able to effectively control and manage our growth, which would negatively impact our operations.

●	We are dependent on our Chief Executive Officer and other key personnel, and the loss of any of these individuals could harm our business.

●	We may be dependent on cash flow and payments from customers in order to meet our expense obligations.

●	We may make acquisitions in the future that we are unable to effectively manage given our limited resources.

●	We may be unable to protect our intellectual property rights.

●	Our services are subject to government regulation, changes in which may have an adverse effect on us.

●	Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

Corporation Information

Our principal executive offices are located at No.21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China 43000 and our telephone number is +86 022-5982-4800. Our website address is www.tmsrholding.com, although the information on our website is not deemed to be part of this prospectus.

THE OFFERING

Common Stock offered by the selling stockholder	3,778,000 shares

Common Stock outstanding before this offering	21,768,698 shares

Common Stock to be outstanding after the offering	21,768,698 shares

NASDAQ Capital Market Symbol	TMSR

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered hereby.

Risk Factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See the information under the caption “Risk Factors” beginning on page 5 of this prospectus and the other information included elsewhere in this prospectus and incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities.

RISK FACTORS

Risks Related to Our Business and Operations

Our revenues are highly dependent on a small number of customers, and we will likely continue to be dependent on a small number of customers.

Two of Company’s customers, Wuhan Zhirong and Panzhihua Jingsheng, accounted for 34.3% and 22.0%, respectively, of our total revenues for the year ended December 31, 2018. Since these two customers are Hubei Shengrong’s, we will be substantially dependent on revenues generated by our other smaller customers through our sales efforts starting from the beginning of 2019. Therefore, we are, and will likely continue to be, dependent on a small number of customers, and the loss of any such customer would materially and adversely affect our business, operating results and financial condition. Furthermore, as a result of our reliance on a limited number of customers, we could face pricing and other competitive pressures which may have a material adverse effect on our business, operating results and financial condition.

A significant part of Jiangsu Ronghai’s revenues is also derived from a small number of customers. Jiangsu Ronghai expects a small number of customers will continue to generate a substantial portion of our revenues for the foreseeable future. From 2009 to December 2018, Nantong Linan Industrial Trading Co. Ltd. accounts for 50% of the company's total sales. The loss of Nantong Linan, or the change of the contractual terms of the contract entered between Jiangsu Ronghai and Nantong Linan or any significant dispute with Nantong Linan could materially adversely affect its financial condition and its results of operations.

If one or more of Jiangsu Ronghai’s customers does not perform under one or more contracts with it and Jiangsu Ronghai is not able to find a replacement contract, or if a customer exercises certain rights to terminate the contract, Jiangsu Ronghai could suffer a loss of revenues that could materially adversely affect its business, financial condition and results of operations.

If the Company is unable to collect its accounts receivable on a timely basis, the Company’s results of operations and cash flows could be adversely affected.

The Company’s business depends on its ability to successfully obtain timely payment from its customers, especially its two major customers, namely Wuhan Zhirong and Panzhihua Jingsheng, of the amounts they owe. Even though we have disposed Hubei Shengrong, so did the accounts receivable balance of Hubei Shengrong. In the past, our major customers had records of failing to make full payment on time. The Company maintains allowances against its receivables that it believes are adequate to reserve for potentially uncollectible amounts. However, actual losses on customer balances could differ from those that the Company currently anticipates and, as a result, it may need to adjust its allowances. In addition, there is no guarantee that the Company will accurately assess the creditworthiness of its customers. Macroeconomic conditions could also result in financial difficulties for its customers, and as a result could cause them to delay payments, request modifications to their payment arrangements that could increase the Company’s receivables balance, or not pay their obligations to the Company. Timely collection of customers’ balances also depends on the company’s ability to complete its contractual commitments and bill and collect its invoiced revenues. If the Company is unable to meet its contractual commitments, it might experience delays in collection of and/or be unable to collect its customer balances, and if this occurs, its results of operations and cash flows may be adversely affected.

Future bad debt losses may exceed the allowance for doubtful accounts.

The Company has established an allowance for possible losses expected in connection with its account receivables. In establishing the allowance for such losses, the Company considered historical experiences, the microeconomic environment, trends in the construction, decorative and paint materials industry, expected collectability of amounts receivable that were past due, and the expected collectability of overdue receivable.

The determination of the amount of allowance for account receivable is subjective; although the method for determining the amount of the allowance uses criteria such as the microeconomic environment and historical experiences. Given the Company customers’ past repayment performances, specifically Wuhan KYX and Wuhan Zhirong, these criteria may not be adequate predictors of whether the payments of The Company’s account receivable will be fully returned per credit terms. Accordingly, the Company cannot offer assurances that these estimates ultimately will prove correct or that the allowance will be sufficient to protect against losses that ultimately may occur. If the allowance proves to be inadequate, the Company will need to make additional provisions to the allowance, which is accounted for as charges to income, which would adversely impact results of operations and financial condition. Any increase in the allowance could have an adverse effect, which could be material, on its financial condition and results of operations.

Our operating subsidiaries, Shengrong WFOE, Wuhan Host and Jiangsu Ronghai all have limited operating histories, which make it difficult to evaluate their businesses and prospects.

Shengrong WFOE commenced operations in March 2016 and has a limited operating history. Prior to the year end of 2018, the Company had limited operations and was focused primarily on research and development. Shengrong WFOE did not generate any sales revenue for the year ended December 31, 2018, but entered into several sales agreements with new customers.

We may not be able to achieve similar results or grow at the same rate as Hubei Shengrong has in the past. It is also difficult to our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in new and rapidly evolving markets such as the industrial and mining recycling industry may be exposed. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

●	obtain sufficient working capital and increase its registered capital to support expansion of our industrial and mining recycling business;

●	comply with any changes in the laws and regulations of the PRC or local province that may affect our operations;

●	expand our customer base;

●	maintain adequate control of default risks and expenses allowing us to realize anticipated revenue growth;

●	implement our growth strategies and plans and adapt and modify them as needed;

●	integrate any future business combinations; and

●	anticipate and adapt to changing conditions in the Chinese industrial and mining recycling industry resulting from changes in government regulations, mergers and Business Combinations involving our competitors, and other significant competitive and market dynamics.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

Similarly, Jiangsu Ronghai started operation in May 2009 and also have a limited operations history. While Jiangsu Ronghai generated $18.31 million in revenue in 2017 and $17.47 million in revenue in 2018, respectively. But the growth rate in history cannot be indicative of future performance. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the coal products and alternative energy industries in China. Jiangsu Ronghai’s limited history for selling steam coal may not serve as an adequate basis to judge our future prospects and results of operations. Our operations are subject to all of the risks, challenges, complications and delays frequently encountered in connection with the operation of any new business, as well as those risks that are specific to the coal trading industry. Investors should evaluate us in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products and technologies. Despite our best efforts, we may never overcome these obstacles.

Changes policies and regulations, as well as local environmental requirements on exploiting and using coal or its products, are likely to have an impact on the coal market, which will affect the company's earnings.

Shengrong WFOE is dependent on Hubei Shengrong as one of its major supplier. If we can’t find other supplier to replace Hubei Shengrong, we could encounter supply shortages and/or incur higher costs.

In December 2018, Hubei Shengrong was disposed by the Company. According to the planning requirements of local government in 2018, manufacture enterprises were requested to move away from the city center. Therefore, Hubei Shengrong has to close the existing plant, relocate and build a new plant, which is expected to take 7-8 years; and in the meantime, Hubei Shengrong may not be able to have normal production.

Currently, Shengrong WFOE sells recycling machinery products manufactured by Hubei Shengrong. We currently don’t know when Hubei Shengrong starts to move and stop production. We may not find new suppliers to provide qualified recycling machinery products to meet our clients demand in time.

Although we believe that alternative supply sources are available, there can be no assurance that we will continue to be able to identify or negotiate with such sources on terms that are commercially reasonable. If Hubei Shengrong is unable to fulfill their obligations under their contracts or we are unable to identify alternative sources, we could encounter supply shortages and incur higher costs, each of which could have a material adverse effect on our results of operations.

Competition in the industrial and mining recycling industry is likely to grow and could cause us to lose market share and revenues in the future.

We believes that the industrial and mining recycling industry is an emerging market in China. we may face growing competition in the industrial and mining recycling industry, and We believe that the industrial and mining recycling industry is expected to become more competitive as this industry matures and begins to consolidate. We will compete with several companies in the purification and recycling of industrial waste residue by the permanent magnet device and technology. Some of these competitors will likely have substantially greater financial, marketing and other resources than us. As a result, we could lose market share and its revenues could decline, thereby adversely affecting our earnings and potential for growth. While we believe that it will be able to successfully compete in this area as a result of its proprietary technology, there is no assurance that it will be able to hire and retain the necessary employees and compete successfully.

As the government starts to impose stricter policies on Environmental Protection, the mining recycling market gets bigger. The competition could become increasingly fierce in the near future. Furthermore, the Company’s technology has been industrialized which is relatively mature, which is a not pure brand new technology.

Our solid waste recycling systems business requires highly qualified personnel, and if we are unable to hire or retain qualified personnel, then it may not be able to grow effectively.

Our business’ success depends upon its ability to attract and retain highly qualified personnel. Expansion of our solid waste recycling systems business may require additional managers and employees with relevant industry experience, and its success will be highly dependent on its ability to attract and retain skilled management personnel and other employees. We may not be able to attract or retain highly qualified personnel. In addition, competition for skilled personnel is significant in China. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. We may incur additional expenses to recruit and retain qualified replacements and its businesses may be disrupted and its financial condition and results of operations may be materially and adversely affected. In addition, key managers may join a competitor or form a competing company. An operating company may not be able to successfully enforce any contractual rights with its management team, in particular in China, where all of these individuals reside.

Discontinuation of preferential tax treatment our PRC subsidiaries currently enjoys may result in additional compliance obligations and costs so as to materially and adversely impact the company’s net income.

From 2013 through 2016, local tax authorities granted Hubei Shengrong the preferential income tax rate of 15% because Hubei Shengrong was entitled to the preferential rate as a “high-tech enterprise.” The discontinuation of such preferential tax treatment may materially and adversely affect our results of operations. In December 2016, local tax authorities renewed Hubei’s preferential tax treatment through 2019. Wuhan Host also entitles to the preferential tax treatment through 2019. During the effective period of high-tech enterprise certificate held by Hubei Shengrong and Wuhan Host, there won’t be any risk that the treatment could be revoked, unless they choose to liquate or dissolve or related laws and regulated be modified or invalid by government authorities. Shengrong WFOE and its subsidiary, Jiangsu Rong Hai, none of which acquired or will be able to be recognized as high-tech company in recent years and the enterprise income tax rate applied to these companies are 25%. But, since the patents, which are unique and advanced in China, owned by Hubei Shengrong is in the process of the transfer to Shengrong WFOE, Shengrong WFOE has faith in being recognized as a high-tech enterprise and should be able to renew the certificate in future.

If Shengrong WFOE and Wuhan Host fail to retain certain of their key personnel and attract and retain additional qualified personnel, neither Shengrong WFOE nor Wuhan Host might be able to remain competitive, continue to expand its technology or pursue growth.

Shengrong WFOE’s future success depends upon the continued service of certain of its executive officers and other key research and development personnel, such as Ms. Jianzhen Li and Mr. Xiaonian Zhang who possess longstanding industry relationships and technical knowledge of Shengrong WFOE’s products and operations. Although we believe that our relationship with these individuals is positive, there can be no assurance that the services of these individuals will continue to be available to us in the future. There can be no assurance that these persons will agree to continue to be employed by us after the expiration dates of their current contracts.

Similarly, Wuhan Host’s success depends in large part on its ability to attract and retain highly qualified management, administrative, manufacturing, sales, and research and development personnel. Due to the specialized nature of its business, it may be difficult to locate and hire qualified personnel. The loss of services of one of its executive officers or other key personnel, or failure to attract and retain other executive officers or key personnel could have a material adverse effect on our business, operating results and financial condition. Although Wuhan Host has been successful in planning for and retaining highly capable and qualified successor management in the past, there can be no assurance that it will be able to do so in the future.

The Company may not be able to achieve the full amount of synergies that are anticipated, or achieve the synergies on the schedule anticipated, from the acquisitions of both Wuhan Host and Jiangsu Rong Hai.

Although The Company currently expect to achieve synergies from the Wuhan HOST acquisition of approximately $7.0 million during fiscal 2018, the inclusion of these expected synergy targets should not be viewed as a representation that The Company will in fact achieve these synergies by the end of fiscal 2018, or at all. To the extent the Company fails to achieve these synergies, the Company’s results of operations may be impacted, and any such impact may be material.

The Company has identified various synergies including corporate and division overhead savings, brand enhancement, vendor funds, marketing and advertising cost reduction and operational efficiencies. Actual synergies, the expenses and cash required to realize the synergies and the sources of the synergies could differ materially from these estimates, and the Company cannot assure you that it will achieve the full amount of synergies on the schedule anticipated, or at all, or that these synergy programs will not have other adverse effects on our business. In light of these significant uncertainties, you should not place undue reliance on the Company’s estimated synergies.

Failure to manage Wuhan HOST and Jiangsu Ronghai effectively since its acquisition could materially impact our business.

The Company has recently experienced a period of rapid growth in its operations. In particular, it has significantly increased the size of its customer base due to the acquisition of both Wuhan HOST and Jiangsu Ronghai. The Company anticipates that it will continue to significantly expand its operations and headcount in the near term. However, recent growth has placed, and future growth will place, a significant strain on the Company’s management, administrative, operational and financial infrastructure. The Company’s success will depend in part on its ability to manage both entities effectively. To manage the recent and expected growth of its operations and personnel, The Company will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Failure to effectively manage Wuhan HOST and Jiangsu Rong Hai could result in difficulty or delays in deploying the Company’s services to customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties. Any of these difficulties could adversely impact the Company’s business performance and results of operations.

Wuhan Host expects to incur substantial expenditures in the foreseeable future and may require additional capital to support its business growth. This capital might not be available on terms favorable to us or at all.

In the expansion of Wuhan Host's business, the company may need external financing. If the debt capital ratio and equity capital ratio cannot be reasonably arranged, the comprehensive capital cost of the company will rise sharply, resulting in the shrinking of the company's value, and the company may be seriously insolvent.

Wuhan Host particularly expects to incur substantial expenditures in the foreseeable future in connection with the following:

●	expansion of sales and marketing efforts;

●	expansion of manufacturing capacity;

●	funding research, development and clinical activities related to our existing products and product platform;

●	funding research, development and clinical activities related to new products;

●	pursuing and maintaining appropriate regulatory clearances and approvals for our existing products and any new products that we may develop; and

●	preparing, filing and prosecuting patent applications, and maintaining and enforcing our intellectual property rights and position.

In addition, Wuhan Host general and administrative expense may continue to increase due to the additional operational and reporting costs associated with our expanded operations and being a public company.

Wuhan Host anticipates that its principal sources of funds in the future will be revenue generated from the sale of its products. Wuhan Host will need to generate significant additional revenue to achieve and maintain profitability, and even if it achieves profitability, it cannot be sure that it will remain profitable for any substantial period of time. Its failure to become and remain profitable could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue to fund our operations.

It is also possible that Wuhan Host may allocate significant amounts of capital toward products, technologies or geographies for which market demand is lower than anticipated and, as a result, Wuhan Host may subsequently abandon such efforts. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, or if we expend capital on projects that are not successful, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and we may even be required to scale back our operations.

Residential and non-residential construction activity is cyclical and influenced by many factors, and any reduction in the activity in one or both of these markets could have a material adverse effect on the business of Wuhan Host.

The results of operations of Wuhan Host can vary materially in response to market conditions and changes in the demand for its products. Historically, demand for Wuhan’s products has been closely tied to residential construction, non-residential construction, and infrastructure activity in PRC, particularly Hubei province. Wuhan Host’s success and future growth prospects depend, to a significant extent, on conditions in these markets and the degree to which these markets are strong in the future.

The Chinese construction industry and related markets are cyclical and have in the past been, and may in the future be, materially and adversely affected by general economic and global financial market conditions. These factors impact not only Wuhan Host’s business, but those of its customers and suppliers as well. This influence is true with respect to macroeconomic factors within PRC.

The markets in the construction industry in which Wuhan Host operates are also subject to other more specific factors. Residential construction activity levels are influenced by and sensitive to a number of factors, including mortgage availability, the cost of financing a home (in particular, mortgage terms and interest rates), unemployment levels, household formation rates, gross domestic product, residential vacancy and foreclosure rates, demand for second homes, existing housing prices, rental prices, housing inventory levels, building mix between single- and multi-family homes, consumer confidence, seasonal weather factors, the available labor pool and government regulation, policy and incentives. Non-residential construction activity is primarily driven by levels of business investment, availability of credit and interest rates, as well as many of the factors that impact residential construction activity levels.

Wuhan Host cannot control the foregoing factors and, although construction activity and related spending levels have increased in recent years, there is still uncertainty regarding whether the growth in construction market will be sustained, and there can be no assurances that there will not be any future downturns. There can be no assurances regarding whether more recent growth in these markets can be sustained or if demand will gradually decrease. If construction activity in these markets, and more generally, does not continue to recover, or if there are future downturns, whether locally, regionally or nationally, our business, financial condition and results of operations could be materially and adversely affected.

Its dependence on key customers with whom Wuhan Host does not have long-term contracts and consolidation within its customers’ industries could have a material adverse effect on Wuhan Host’s operation.

Wuhan Host’s business is dependent on certain key customers. In 2018 and 2017, Jiuzhou Xinyuan, its largest customer accounted for 13.3% and 0.23% of Wuhan Host’s net sales, respectively. As is customary in the coating industry, Wuhan Host did not enter into long-term contracts with many of its customers. As a result, its customers could stop purchasing its products, reduce their purchase levels or request reduced pricing structures at any time. Wuhan Host may therefore need to adapt our manufacturing, pricing and marketing strategies in response to a customer who may seek concessions in return for its continued or increased business. A loss of one or more customers or a meaningful reduction in their purchases from Wuhan Host or could have a material adverse effect on its business, financial condition and results of operations.

Changes in market interest rates could adversely impact Wuhan Host

Wuhan Host may need additional loans or borrowings to fund its operations. The change of interest rate may make the company face the risk of not being able to pay the principal and interest on time due to the rise of interest rate, which may lead to bankruptcy and liquidation of the company due to insolvency. Wuhan Host’s earnings are impacted by changing interest rates. Changes in interest rates affect the demand for new loans, the credit profile of existing loans, the rates received on loans and securities, and rates paid on deposits and borrowings. These impacts may negatively impact Wuhan Host’s ability to attract deposits, make loans, and achieve satisfactory interest rate spreads, which could adversely affect our financial condition or results of operations.

Interest rates may be affected by many factors beyond our control, including general and economic conditions and the monetary and fiscal policies of various governmental and regulatory authorities. Market volatility in interest rates can be difficult to predict, as unexpected interest rate changes may result in a sudden impact while anticipated changes in interest rates generally impact the mortgage rate market prior to the actual rate change. Exposure to interest rate risk is managed by monitoring the repricing frequency of our rate-sensitive assets and rate-sensitive liabilities over any given period. Although we believe the current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates could potentially have an adverse effect on our business, financial condition and results of operations.

Wuhan Host business depends upon the maintenance of its proprietary technologies and information.

Wuhan Host depends on its proprietary technologies and information, many of which are no longer subject to patent protection. Wuhan Host relies principally upon trade secret and patent laws to protect its proprietary technologies. It regularly enters into confidentiality agreements with its key employees, customers, potential customers and other third parties and limit access to and distribution of its trade secrets and other proprietary information. However, these measures may not be adequate to prevent misappropriation of its technologies or to assure that its competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. In addition, the laws of PRC in which we operate may not protect Wuhan Host’s proprietary rights to the same extent as the laws of the United States. Wuhan Host is also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

Its efforts to develop new products and services or enhance existing products and services involve substantial research, development and marketing expenses, and the resulting new or enhanced products or services may not generate sufficient revenues to justify such expenses.

Wuhan Host’s future success will depend in part on its ability to anticipate and respond to changing technologies and customer requirements by enhancing its existing products and services. It will need to develop and introduce, on a timely and cost-effective basis, new products, features and services that address the needs of its customer base. As a result of these efforts, Wuhan Host may be required to expend substantial research, development and marketing resources, and the time and expense required to develop a new product or service or enhance an existing product or service are difficult to predict. It cannot assure that it will succeed in developing, introducing and marketing new products or services or product or service enhancements. In addition, it cannot be certain that any new or enhanced product or service will generate sufficient revenues to justify the expenses and resources devoted to this product development and enhancement effort.

Jiangsu Ronghai’s business and results of operations are dependent on the PRC coal markets, which may be cyclical.

As the revenue is substantially derived from the sale of steam coal, Jiangsu Ronghai’s business and operating results are substantially dependent on the domestic supply of steam coal. The PRC coal market is cyclical and exhibits fluctuation in supply and demand from year to year and is subject to numerous factors beyond our control, including, but not limited to, economic conditions in the PRC, global economic conditions, and fluctuations in industries with high demand for coal, such as the utilities and steel industries. Fluctuations in supply and demand for coal affects coal prices which, in turn, may have an adverse effect on our operating and financial performance. The demand for coal is primarily affected by overall economic development and the demand for coal from the electricity generation, steel and construction industries. The supply of coal, on the other hand, is primarily affected by the geographic location of the coal supplies, the volume of coal produced by domestic and international coal suppliers, and the quality and price of competing sources of coal. Alternative fuels such as natural gas and oil, alternative energy sources such as hydroelectric power and nuclear power, and international shipping costs also impact the market demand for coal. Excess demand for coal may increase coal prices, which would have an adverse effect on the cost of goods sold which would, in turn, cause a short-term decline in our profitability if we are unable to increase the price of our steam coal to our customers. Local government may regulate residential winter heating price and thus causing our residential heating customers not be able to bear high steam coal price. As a result, Jiangsu Ronghai may not be able to increase its steam coal price in response to increased coal price or, Jiangsu Ronghai may have to decrease our steam coal price when it renews contracts with such customers. As a result, Jiangsu Ronghai may not able to keep its gross margin.

Our results of operations are subject, to a significant extent, to economic, political and legal developments in the PRC.

Jiangsu Ronghai expects that a majority of coal sales will be made to customers based in the PRC. Accordingly, the economic, political and social conditions, as well as government policies, of the PRC may affect our business. The PRC economy differs from the economies of most developed countries in many respects, including: (i) structure; (ii) level of government involvement; (iii) level of development; (iv) growth rate; (v) control of foreign exchange and (vi) allocation of resources. The PRC economy has been transitioning from a planned economy to a more market-oriented economy. For the past two decades, the PRC government has implemented economic reform measures emphasising the utilisation of market forces in the development of the PRC economy. Changes in the PRC’s political, economic and social conditions, laws, regulations and policies could materially and adversely affect our business and results of operations. In addition, the PRC government indirectly influences coal prices through its regulation of power tariffs and its control over allocation of the transportation capacity of the national rail system. Any significant downturn in coal prices in the PRC could materially and adversely affect our business and results of operations. Additionally, the PRC government could adopt new policies that could shift demand away from coal to other energy sources. Any significant decline in demand for, or over-supply of, coal could materially and adversely affect our revenues from coal export sales.

Competition could put downward pressure on coal prices and, as a result, materially and adversely affect our revenues and profitability.

Jiangsu Ronghai competes with numerous other domestic and foreign coal producers for domestic sales. Overcapacity and increased production within the domestic coal industry, and decelerating steel demand in Asia have at times, and could in the future, materially reduce coal prices and therefore materially reduce our revenues and profitability. Potential changes to international trade agreements, trade policies, trade concessions or other political and economic arrangements may benefit coal producers operating in countries other than China. We may not be able to compete on the basis of price or other factors with companies that in the future benefit from favorable foreign trade policies or other arrangements. In addition, our ability to ship our coal to international customers depends on port capacity, which is limited. Increased competition within the coal industry for international sales could result in us not being able to obtain throughput capacity at port facilities, or the rates for such throughput capacity increasing to a point where it is not economically feasible to export our coal.

The domestic coal industry has experienced consolidation in recent years, including consolidation among some of our major competitors. In addition, substantial overcapacity exists in the coal industry and several other large coal companies have also filed, and others may file, bankruptcy proceedings which could enable them to lower their productions costs and thereby reduce the price for coal. Consolidation in the coal industry or current or future bankruptcy proceedings of our coal competitors could adversely affect our competitive position.

In addition to competing with other coal producers, Jiangsu Ronghai competes generally with producers of other fuels, such as natural gas. Natural gas pricing has declined significantly in recent years. The decline in the price of natural gas has caused demand for coal to decrease and adversely affected the price of our coal. Sustained periods of low natural gas prices have also contributed to utilities phasing out or closing existing coal-fired power plants and continued low prices could reduce or eliminate construction of any new coal-fired power plants. This trend has, and could continue to have, a material adverse effect on demand and prices for our coal. Moreover, the construction of new pipelines and other natural gas distribution channels may increase competition within regional markets and thereby decrease the demand for and price of our coal.

Risks Related to Our Corporate Structure

The failure to comply with PRC regulations relating to mergers and acquisition of domestic enterprises by offshore special purpose vehicles may subject the company to severe fines or penalties and create other regulatory uncertainties regarding the company’s corporate structure.

On August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the China Securities Regulatory Commission (“CSRC”), the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation (“SAT”), the State Administration for Industry and Commerce (the “SAIC”), and the State Administration of Foreign Exchange (“SAFE”), jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006, and as amended on June 22, 2009. This regulation, among other things, has certain provisions that require offshore companies formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies which are the related parties with the PRC domestic companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing special purpose vehicles’ securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The application of the M&A Rules with respect to the company’s corporate structure remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. We believe that the MOFCOM and CSRC approvals under the M&A Rules are not required in the context of the Acquisition because WFOE was incorporated as wholly owned foreign investment enterprise with the approval of local department of commerce. However, we cannot be certain that the relevant PRC government agencies, including the CSRC and MOFCOM, would reach the same conclusion, and we cannot be certain that MOFCOM or the CSRC will not deem that the Acquisition circumvents the M&A Rules, and other rules and notices, or that prior MOFCOM or CSRC approval is required for overseas financing.

If the CSRC, MOFCOM, or another PRC regulatory agency subsequently determines that CSRC, MOFCOM or other approval was required for the Acquisition or the restructuring of Hubei Shengrong, or if prior CSRC approval for overseas financings is required and not obtained, the company may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from overseas financings into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares of common stock. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel overseas financings, to restructure the company’s corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy.

PRC regulations relating to investments in offshore companies by PRC residents may subject The Company’s PRC-resident beneficial owners or its PRC subsidiaries to liability or penalties, limit our ability to inject capital into its PRC subsidiaries or limit its PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC resident holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

SAFE promulgated the Notice of SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or SAFE Circular 13, on February 13, 2015, which was effective on June 1, 2015. SAFE Circular 13 cancels two administrative approval items: foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, instead. Banks shall directly examine and handle foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, and SAFE and its branch shall indirectly regulate the foreign exchange registration of direct investment through banks.

The Company may not be aware of the identities of all of its beneficial owners who are PRC residents. The Company does not have control over its beneficial owners and cannot assure you that all of its PRC-resident beneficial owners will comply with SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules. The failure of its beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, or the failure of future beneficial owners of The Company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since SAFE Circular 37 and SAFE Circular 13 was recently promulgated and it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, The Company cannot predict how these regulations will affect its business operations or future strategy. Failure to register or comply with relevant requirements may also limit its ability to contribute additional capital to its PRC subsidiaries and limit its PRC subsidiaries’ ability to distribute dividends to The Company. These risks may have a material adverse effect on its business, financial condition and results of operations.

If either Wuhan Host or Jiangsu Rong Hai fails to maintain the requisite registered capital, licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

Foreign investment is highly regulated by the PRC government and local authorities. Both Wuhan HOST and Jiangsu Ronghai are required to obtain and maintain certain licenses or approvals from different regulatory authorities in order to operate its current business. These licenses and approvals will be essential to the operation of their businesses. If either Wuhan HOST or Jiangsu Ronghai fails to obtain or maintain any of the required licenses or approvals for its business, we may be subject to various penalties, such as fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of Wuhan HOST or Jiangsu Ronghai could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

A slowdown of the Chinese economy or adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

After the Business Combination, we are now a holding company and all of the combined company’s operations will be entirely conducted in the PRC. Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. The annual rate of growth in the PRC declined from 6.9% in 2017 to 6.6% in 2018. According to a recent State Information of China forecast, China’s economic growth rate in 2019 will slow to 6.2%, its lowest since 1990. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the combined company’s products and may have a materially adverse effect on its business.

China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy or the economy of the region the combined company serves, which could materially adversely affect the combined company’s business.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business the combined company may be able to conduct in the PRC and accordingly on the results of its operations and financial condition.

The combined company’s business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which the combined company must conduct its business activities. The combined company’s ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing the combined company’s business, or the enforcement and performance of the combined company’s arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect the combined company’s business. Consequently, neither we nor Hubei Shengrong and TJComex can predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Both Wuhan HOST and Jiangsu Ronghai’s businesses are subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way the combined company conducts its business and may negatively impact its financial results.

Both Wuhan HOST and Jiangsu Ronghai are subject to extensive and complex state, provincial and local laws, rules and regulations with regard to their loan operations, capital structure, maximum interest rates, allowance for loan losses, among other things, as set out in “Business — Government Regulations.” These laws, rules and regulations are issued by different central government ministries and departments, provincial and local governments and are enforced by different local authorities in Hubei Province, the city of Wuhan and the city of Suzhou. As a result of the complexity, uncertainties and constant changes in these laws, rules and regulation, including changes in interpretation and implementation of such, both Wuhan HOST and Jiangsu Ronghai’s business activities and growth may be adversely affected if they do not respond to the changes in a timely manner or are found to be in violation of the applicable laws, regulations and policies as a result of a different position from theirs taken by the competent authority in the interpretation of such applicable laws, regulations and policies. If Wuhan HOST and Jiangsu Ronghai are found to be not in compliance with these laws and regulations, they may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse effect on the combined company’s business operations and profitability.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made adequate employee benefit payments. We may be required to make up the contributions for these plans as well as to pay late fees and fines, the amount payable of which shall be determined in accordance with 110% of the amount paid by us in the preceding month. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management, in China, based upon United States laws, including the U.S. federal securities laws, or other foreign laws.

We are a company incorporated in Nevada. After the Business Combination, substantially all of our operations will be conducted in China, and substantially all of our assets will be located in China. All of our current and proposed directors and officers reside in China, and substantially all of the assets of those persons are located outside of the United States. As a result, Allbright Law, our counsel as to PRC law, has advised us that it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Allbright Law has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States providing for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors or officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Allbright Law has also advised us that in the event shareholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a cause of action if (a) the disputed contract is concluded or performed in the PRC or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties chose to submit to the jurisdiction of the PRC courts in the contract on the condition that such submission does not violate the requirements of jurisdiction under the PRC Civil Procedures Law. The action may be initiated by the shareholder by filing a complaint with the PRC courts. The PRC courts would determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in such an action unless such foreign country restricts the rights of PRC citizens and companies.

Our ability to pay dividends may be restricted due to foreign exchange control and other regulations of China.

As an offshore holding company, we will rely principally on dividends from our subsidiary in China, WFOE, for our cash requirements. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

Furthermore, WFOE’s ability to pay dividends may be restricted due to foreign exchange control policies and the availability of its cash balance. Substantially all of the Operating Companies’ operations are conducted in China and all of the revenue we recognize, through WFOE will be denominated in RMB. RMB is subject to exchange control regulation in China, and, as a result, WFOE may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

The lack of dividends or other payments from WFOE may limit our ability to make investments or Business Combinations that could be beneficial to our business, pay dividends or otherwise fund, and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from WFOE, our liquidity and financial condition will be materially and adversely affected.

Dividends payable to our foreign investors and gains on the sale of our shares of common stock by our foreign investors may become subject to tax by the PRC.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council of the PRC, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our shares, and any gain realized from the transfer of our shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether we or any of our subsidiaries established outside of China are considered a PRC resident enterprise, holders of shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our shares by such investors are subject to PRC tax, the value of your investment in our shares may decline significantly.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its amendment and implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and Business Combination and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation (the “SAT”), issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued an Announcement on Several Issues Concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises, or Announcement 7, with the same effective date. Under Announcement 7, an “indirect transfer” refers to a transaction where a non-resident enterprise transfers its equity interest and other similar interest in an offshore holding company, which directly or indirectly holds Chinese taxable assets (the assets of an “establishment or place” situated in China; real property situated in China and equity interest in Chinese resident enterprises) and any indirect transfer without reasonable commercial purposes are subject to the PRC taxation. In addition, Announcement 7 specifies the conditions under which an indirect transfer is deemed to lack a reasonable commercial purpose which include: (1) 75% or more of the value of the offshore holding company’s equity is derived from Chinese taxable assets, (2) anytime in the year prior to the occurrence of the indirect transfer of Chinese taxable assets, 90% or more of the total assets (excluding cash) of the offshore holding company are direct or indirect investment in China, or 90% or more of the revenue of the offshore holding company was sourced from China; (3) the functions performed and risks assumed by the offshore holding company(ies), although incorporated in an offshore jurisdiction to conform to the corporate law requirements there, are insufficient to substantiate their corporate existence and (4) the foreign income tax payable in respect of the indirect transfer is lower than the Chinese tax which would otherwise be payable in respect of the direct transfer if such transfer were treated as a direct transfer. As a result, gains derived from such indirect transfer will be subject to PRC enterprise income tax, currently at a rate of 10%.

Announcement 7 grants a safe harbor under certain qualifying circumstances, including transfers in the public securities market and certain intragroup restricting transactions, however, there is uncertainty as to the implementation of Announcement 7. For example, Announcement 7 requires the buyer to withhold the applicable taxes without specifying how to obtain the information necessary to calculate taxes and when the applicable tax shall be submitted. Announcement 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of the shares of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved. Though Announcement 7 does not impose a mandatory obligation of filing the report of taxable events, the transferring party shall be subject to PRC withholding tax if the certain tax filing conditions are met. Non-filing may result in an administrative penalty varying from 50% to 300% of unpaid taxes. As a result, we and our non-resident enterprises in such transactions may become at risk of being subject to taxation under Announcement 7, and may be required to expend valuable resources to comply with Announcement 7 or to establish that we and our non-resident enterprises should not be taxed under Announcement 7, for any restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and Circular 7, and may be required to expend valuable resources to comply with Circular 59, Circular 698 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC subsidiaries, which are wholly-foreign owned enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE or banks and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for all of our PRC subsidiaries.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. On June 20, 2010, the PBOC announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. Since June 2010, the RMB has appreciated more than 10% against the U.S. dollar. In April 2012, the PRC government announced it would allow greater RMB exchange rate fluctuation. On August 11, 12 and 13, 2015, the PRC government successively set the central parity rate for the RMB more than 3% lower in the aggregate than that of August 10, 2015 and announced that it will begin taking into account previous day’s trading in setting the central parity rate. In 2015, the yuan experienced a 4.88% drop in value, and on January 4, 2016 the PRC government set the U.S. dollar-Chinese yuan currency pair to a reference rate of 6.5%, the lowest rate in 4.5 years, on January 6, 2017, the reference rate was 0.9% up-regulated by the PRC government. However, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. As significant international pressure remains on the PRC government to adopt a more flexible currency policy, greater fluctuation of the RMB against the U.S. dollar could result.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our shares in U.S. dollars. Fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. holder of our shares of common stock, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency such as the RMB, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Future inflation in China may inhibit economic activity and adversely affect the combined company’s operations.

The Chinese economy has experienced periods of rapid expansion in recent years which can lead to high rates of inflation or deflation. This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect the combined company’s business operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for the combined company to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, was issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or offshore transactions.

Further, if the business of any target company that the combined company seek to acquire falls into the scope of security review, the combined company may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual agreements. The combined company may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit its ability to complete such transactions, which could affect its ability to maintain or expand its market share.

In addition, SAFE promulgated the Circular on the Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 19, on June 1, 2015. Under Circular 19, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and the equity investments in the PRC made by the foreign-invested company shall be subject to the relevant laws and regulations about the foreign-invested company’s reinvestment in the PRC. In addition, foreign-invested companies cannot use such capital to make the investments on securities, and cannot use such capital to issue the entrusted RMB loans (except approved in its business scope), repay the RMB loans between the enterprises and the ones which have been transferred to the third party. Circular 19 may significantly limit our ability to effectively use the proceeds from future financing activities as the Chinese subsidiaries may not convert the funds received from us in foreign currencies into RMB, which may adversely affect their liquidity and our ability to fund and expand our business in the PRC.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provide as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented.

Failure to comply with the United States Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

As our shares are listed on Nasdaq, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with us, may not be subject to these prohibitions. In addition, in 2012, the central government of the PRC commenced a far-reaching campaign against corruption. That ongoing campaign involves aggressive enforcement of existing Chinese anti-corruption laws. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

SEC administrative proceedings against the China affiliates of multi-national accounting firms, and/or any related adverse regulatory development in the PRC, may result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act of 1934, as amended, or the Exchange Act.

In December 2012, the SEC brought administrative proceedings against five major accounting firms in China alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring these accounting firms and suspending four of these firms from practicing before the SEC for a period of six months. The decision is neither final nor legally effective unless and until reviewed and approved by the SEC. On February 12, 2014, four of these PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the Chinese Securities Regulatory Commission. If the firms do not follow these procedures, the SEC could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings or initiates new proceedings against other firms, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to our delisting from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our shares in the United States.

Our management team is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Our current management team are not familiar with United States securities laws. Given the complexity of United States securities laws, our management team may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect our operations.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of our company, our SEC reports, other filings or any of our other public pronouncements.

Risks Related to Our Securities

The market price for our common stock may be volatile.

The market price for our common stock may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	conditions in Chinese credit markets;

●	changes in the economic performance or market valuations of other microcredit companies;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. dollar; and

●	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

There is no guarantee that our warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $2.88 per one-half of one share ($5.75 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of the Company’s common stock. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the warrants will ever be in the money prior to their expiration, and they may expire worthless.

A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of the Company’s securities may fluctuate significantly due to the market’s reaction and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of the Company’s securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if the Company’s securities are not listed on, or become delisted from, the Nasdaq Capital Market for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the Nasdaq Capital Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The market price of the Company’s securities may be volatile.

Factors affecting the trading price of the Company’s securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Company or the lending market in general;

●	operating and stock price performance of other companies that investors deem comparable to the Company;

●	our ability to market new and enhanced services on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving the Company;

●	the Company’s ability to access the capital markets as needed;

●	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of common stock available for public sale;

●	any major change in our board or management;

●	sales of substantial amounts of shares of common stock by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of our operating performance. The stock market in general, and the Nasdaq Capital Market in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We have not registered the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, and to use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by us, the shares issuable upon exercise of the warrants, to the extent an exemption is not available. We cannot assure you that we will be able to do so. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement. However, except as specified in the warrant agreement, in no event will we be required to issue cash, securities or other compensation in exchange for the warrants if we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the warrant holder will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.

Warrants will become exercisable for the Company’s shares of common stocks, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Each warrant entitles the holder thereof to purchase one-half of one shares of common stock at a price of $2.88 per half share ($5.75 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of the Company’s share of common stock. No fractional shares will be issued upon exercise of warrants. To the extent such warrants are exercised, additional shares of common stocks will be issued, which will result in dilution to the then existing holders of shares of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares of common stock.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 90% of the then outstanding warrants.

Our warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 90% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 90% of the then outstanding warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 90% of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant. Our sponsor owns warrants equal to 61.9% of our issued and outstanding warrants. Accordingly, our sponsor may exert a substantial and decisive influence on actions relating to a vote to amend the terms of the warrants, as set forth above.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any placement warrants held by our sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you: (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Our management’s ability to require holders of our warrants to exercise such warrants on a cashless basis will cause holders to receive fewer shares of common stock upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If we call our public warrants for redemption, our management will have the option to require any holder that wishes to exercise its warrant (including any warrants held by our sponsor, officers, directors or their permitted transferees) to do so on a “cashless basis.” If our management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common stock less attractive to investors.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company”, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

As a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404(b) and other provisions of the Sarbanes-Oxley Act, as well as Section 14 rules implemented by the SEC and NASDAQ. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification of our directors, officers and employees under Nevada law may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to us and our stockholders to the maximum extent permitted under the corporate laws of Nevada. We may also provide contractual indemnification obligations under agreements with our directors, officers and employees. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breach of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit the Company and our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “anticipate,” “predict,” or “expect” and similar expressions. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in many cases, beyond our control. Forward-looking statements are not guarantees of future performance. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. Except as required by applicable law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise. Important factors that could cause actual results to differ materially from those reflected in our forward-looking statements include, among others:

●	We have a limited operating history, are not currently profitable and may never become profitable.

●	We may require additional financing to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

●	Our limited operating history makes evaluation of our business difficult.

●	We could incur significant damages if we are unable to adequately discharge our contractual obligations.

●	Some of our clients may terminate our contracts prior to completion, which could result in revenue shortfalls and reduce profitability or cause losses on contracts.

●	We may not be able to effectively control and manage our growth, which would negatively impact our operations.

●	We are dependent on our Interim Chief Executive Officer and other key personnel, and the loss of any of these individuals could harm our business.

●	We may be dependent on cash flow and payments from customers in order to meet our expense obligations.

●	We may make acquisitions in the future that we are unable to effectively manage given our limited resources.

●	We may be unable to develop or commercialize new and rapidly evolving technologies.

●	We may be unable to protect our intellectual property rights.

●	We may be sued by third parties who claim that we have infringed their intellectual property rights.

●	Our services are subject to government regulation, changes in which may have an adverse effect on us.

●	Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

●	A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss.

●	We may be unable to meet the continued listing requirements of The NASDAQ Capital Market.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too heavily on the forward-looking statements we make or that are made on our behalf. We undertake no obligation, and specifically decline any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition, you should refer to the section of this prospectus entitled “Risk Factors” for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholder pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholder. The selling stockholder may sell these shares in the open market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage or legal services or any other expenses incurred by the selling stockholder in disposing of the shares included in this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Information

Our common stock was quoted for trading on the NASDAQ Capital Market under the symbol “TMSR.” The following table sets forth the high and low bid prices for the last three fiscal years for our common stock for the periods indicated after our 2-for-1 reverse stock split on June 02, 2018. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2019	High Bid Price	Low Bid Price
First Quarter	$5.52	$1.21

Fiscal Year Ended December 31, 2018
First Quarter	$9.90	$9.00
Second Quarter	$9.00	$3.60
Third Quarter	$5.25	$3.73
Fourth Quarter	$3.10	$2.00

Fiscal Year Ended December 31, 2017
First Quarter	$10.05	$9.96
Second Quarter	$10.00	$9.93
Third Quarter	$10.20	$9.95
Fourth Quarter	$10.00	$9.87

Fiscal Year Ended December 31, 2016
First Quarter	$9.60	$9.42
Second Quarter	$9.78	$9.55
Third Quarter	$10.00	$9.75
Fourth Quarter	$10.00	$9.85

On June 24, 2019, the closing price of our common stock reported on The NASDAQ Capital Market was $1.65, per share.

Shareholders

As of June 24, 2019, there were approximately 281 holders of record of our common stock based on information provided by our transfer agent.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

Currently the Company does not have any equity compensation plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following information together with our financial statements and notes thereto that are included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere in this prospectus.

Overview

TMSR Holding Company Limited (the “Company” or “TMSR”), formerly known as JM Global Holding Company (“JM Global”), was a blank check company incorporated in Delaware on April 10, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Business Combination”). On June 20, 2018, TMSR consummated the reincorporation. As a result, the Company changed its state of incorporation from Delaware to Nevada, and implemented a 2-for-1 forward stock split of the Company’s common stock (the “Forward Split). The reincorporation and Forward Split were approved by shareholders holding the majority of the outstanding shares of common stock of TMSR on June 1, 2018 at the Annual Meeting of Shareholders.

China Sunlong Environmental Technology Inc. (“China Sunlong”) is a holding company incorporated on August 31, 2015, under the laws of the Cayman Islands. China Sunlong has no substantive operations other than holding all of the outstanding share capital of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”). Shengrong BVI, a business company incorporated in the British Virgin Islands with limited liability on June 30, 2015, is a holding company for Hong Kong Shengrong Environmental Technology Limited, a Hong Kong registered company (“Shengrong HK”) incorporated on September 25, 2015, which in turn owns 100% of the issued and outstanding equity interests in Shengrong Environmental Protection Technology (Wuhan) Co., Ltd., a Wholly Foreign-Owned Enterprise registered in Hubei, China (“Shengrong WFOE”), which in turn, since March 2016, has owned 100% of the issued and outstanding equity interests in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd., a registered company in Hubei, China (“Hubei Shengrong”). We refer to Shengrong BVI and its consolidated subsidiaries collectively as “China Sunlong” or the “Company”.

Hubei Shengrong was formed in 2009. Since inception, the company has been focused on the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors in the PRC. Hubei Shengrong’s waste recycling systems provide end users in these markets with a cleaner alternative to traditional waste disposal by significantly reducing solid waste disposed into the environment, and enables end users to extract value from valuable metals and other industrial waste materials in waste disposals.

On February 6, 2018, China Sunlong Environmental Technology Inc. (“China Sunlong”) consummated the business combination (the “Business Combination”) with JM Global pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”) dated as August 28, 2017 by and among (i) JM Global; (ii) Zhong Hui Holding Limited; (iii) China Sunlong; (iv) each of the shareholders of China Sunlong named on Annex I of the Share Exchange Agreement (the “Sellers”); and (v) Chuanliu Ni, a Chinese citizen who was the Chief Executive Officer and director of China Sunlong, in the capacity as the representative for the Sellers. Pursuant to the Share Exchange Agreement, JM Global acquired from the Sellers all of the issued and outstanding equity interests of China Sunlong in exchange for 8,995,428 newly-issued shares of common stock of JM Global to the Sellers. The 899,544 shares of these newly-issued shares would be held in escrow for 18 months from the closing date of the Business Combination as a security for China Sunlong and the Sellers' indemnification obligations under the Share Exchange Agreement. This transaction was accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of China Sunlong owned the majority of the outstanding shares of JM Global immediately following the completion of the transaction and JM Global’s operations became the operations of China Sunlong following the transaction. Accordingly, China Sunlong was deemed to be the accounting acquirer in the transaction and the transaction was treated as a recapitalization of China Sunlong.

On October 10, 2017, Hubei Shengrong established a fully owned subsidiary, Fujian Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Fujian Shengrong”), with registered capital of approximately USD 1,518,120 (RMB 10,000,000), to be fully funded by October 10, 2019. Prior to the Company executing the ownership transfer and capital contribution agreement (“Agreement”) on May 30, 2018, Fujian Shengrong had no operations prior to May 30, 2018. Fujian Shengrong was a shell company. On May 30, 2018, Hubei Shengrong signed an Agreement with two unrelated entities for which Hubei Shengrong transferred 80% ownership interest in Fujian Shengrong to these two entities. In return, these two entities were required to contribute cash of approximately USD 5.0 million (RMB 32.0 million) into Fujian Shengrong to acquire the 80% ownership interest and Hubei Shengrong was required to provide approximately USD 1.3 million (RMB 8.0 million) worth of technology services for the Company as a contribution, or 20% of investment, for a total of USD 6.3 million (RMB 40.0 million). As a result, the total investment was changed to 20%, the Company accounted for the investment in Fujian Shengrong using the cost method. Due to that Hubei Shengrong did not provide any cash contribution or technology services to Fujian Shengrong, the investment balance under the cost method investment on December 31, 2018 was $0.

On April 2, 2018, the Company disposed of its subsidiary, TJComex International Group Corporation (“TJComex BVI”), a British Virgin Islands corporation, in consideration of (i) its minimum contribution to the Company’s results of operation, and (ii) the unsatisfactory synergy between the TJComex BVI business and the rest of the Company’s business. The Company’s made the decision to dispose TJComex BVI to (i) improve the Company’s overall financial condition and results of operations, (ii) reduce the complexity of the Company’s business, (iii) focus the Company’s resources on the solid waste recycling business as well as developing environmental control business opportunities; and (iv) make it possible for the Company to pursue acquisition opportunities for more compatible business. TJComex BVI was transferred to Chuanliu Ni, a Chinese citizen who is the director of China Sunlong. As of April 2, 2018, the net assets of TJComex BVI were valued at $16,598, which was recorded as a loss from the disposal of a subsidiary in the December 31, 2018 consolidated financial statements. As TJComex BVI’s operating revenue was less than 1% of the Company’s revenue and the disposal did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results, the results of operations for TJComex BVI were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

On April 11, 2018, the Company, Shengrong WFOE and Hubei Shengrong, both of which are the Company’s indirectly owned subsidiaries (collectively “Purchasers”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Long Liao, Chunyong Zheng, Wuhan Modern Industrial Technology Research Institute, and Hubei Zhonggong Materials Group Co., Ltd. (collectively “Sellers” ) and Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a company incorporated in China engaged in the research and development, production and sale of coating materials. Pursuant to the Purchase Agreement, the Purchasers acquired all of the outstanding equity interests of Wuhan Host (the “Acquisition”). In exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers paid a total consideration of $11.2 million (“Total Consideration”), of which $ 5.2 million or RMB equivalent was paid in cash (“Cash Consideration”) and $6.0 million was paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). The Parties agreed the Share Consideration was 1,293,104 shares of common stock based on the closing price of US$4.64 on March 27, 2018. The Share Consideration would be issued in three equal installments, and subject to lock-ups of 12, 24 and 36 months, respectively. The acquisition was closed on May 1, 2018, since when the Company’s business activities added research, development, production and sale of coating materials.

On August 16, 2018, the Company, Shengrong WFOE and Hubei Shengrong, both of which are the Company’s indirectly owned subsidiaries (collectively “Purchasers”), and Long Liao, Chunyong Zheng, Wuhan Modern Industrial Technology Research Institute, and Hubei Zhonggong Materials Group Co., Ltd. and Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”) (collectively “Sellers” ), entered into a supplement agreement (“Supplement Agreement”), which modified the terms of consideration set forth in the Share Purchase Agreement entered between Purchasers and Sellers on April 11, 2018. Pursuant to the Supplement Agreement, in exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $ 6.5 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $4.7 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). In the Supplement Agreement, both Purchasers and Sellers also agreed to delete the section 3.3 of the Share Purchase Agreement, a section that stipulates the Share Consideration shall be issued in three equal installments.

On November 30, 2018, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with Jirong Huang and Qihuang Wang (collectively “Sellers”) and Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”), a company incorporated in China engaging in the sale of fuel materials and harbor cargo handling services. Pursuant to the SPA, TMSR shall issue an aggregate of 4,630,000 shares of TMSR’s common stock to the Rong Hai Shareholders, in exchange for Rong Hai Shareholders’ agreement to enter into, and their agreement to cause Rong Hai to enter into, certain VIE Agreements (the “Rong Hai VIE Agreements”) with Shengrong WFOE, through which WFOE shall have the right to control, manage and operate Rong Hai in return for a service fee approximately equal to 100% of Rong Hai’s net income (“Acquisition”). On November 30, 2018, Shengrong WFOE, the Company’s indirectly owned subsidiary, entered into a series of VIE Agreements with Rong Hai and the Rong Hai Shareholders. The VIE Agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Rong Hai, including absolute rights to control the management, operations, assets, property and revenue of Rong Hai. Rong Hai has the necessary license to carry out coal trading business in China. The Acquisition closed on November 30, 2018. Starting on November 30, 2018, the Company’s business activities added coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap, of which business activities are carried out in Nantong, Jiang Su Province, PRC.

On December 27, 2018, the Company, entered into an Equity Purchase Agreement (the “EPA”) with Hopeway International Enterprises Limited., a private limited company duly organized under the laws of British Virgin Islands (the “Hopeway” or “Purchaser”). Pursuant to the EPA, Shengrong WOFE shall sell 100% equity interests in Hubei Shengrong to the Purchaser in exchange for the Purchaser’s agreement (“Consideration”) to irrevocably forfeit and cancel 8,523,320 shares of common stock of the Company (the “Shares”), constituting all the shares owned by the Purchaser. The transaction contemplated by the EPA is hereby referred as Disposition. The Company’s decision to dispose of Hubei Shengrong is due to the Wuhan Municipal Government’s policy change that Hubei Shengrong is forced to close the existing facility, relocate and build a new facility, which is expected to take approximately 7-8 years. As a result, Hubei Shengrong will not be able to keep the production running and will generate no income in the foreseeable future. Management believed it is very difficult, if possible at all, to continue manufacturing of solid waste recycling systems. As such, the Company has been actively seeking to dispose Hubei Shengrong while retaining the research and development and sale of solid waste recycling systems business. Upon closing of the Disposition, the Purchaser will become the sole shareholder of Hubei Shengrong and as a result, assume all assets and obligations of Hubei Shengrong except the research and development team and intellectual property rights in connection with the solid waste recycling systems business shall be assigned to Shengrong WFOE as part of the Disposition. As Shengrong WFOE has significant continuing involvement in the sale of solid waste recycling systems business and the processed industrial waste materials trading business, the results of operations for Hubei Shengrong were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

Key Factors that Affect Operating Results

Management has observed the trends and uncertainties of government efforts to control the industrial solid wastes discharge, which we believe may have a direct impact on our operations in the near future.

Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. According to the National Bureau of Statistics in China (“NBS”), the annual rate of growth in the PRC declined from 7.7% in 2013 to 7.4% in 2014, 6.9% in 2015, 6.7% in 2016, and 6.9% in 2017 and dropped to 6.6% in 2018. The expected growth rate in 2019 will be 6.2%. A further slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the combined company’s selling of coating and fuel materials and may have a materially adverse effect on its business.

Our operating subsidiaries are incorporated, and our operations and assets are primarily located, in China. Accordingly, our results of operations, financial condition and prospects are affected by China’s economic and regulation conditions in the following factors: (a) an economic downturn in China or any regional market in China; (b) economic policies and initiatives undertaken by the Chinese government; (c) changes in the Chinese or regional business or regulatory environment affecting our customers; and (e) Changes in the Chinese government policy on industrial solid waste. Unfavorable changes could affect demand for services that we provide and could materially and adversely affect the results of operations. Although the Company has generally benefited from China’s economic growth and the policies to encourage the improvement of reducing of solid waste discharge, the Company is also affected by the complexity, uncertainties and changes in the Chinese economic conditions and regulations governing the mining industry.

Our recycling systems and equipment operations are largely affected by the testing result of installed solid waste recycling systems and equipment. If an installed solid waste recycling system or equipment cannot meet the acceptance standards stated on the sales contract, which usually include the outlook of the systems and equipment, the recycled rate of low magnetic catalysts and the physical and chemical index of low magnetic catalysts, then we need to adjust the systems and equipment until their performance meets the acceptance standards. Only after the testing results meet the standards, the products can be considered delivered and title passed to customers, and we can recognize sales.

Our fuel materials, mainly coal, operations are largely affected by the following aspects. First, the PRC's macroeconomic growth is not as fast as expected; the slowdown of economic growth will affect the demand of the market, and the reduction of coal consumption by enterprises will affect the sales of coal and directly affect our earnings. Second, the coal market price fluctuation will also affect our sales revenue; because Jiangsu Rong Hai has long-term and stable customers, the price fluctuations will affect the cost of purchasing coal and thus affect our revenue. Third, the risk of price fluctuation in the shipping industry. The fluctuation of shipping price will also directly affect the fluctuation of coal market price, thus affecting our income. Fourth, we have long-term and stable customers and continues to rely on a small number of customers from 2009 to 2018. Losing our major customers will have a significant impact on our results of operations. In addition, the payment situation of these customers will be affected by abnormal market changes, which will have a negative impact on our business recovery accounts and cash flow.

Results of Operations

Three Months Ended March 31, 2019 vs. March 31, 2018

				Percentage
	2019	2018	Change	Change
	(Unaudited)	(Unaudited)
Revenues – Equipment and systems	$-	$7,081,783	$(7,081,783)	(100.0)%
Revenues – Coating and fuel materials	7,100,513	-	7,100,513	100.0%
Revenues – Trading and others	165,829	416,100	(250,271)	(60.1)%
Total revenues	7,266,342	7,497,883	(231,541)	(3.1)%
Cost of Revenues – Equipment and systems	-	6,443,685	(6,443,685)	(100.0)%
Cost of Revenues – Coating and fuel materials	6,941,636	-	6,941,636	100.0%
Cost of Revenues – Trading and others	59,276	296,750	(237,474)	(80.0)%
Total cost of revenues	7,000,912	6,740,435	260,477	3.9%
Gross profit	265,430	757,448	(492,018)	(65.0)%
Operating expenses (income)	978,653	(473,363)	1,452,016	(306.7)%
(Loss) Income from operations	(713,223)	1,230,811	(1,944,034)	(157.9)%
Other income (expense), net	32,605	(1,272)	33,877	(2663.3)%
Provision for income taxes	50,828	305,925	(255,097)	(83.4)%
Net (loss) income	$(731,446)	$923,614	$(1,655,060)	(179.2)%

Revenues

The Company’s revenue consists of solid waste recycling systems and equipment revenue, coating and fuel materials revenue, and trading and others revenue. Total revenues decreased by approximately $232,000, or approximately 3.1%, to approximately $7.3 million for the three months ended March 31, 2019, compared to approximately $7.5 million for the three months ended March 31, 2018. The overall decrease in total revenue was attributable to the decreased sales of solid waste recycling systems and equipment and trading industrial waste materials and offset by the increased sales of coating materials after the acquisition of Wuhan HOST and increased sales of fuel materials after the acquisition of Rong Hai.

Equipment and Systems Revenue

Revenue of solid waste recycling systems and equipment decreased by approximately $7.1 million, or 100.0%, to $0 for the three months ended March 31, 2019, compared to approximately $7.1 million for the three months ended March 31, 2018. The decrease in revenues was due to the decrease of solid waste recycling equipment and systems orders. As we restructured Shengrong Wuhan, we were in the process of searching for the suitable vendors to produce our products in 2019 and to continue on our solid waste recycling equipment and systems business. As a result, Shengrong WFOE did not generate any new equipment and systems revenue in the first quarter of 2019. Once the suitable vendors are located, we expect our revenues will be on a rise again. Our revenues from solid waste recycling systems and equipment on numbers of units sold and built and its average selling price are summarized as follows:

	For the three months ended March 31, 2019	For the three months ended March 31, 2018	Change	Change (%)
	(Unaudited)	(Unaudited)
Solid waste recycling equipment sold	-	2	(2)	(100.0)%
Average selling price	$-	$495,595	$(495,595)	(100.0)%
Solid waste recycling system infrastructure sold	-	2	(2)	(100.0)%
Average selling price	$-	$3,045,297	$(3,045,297)	(100.0)%

During the three months ended March 31, 2019, we did not sell any solid waste recycling equipment as compared to 2 units sold with an average selling price of $495,595 during the three months ended March 31, 2018. The decrease in units sold of 2 units or 100.0% during the three months ended March 31, 2019 as compared to the same period in 2018 were mainly due to that Shengrong WFOE were in the process of searching for the suitable vendors to produce our products in 2019 and to continue on our solid waste recycling equipment and systems business after the restructuring of Shengrong Wuhan.

During the three months ended March 31, 2019, we did not sell any solid waste recycling system infrastructure as compared to 2 units sold with an average selling price of $3,045,297 during the three months ended March 31, 2018. The decrease in units sold of 2 units or 100.0% during the three months ended March 31, 2019 as compared to the same period in 2018 were mainly due to that Shengrong WFOE were in the process of searching for the suitable vendors to produce our products in 2019 and to continue on our solid waste recycling equipment and systems business after the restructuring of Shengrong Wuhan.

Coating and Fuel Revenue

During the three months ended March 31, 2019, we sold 900,521 kilograms of coating materials with an average selling price of approximately $2.48 per kilogram and sold 61,774 tons of coal with an average selling price of approximately $78.79 per ton. We had not yet acquired Wuhan Host and Rong Hai by March 31, 2018, so no coating materials or coal business operations during the first quarter in 2018.

Trading and Others Revenue

Revenues of trading of industrial waste materials and other general merchandises decreased by approximately $250,000 or 60.1%, to approximately $166,000 for the three months ended March 31, 2019, compared to approximately $416,000 for the three months ended March 31, 2018. The decrease in revenues was attributable to the decreased amount of industrial waste materials traded during the three months ended March 31, 2019 as compared to the same period in 2018. Our revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the three months ended March 31, 2019	For the three months ended March 31, 2018	Change	Change (%)
	(Unaudited)	(Unaudited)
Ilmenite Tailings	$-	$178,050	$(178,050)	(100.0)%
Copper Smelting Tailings	-	237,400	(237,400)	(100.0)%
Others revenues	165,829	650	165,179	25412.2%
Total	$165,829	$416,100	$(250,271)	(60.1)%

Our total sold quantity of each kind of industrial waste materials and their average selling price are summarized as follows:

	For the three months ended March 31, 2019	For the three months ended March 31, 2018	Change	Change (%)
	(Unaudited)	(Unaudited)
Ilmenite Tailings (quantity in tons)	-	200	(200)	(100.0)%
Average selling price	$-	$890	$(890)	(100.0)%
Copper Smelting Tailings (quantity in tons)	-	200	(200)	(100.0)%
Average selling price	$-	$1,187	$(1,187)	(100.0)%

Starting from July 2016, we commenced our industrial waste materials trading business, pursuant to which we directly order the processed industrial waste materials from our suppliers of industrial waste materials, then under our specifications per contract, drop ship the processed industrial waste materials directly to our customers. We inspect the materials at our industrial waste materials customers’ site, during which inspection we temporarily assume legal title to the materials, and after which inspection legal title is transferred to the customers. In these situations, we generally collect the sales proceed directly from our customers and pay for the inventory purchases to our suppliers separately.

We started our trading of industrial waste materials business mainly due to the opportunity that existed in the marketplace, as the end users of our solid waste recycling equipment, also referred to as our equipment end users, while in the process of using our solid waste recycling equipment to clean and extract waste from mines and job sites, may also extract and separate certain valuable metals from other industrial waste materials. We recognize that there is a market for these metals and waste materials and as a result, we connect our equipment end users who sell the byproduct of materials they produce to our industrial waste materials suppliers who have the capability of processing such solid waste materials into powder and directly ship such products to our industrial waste materials customers. This type of trading business is related to our solid waste recycling systems and equipment business because the end users of our solid waste recycling equipment only use our equipment to extract the valuable metals and chemicals for their needs. These end users do not need the residual materials generated as a byproduct of extraction and considered to be industrial waste materials. As a result, we believe our industrial waste material trading business is sustainable as long as our solid waste recycling system and equipment business is sustainable. We strongly believe our solid waste recycling system and equipment business is sustainable because of upcoming favorable energy conservation and emission reduction target-setting policies mandated by the PRC government. Notwithstanding the foregoing, this is a new line of our business that is still in the development stage.

Approximately two to three weeks prior to shipment, our suppliers of industrial waste materials will physically process the industrial waste materials at the locations of the equipment end users. These end users are located in different provinces of China, such as Hubei, Sichuan, Jiangsu and Zhejiang. After our industrial waste material suppliers have processed the industrial waste materials per our specifications, they will drop ship the materials by truck, which takes approximately 1 to 5 days, directly to our industrial waste materials customers in the city of Wuhan, Hubei province, for our inspection before being inspected and accepted by our customers.

During the three months ended March 31, 2019, the decrease of revenues from trading industrial waste materials was due to the fact that we did not generate any revenues from trading industrial waste materials as compared to an aggregate of 400 tons of Ilmenite Tailings and Copper Smelting Tailings during the same period in 2018. Our trading of industrial waste materials are dependent on the progress of our recycling equipment end users and when they are able to sell those industrial waste materials to our suppliers to process the waste. During the three months ended March 31, 2019, we had less resources to trade the aforementioned industrial waste materials as compared to the same period in 2018 as the enterprises who has the resources of the industrial waste materials were closed for production during the year ended December 31, 2018 and during the three months ended March 31, 2019 due to inspection from the environment group of the Chinese government until the enterprises were able to pass the environmental inspection, which reduced the resource for our trading of industrial waste material. In addition, Shengrong WFOE were in the process of searching for the suitable vendors to produce our products in 2019 and to continue on our solid waste recycling equipment and systems business after the restructuring of Shengrong Wuhan, which we currently do not have new resource to acquire the industrial waste material. As a result, we did not generate any trading revenue in the first quarter of 2019. Once the suitable vendors are located, we expect our revenues will be on a rise again.

We do not believe that we have any competitors to compete with us in the trading of industrial waste materials as their equipment are not as sophisticated as our equipment to extract value from valuable metals and other industrial waste materials. As a result, we do not believe that other potential competitors will have the source of obtaining the industrial waste materials to compete in this business.

Our customers who order the industrial waste materials from us are able to manufacture from these processed industrial waste materials and turned them into variety of materials used for decoration, such as plastic wood, interior wall decorative panels and stone plastic imitation wood flooring. The decoration materials made from these processed industrial waste materials are much cheaper than using other environmental friendly raw materials, and generally have better qualities. We evaluate prices of similar raw materials for construction and then set a price with these two customers. We believe our customers might be able to obtain government support and grant for using these industrial waste materials products.

In addition, environment risk does not appears to be applied to us since we are assisting the end users of our solid waste recycling equipment to reduce their solid waste discharge and we did not create any environment effect or risk.

Our other revenues increased by approximately $165,000, or 25,412.2%, to approximately $166,000 for the three months ended March 31, 2019 as compared to $650 for the three months ended March 31, 2018. The increase was mainly due to the fact that we included three month harbor cargo handling revenue after the acquisition of Rong Hai and the revenue is more than TJComex’s other revenue made during the three months ended March 31, 2018.

Cost of Revenues

The Company’s cost of revenues consists of cost of solid waste recycling systems and equipment revenue, cost of coating and fuel materials revenue, and cost of trading and others revenue. Total cost of revenues increased by approximately $260,000, or approximately 3.9% to approximately $7.0 million for the three months ended March 31, 2019, compared to approximately $6.7 million for the same period in 2018. Our total cost of revenues increased was because coating and fuel materials generally have a lower profit margin than solid waste recycling equipment and systems.

Cost of Equipment and Systems Revenue

Cost of solid waste recycling systems and equipment revenue decreased by approximately $6.4 million, or 100.0% to $0 for the three months ended March 31, 2019, compared to approximately $6.4 million for the same period in 2018. The decrease in cost of solid waste recycling systems and equipment revenue was in line with the decreased sales volume of solid waste recycling equipment and systems. Shengrong WFOE did not generate any equipment and systems revenue in the first quarter of 2019, which reduced the cost of such revenue to $0.

Cost of Coating and Fuel Materials Revenue

During the three months ended March 31, 2019, we sold 900,521 kilograms of coating materials with an average unit cost of approximately $2.3 per kilogram and sold 61,774 tons of coal with an average unit cost of approximately $78.91 per ton. The average unit cost of coal higher than the selling price during the three months ended March 31, 2019 was because that many coal trading companies stored more coal before the New Year and caused the supply to be more than the demand of coal, so the market selling price of coal dropped sharply in January. We had to sell off our inventory immediately to prevent us from a bigger loss as we are foreseeing a further price drop in the near future. We had not yet acquired Wuhan Host and Rong Hai by March 31, 2018, as a result, no coating materials or coal business operations during the first quarter in 2018.

Cost of Trading and Others Revenue

Cost of trading of industrial waste materials and others revenue decreased by approximately $237,000 or 80.0%, to approximately $59,000 for the three months ended March 31, 2019, compared to $297,000 for the same period in 2018. The decrease was in line with the decrease in revenues of trading of industrial waste materials and other general merchandises. Our cost of revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the three months ended March 31, 2019	For the three months ended March 31, 2018	Change	Change (%)
Industrial waste materials trading	(Unaudited)	(Unaudited)
Ilmenite Tailings	$-	$118,700	$(118,700)	(100.0)%
Copper Smelting Tailings	-	178,050	(178,050)	(100.0)%
Others cost of revenues	59,276	-	59,276	100.0%
Total	$59,276	$296,750	$(237,474)	(80.0)%

Our total sold quantity of each kind of industrial waste materials and their average purchasing price are summarized as follows:

	For the three months ended March 31, 2019	For the three months ended March 31, 2018	Change	Change (%)
	(Unaudited)	(Unaudited)
Ilmenite Tailings (quantity in tons)	-	200	(200)	(100.0)%
Average unit cost	$-	$594	$(594)	(100.0)%
Copper Smelting Tailings (quantity in tons)	-	200	(200)	(100.0)%
Average unit cost	$-	$890	$(890)	(100.0)%

Gross Profit

The Company’s gross profit decreased by approximately $492,000, or 65.0%, to approximately $265,000 during the three months ended March 31, 2019, from approximately $757,000 for the three months ended March 31, 2018. For the three months ended March 31, 2019 and 2018, the Company’s gross margin was approximately 3.7% and 10.1%, respectively. The decrease in gross margin was primarily due to the increase of sales volume of coating and fuel materials as they have a smaller gross margin than solid waste recycling equipment and systems, which in turn, decreased our gross margin percentage from 10.1% for the three months ended March 31, 2018 to 3.7% for the three months ended March 31, 2019. The gross margin of coating and fuel materials was approximately 2.2% for the three months ended March 31, 2019. The decrease in gross margin was offset by the newly added business of harbor cargo handling services after our acquisition of Rong Hai in December 2018 and the gross margin of the services was about 64.3%.

Operating Expenses (Income)

The Company’s operating expenses (income) include selling, general and administrative (“SG&A”) expenses, and recovery of doubtful accounts.

SG&A expenses increased by approximately $0.2 million, by approximately 17.6%, from approximately $0.9 million for the three months ended March 31, 2018 to approximately $1.1 million for the three months ended March 31, 2019. The increase was attributable to the increase of approximately $70,000 salary expenses, the increase of approximately $76,000 R&D expense incurred in Wuhan HOST, our new acquired subsidiary in May 2018, and the increase of approximately $76,000 intangible amortization expense as Shengrong WFOE had no sales during the three months ended March 31, 2019, which in turn, the amortization of intangible assets acquired from Wuhan Shengrong were being allocated to our SG&A expense over manufacturing cost. The increase in selling, general and administrative expenses was offset by the decrease of professional fees of approximately $0.1 million related to public company listing management fees, such as audit, legal, consulting, public relation and other professional fees, as compared to those professional fees incurred during the same period right before and after the reverse merge in the first quarter of 2018.

We recovered doubtful accounts of approximately $0.1 million during the three months ended March 31, 2019. At the beginning of 2017, we were trying to expand our trading of industrial waste materials business and gaining market shares by granting a 30 days credit term of the revenue to our customers. We did not collect our accounts receivable per credit term as expected. As a result, we had to assess the potential losses and provide provision of allowances on the accounts receivable. However, for the three months ended March 31, 2019 and 2018, we were able to collect some of the accounts receivable that were previously reserved. As of March 31, 2018, Wuhan Shengrong had more accounts receivable and made more provision of allowances on the accounts receivable than Wuhan Host’s and Rong Hai’s balances as of March 31, 2019. Wuhan Shengrong recovered more doubtful accounts charges of approximately $1.3 million during the three months ended March 31, 2018 than Wuhan Host and Rong Hai recovered during the three months ended March 31 2019.

Income (loss) from Operations

As a result of the foregoing, loss from operations for the three months ended March 31, 2019 was approximately $0.7 million, a decrease of approximately $1.9 million, or approximately 157.9%, from approximately $1.2 million income from operations for the three months ended March 31, 2018. As a percentage of total revenues, loss from operations changed to approximately 9.8% during the three months ended March 31, 2019 from approximately 16.4% income from operations during the same period in 2018. The decrease was mostly driven by the increase of revenues from the lower profit margin products, coating and fuel materials and the decrease of revenues from the higher profit margin products, solid waste recycling equipment and systems as discussed above.

Other Income (Expense)

The Company’s other income (expense) consists of interest income, interest expense and other income (expense), net. The Company’s other income was approximately $33,000 during the three months ended March 31, 2019, an increase of approximately $34,000, or approximately 2663.3%, as compared to other expense of approximately $1,000 during the same period in 2018. The increase of other income was mainly attributable to the decrease of interest expense of approximately $39,000 during the three months ended March 31, 2019 after the restructuring of Wuhan Shengrong where our bank loans were held.

Provision for Income Taxes

The Company’s provision for income tax was approximately $51,000 during the three months ended March 31, 2019, compared to approximately $0.3 million for the same period in 2018. The decrease in provision for income taxes is in line with the decrease in income before income taxes. Under the Income Tax Laws of the PRC, companies are generally subject to income tax at a rate of 25%. However, the Company’s 100% subsidiary, Wuhan Host obtained the same status in 2016, which reduced their statutory income tax rate to 15%. Wuhan Host’s “high-tech enterprise” status can reduce its statutory income rate to 15% from 2016 to 2019. We have incurred approximately $30,000 of deferred tax expenses for income tax purpose during the three months ended March 31, 2019 and the acquisition of Wuhan Host lowered the income tax rate, as a result the effective tax rate decreased from 24.9% for the three months ended March 31, 2018 to (5.1)% for the three months ended March 31, 2019.

Net Income (Loss)

As a result of the foregoing, net income decreased by approximately $1.6 million, or 179.2%, to approximately $0.7 million net loss for the three months ended March 31, 2019, from approximately $0.9 million net income for the same period in 2018.

Years Ended December 31, 2018 vs. December 31, 2017

				Percentage
	2018	2017	Change	Change
Revenues – Equipment and systems	$15,298,353	$18,635,434	$(3,337,081)	(17.9)%
Revenues – Coating and fuel materials	5,722,165	-	5,722,165	100.0%
Revenues – Trading and others	2,170,836	20,116,331	(17,945,495)	(89.2)%
Total revenues	23,191,354	38,751,765	(15,560,411)	(40.2)%
Cost of Revenues – Equipment and systems	12,748,378	5,999,356	6,749,022	112.5%
Cost of Revenues – Coating and fuel materials	4,604,000	-	4,604,000	100.0%
Cost of Revenues – Trading and others	1,319,353	13,234,664	(11,915,311)	(90.0)%
Total cost of revenues	18,671,731	19,234,020	(562,289)	(2.9)%
Gross profit	4,519,623	19,517,745	(14,998,122)	(76.8)%
Operating expenses	(2,392,564)	(12,071,430)	(9,678,866)	(80.2)%
Income from operations	2,127,059	7,446,315	(5,319,256)	(71.4)%
Other expense, net	(161,247)	(1,278,896)	(1,117,649)	(87.4)%
Provision for income taxes	(515,820)	(1,953,942)	(1,438,122)	(73.6)%
Net income	$1,449,992	$4,213,477	$(2,763,485)	(65.6)%

Revenues

The Company’s revenue consists of solid waste recycling systems and equipment revenue, coating and fuel materials revenue, and trading and others revenue. Total revenues decreased by approximately $15.6 million, or approximately 40.2%, to approximately $23.2 million for the year ended December 31, 2018, compared to approximately $38.8 million for the year ended December 31, 2017. The overall decrease in total revenue was attributable to the decreased sales of solid waste recycling systems and equipment and trading industrial waste materials and offset by the increased sales of coating materials after the acquisition of Wuhan HOST and increased sales of fuel materials after the acquisition of Rong Hai.

Equipment and Systems Revenue

Revenue of solid waste recycling systems and equipment decreased by approximately $3.3 million, or approximately 17.9%, to approximately $15.3 million for the year ended December 31, 2018, compared to approximately $18.6 million for the year ended December 31, 2017. The decrease in revenues was primarily attributable to the decrease of solid waste recycling equipment orders. From July to September this year, due to floods in many places in China, almost 90% of Hubei Shengrong’s customers requested to delay acceptance of our equipment and payment, resulting in the sales revenue of Hubei Shengrong in the third quarter of this year decreased by 90% compared with the same period of last year. In addition, according to the planning mandates of Wuhan Municipal Government 2018, manufacturers should move away from city’s downtown area. Therefore, due to the policy change, Hubei Shengrong is forced to close the existing facility, relocate and build a new facility, which is expected to take approximately 7-8 years. As a result, Hubei Shengrong did not generate any new equipment and systems revenue in the fourth quarter of 2018. We are in the process of searching for the suitable vendor to manufacture our products in 2019. Once the suitable vendors are located, we expect our revenues will be on a rise again. Our revenues from solid waste recycling systems and equipment on numbers of units sold and built and its average selling price are summarized as follows:

	For the Year ended December 31, 2018	For the Year ended December 31, 2017	Change	Change (%)

Solid waste recycling equipment sold	7	32	(25)	(78.1%)
Average selling price	$518,585	$582,357	$(63,772)	(11.0%)
Solid waste recycling system infrastructure sold	3	-	3	100.0%
Average selling price	$3,889,419	$-	$3,889,419	100.0%

During the year ended December 31, 2018, we sold 7 units of solid waste recycling equipment with an average selling price of $518,585 per unit as compared to 32 units sold with an average selling price of $582,357 during the year ended December 31, 2017. The decrease in units sold of 25 units or 78.1% during the year ended December 31, 2018 as compared to the same period in 2017 were mainly due to our allocations of our resource to the solid waste recycling system infrastructure and the delayed acceptance of some solid waste recycling equipment. We did not have any solid waste recycling infrastructure systems accepted by customers for the year ended December 31, 2017. The decrease in unit sold is also attributable to the planning mandates of Wuhan Municipal Government 2018 which manufacturers should move away from city’s downtown area where we were unable to manufacture during the fourth quarter of 2018 and were not able timely to find a suitable manufactures to make products available for sales during the fourth quarter of 2018. The decrease in average unit price of $63,772 or 11.0% during the year ended December 31, 2018 as compared to the same period in 2017 was due to the fact that our petroleum catalyst separation equipment that we sold in the year ended December 31, 2018, had a lower selling price than other solid waste recycling equipment that we sold in the year ended December 31, 2017, such as Copper tailings separation equipment and Titanium dioxide separation equipment, which lowered the average selling price. The decrease was partly offset by the appreciation of Chinse Reminbi (“RMB”) against U.S. Dollar of 2.0%.

During the year ended December 31, 2018, we completed the sales of 3 units of solid waste recycling infrastructure systems with an average selling price of $3,889,419 per unit. We did not recognize any solid waste recycling infrastructure systems revenue for the year ended December 31, 2017 because we allocated our resources to the manufacture solid waste recycling system infrastructure for the year ended December 31, 2018 as compared to the same period in 2017 where we allocated our resources to manufacture solid waste recycling equipment.

Coating and Fuel Revenue

During the year ended December 31, 2018, we sold 1,873,252 kilograms of coating materials after Wuhan Host being acquired with an average selling price of approximately $2.46 per kilogram and sold 11,775 tons of coal after Rong Hai being acquired with an average selling price of approximately $93.95 per ton.

Trading and Others Revenue

Revenues of trading of industrial waste materials and other general merchandises decreased by approximately $17.9 million or 89.2%, to approximately $2.2 million for the year ended December 31, 2018, compared to approximately $20.1 million for the year ended December 31, 2017. The decrease in revenues was attributable to the decreased amount of industrial waste materials traded during the year ended December 31, 2018 as compared to the same period in 2017. Our revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the Year ended December 31, 2018	For the Year ended December 31, 2017	Change	Change (%)

Acid Hydrolysis Titanium Dioxide	$288,568	$9,528,520	$(9,239,952)	(97.0)%
Petroleum FCC Catalyst	288,568	7,015,135	(6,726,567)	(95.9)%
Ilmenite Tailings	534,384	1,759,369	(1,224,985)	(69.6)%
Copper Smelting Tailings	712,512	1,563,884	(851,372)	(54.4)%
Others revenues	346,804	249,423	97,381	39.0%
Total	$2,170,836	$20,116,331	$(17,945,495)	(89.2)%

Our total sold quantity of each kind of industrial waste materials and their average selling price are summarized as follows:

	For the Year ended December 31, 2018	For the Year ended December 31, 2017	Change	Change (%)

Acid Hydrolysis Titanium Dioxide (quantity in tons)	225	7,780	(7,555)	(97.1)%
Average selling price	$1,283	$1,225	$58	4.7%
Petroleum FCC Catalyst (quantity in tons)	225	5,780	(5,555)	(96.1)%
Average selling price	$1,283	$1,214	$69	5.7%
Ilmenite Tailings (quantity in tons)	625	2,100	(1,475)	(70.2)%
Average selling price	$855	$838	$17	2.0%
Copper Smelting Tailings (quantity in tons)	625	1,400	(775)	(55.4)%
Average selling price	$1,140	$1,117	$23	2.1%

Starting from July 2016, we commenced our industrial waste materials trading business, pursuant to which we directly order the processed industrial waste materials from our suppliers of industrial waste materials, then under our specifications per contract, drop ship the processed industrial waste materials directly to our customers. We inspect the materials at our industrial waste materials customers’ site, during which inspection we temporarily assume legal title to the materials, and after which inspection legal title is transferred to the customers. In these situations, we generally collect the sales proceed directly from our customers and pay for the inventory purchases to our suppliers separately.

We started our trading of industrial waste materials business mainly due to the opportunity that existed in the marketplace, as the end users of our solid waste recycling equipment, also referred to as our equipment end users, while in the process of using our solid waste recycling equipment to clean and extract waste from mines and job sites, may also extract and separate certain valuable metals from other industrial waste materials. We recognize that there is a market for these metals and waste materials and as a result, we connect our equipment end users who sell the byproduct of materials they produce to our industrial waste materials suppliers who have the capability of processing such solid waste materials into powder and directly ship such products to our industrial waste materials customers. This type of trading business is related to our solid waste recycling systems and equipment business because the end users of our solid waste recycling equipment only use our equipment to extract the valuable metals and chemicals for their needs. These end users do not need the residual materials generated as a byproduct of extraction and considered to be industrial waste materials. As a result, we believe our industrial waste material trading business is sustainable as long as our solid waste recycling system and equipment business is sustainable. We strongly believe our solid waste recycling system and equipment business is sustainable because of upcoming favorable energy conservation and emission reduction target-setting policies mandated by the PRC government. Notwithstanding the foregoing, this is a new line of our business that is still in the development stage.

Approximately two to three weeks prior to shipment, our suppliers of industrial waste materials will physically process the industrial waste materials at the locations of the equipment end users. These end users are located in different provinces of China, such as Hubei, Sichuan, Jiangsu and Zhejiang. After our industrial waste material suppliers have processed the industrial waste materials per our specifications, they will drop ship the materials by truck, which takes approximately 1 to 5 days, directly to our industrial waste materials customers in the city of Wuhan, Hubei province, for our inspection before being inspected and accepted by our customers.

During the year ended December 31, 2018, the decrease of revenues from trading industrial waste materials was due to the fact that we only generated revenues from trading an aggregate of 1,700 tons of Acid Hydrolysis Titanium Dioxide, Petroleum FCC Catalyst, Ilmenite Tailings and Copper Smelting Tailings as compared to an aggregate of 17,060 tons during the same period in 2017. Our trading of industrial waste materials are dependent on the progress of our recycling equipment end users and when they are able to sell those industrial waste materials to our suppliers to process the waste. During the year ended December 31, 2018, we had less resources to trade the aforementioned industrial waste materials as compared to the same period in 2017 as the enterprises who has the resources of the industrial waste materials were closed for production during the year ended December 31, 2018 due to inspection from the environment group of the Chinese government until the enterprises were able to pass the environmental inspection, which reduced the resource for our trading of industrial waste materials.

We do not believe that we have any competitors to compete with us in the trading of industrial waste materials as their equipment are not as sophisticated as our equipment to extract value from valuable metals and other industrial waste materials. As a result, we do not believe that other potential competitors will have the source of obtaining the industrial waste materials to compete in this business.

Our customers who order the industrial waste materials from us are able to manufacture from these processed industrial waste materials and turned them into variety of materials used for decoration, such as plastic wood, interior wall decorative panels and stone plastic imitation wood flooring. The decoration materials made from these processed industrial waste materials are much cheaper than using other environmental friendly raw materials, and generally have better qualities. We evaluate prices of similar raw materials for construction and then set a price with these two customers. We believe our customers might be able to obtain government support and grant for using these industrial waste materials products.

In addition, environment risk does not appears to be applied to us since we are assisting the end users of our solid waste recycling equipment to reduce their solid waste discharge and we did not create any environment effect or risk.

Our other revenues increased by approximately $0.1 million, or 39.0%, to approximately $0.3 million for the year ended December 31, 2018 as compared to approximately $0.2 million for the year ended December 31, 2017. The increase was mainly due to the fact that we included one month harbor cargo handling revenue after the acquisition of Rong Hai and the revenue is more than TJComex’s other revenue made during the year ended December 31, 2017.

Cost of Revenues

The Company’s cost of revenues consists of cost of solid waste recycling systems and equipment revenue, cost of coating and fuel materials revenue, and cost of trading and others revenue. Total cost of revenues decreased by approximately $0.5 million, or approximately 2.9% to approximately $18.7 million for the year ended December 31, 2018, compared to approximately $19.2 million for the same period in 2017. Our total cost of revenues decreased which was in line with the decrease of solid waste systems revenues because solid waste recycling infrastructure systems generally have a higher cost and selling price than solid waste recycling equipment.

Cost of Equipment and Systems Revenue

Cost of solid waste recycling systems and equipment revenue increased by approximately $7.0 million, or approximately 112.5% to approximately $12.7 million for the year ended December 31, 2018, compared to approximately $6.0 million for the same period in 2017. The increase in cost of solid waste recycling systems and equipment revenue was primarily associated with the increase of sales volume of solid waste recycling systems as they have a much higher cost than solid waste recycling equipment because manufacturing those systems requires more materials in quantities and with more expensive materials, as well as the increase of unit purchase cost of steel and longer labor hours with the increase of overhead manufacturing cost.

Cost of Coating and Fuel Materials Revenue

During the year ended December 31, 2018, we sold 1,873,252 kilograms of coating materials after Wuhan Host being acquired with an average unit cost of approximately $1.88 and sold 11,775 tons of coal after Rong Hai being acquired with an average unit cost of approximately $91.31.

Cost of Trading and Others Revenue

Cost of trading of industrial waste materials and others revenue decreased by approximately $11.9 million or 90.0%, to approximately $1.3 million for the year ended December 31, 2018, compared to $13.2 million for the same period in 2017. The decrease was in line with the decrease in revenues of trading of industrial waste materials and other general merchandises. Our cost of revenues from trading of industrial waste materials and others revenues are summarized as follows:

	For the Year ended December 31, 2018	For the Year ended December 31, 2017	Change	Change (%)
Industrial waste materials trading
Acid Hydrolysis Titanium Dioxide	$192,378	$6,269,503	$(6,077,125)	(96.9)%
Petroleum FCC Catalyst	192,378	4,593,913	(4,401,535)	(95.8)%
Ilmenite Tailings	356,256	1,172,911	(816,655)	(69.6)%
Copper Smelting Tailings	534,385	1,172,913	(638,528)	(54.4)%
Others cost of revenues	43,956	25,424	18,532	72.9%
Total	$1,319,353	$13,234,664	$(11,915,311)	(90.0)%

Our total sold quantity of each kind of industrial waste materials and their average purchasing price are summarized as follows:

	For the Year ended December 31, 2018	For the Year ended December 31, 2017	Change	Change (%)

Acid Hydrolysis Titanium Dioxide (quantity in tons)	225	7,780	(7,555)	(97.1)%
Average unit cost	$855	$806	$49	6.1%
Petroleum FCC Catalyst (quantity in tons)	225	5,780	(5,555)	(96.1)%
Average unit cost	$855	$795	$60	7.5%
Ilmenite Tailings (quantity in tons)	625	2,100	(1,475)	(70.2)%
Average unit cost	$570	$559	$11	2.0%
Copper Smelting Tailings (quantity in tons)	625	1,400	(775)	(55.4)%
Average unit cost	$855	$838	$17	2.0%

Gross Profit

The Company’s gross profit decreased by approximately $15.0 million, or 76.8%, to approximately $4.5 million during the year ended December 31, 2018, from approximately $19.5 million for the year ended December 31, 2017. For the year ended December 31, 2018 and 2017, the Company’s gross margin was approximately 19.5% and 50.4%, respectively. The decrease in gross margin was primarily due to the increase of sales volume of solid waste recycling systems as they have a much higher cost than solid waste recycling equipment, which in turn, decreased our gross margin percentage from 67.8% for the year ended December 31, 2017 to 16.7% for the year ended December 31, 2018. The decrease in gross margin was also due to a newly added business of producing and selling coating materials after our acquisition of Wuhan HOST in May 2018 and another newly added business of coal wholesales after our acquisition of Rong Hai in December 2018. The gross margin of coating and fuel materials was approximately 19.5% for the year ended December 31, 2018. The decrease in gross margin was offset by the newly added business of harbor cargo handling services after our acquisition of Rong Hai in December 2018 and the gross margin of the services was about 87.3%.

Operating Expenses (Income)

The Company’s operating expenses (income) include selling, general and administrative (“SG&A”) expenses, (recovery of) provision for doubtful accounts and impairment loss of goodwill.

SG&A expenses increased by approximately $1.2 million, by approximately 66.4%, from approximately $1.8 million for the year ended December 31, 2017 to approximately $3.0 million for the year ended December 31, 2018. The increase in selling, general and administrative expenses was primarily due to the increase of professional fees of $0.7 million, such as audit, legal, consulting, public relation, and other professional fees in relation to the business combination between JM Global and China Sunlong in February 2018, acquisition of Wuhan HOST audit, accounting and legal advisory services, and being a public company thereafter for the year ended December 31, 2018 as compared to the same period in 2017. The increase also attributable to the increase of $0.6 million SG&A expenses incurred in Wuhan HOST, our new acquired subsidiary in May 2018, offset by the decrease of approximately $0.1 million SG&A expenses in TJComex BVI which we disposed in April 2018.

We recovered doubtful accounts of approximately $0.6 million during the year ended December 31, 2018. At the beginning of 2017, we were trying to expand our trading of industrial waste materials business and gaining market shares by granting a 30 days credit term of the revenue to our customers. We did not collect our accounts receivable per credit term as expected. As a result, we had to assess the potential losses and provide provision of allowances on the accounts receivable for the year ended December 31, 2017. However, for the year ended December 31, 2018, we were able to collect some of the accounts receivable that were previously reserved, so we recovered doubtful accounts charges of approximately $1.0 million. The recovery was offset by the allowance of doubtful accounts we made for Wuhan Host for other receivables of approximately $0.4 million which we determined the collectability of such receivables are remote after exhausting collection effort has been made during the year ended December 31, 2018.

Approximately $3.8 million of goodwill arisen from the acquisition of TJComex BVI on March 31, 2017. On December 31, 2017, we tested the goodwill for impairment. We concluded that an impairment existed, so we wrote off the full value of goodwill at the year end. During the year ended December 31, 2018, we did not have such expense.

Income from Operations

As a result of the foregoing, income from operations for the year ended December 31, 2018 was approximately $2.1 million, a decrease of approximately $5.3 million, or approximately 71.4%, from approximately $7.4 million for the year ended December 31, 2017. As a percentage of total revenues, income from operations decreased to approximately 9.2% during the year ended December 31, 2018 from approximately 19.2% during the same period in 2017. The decrease was mostly driven by the increase of revenues from the lower profit margin products, solid waste recycling systems and the decrease of revenues from the higher profit margin products, solid waste recycling equipment as discussed above.

Other Income (Expense)

The Company’s other income (expense) consists of interest income, interest expense and other income (expense), net. The Company’s other expense was approximately $0.2 million during the year ended December 31, 2018, an decrease of approximately $1.1 million, or approximately 87.4%, as compared to other expenses of approximately $1.3 million during the same period in 2017. The decrease of other expense was mainly attributable to the decrease of TJComex merger related other expenses of approximately $1.1 million incurred during the year ended December 31, 2017.

Provision for Income Taxes

The Company’s provision for income tax was approximately $0.5 million during the year ended December 31, 2018, compared to approximately $1.9 million for the same period in 2017. The decrease in provision for income taxes is in line with the decrease in income before income taxes. Under the Income Tax Laws of the PRC, companies are generally subject to income tax at a rate of 25%. However, the Company’s 100% subsidiary, Hubei Shengrong, obtained the “high-tech enterprise” tax status in 2014 and Wuhan Host obtained the same status in 2016, which reduced their statutory income tax rate to 15%. Hubei Shengrong renewed its “high-tech enterprise” status in December 2016, which continued to reduce its statutory income rate to 15% from 2017 to 2019. Wuhan Host’s “high-tech enterprise” status can reduce its statutory income rate to 15% from 2016 to 2019. We have incurred approximately $1.0 million of non-deductible expenses for income tax purpose during the year ended December 31, 2017 and the acquisition of Wuhan Host lowered the income tax rate, as a result the effective tax rate decreased from 31.7% for the year ended December 31, 2017 to 26.2% for the year ended December 31, 2018.

Net Income

As a result of the foregoing, net income decreased by approximately $2.8 million, or 65.6%, to approximately $1.4 million for the year ended December 31, 2018, from approximately $4.2 million for the same period in 2017.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. An allowance for doubtful accounts may be established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories

Inventories are comprised of raw materials and work in progress and are stated at the lower of cost or net realizable value using the first-in-first-out method in Shengrong WFOE and weileighted average method in Wuhan HOST and Rong Hai. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory when the carrying value exceeds net realizable value.

Prepayments

Prepayments are funds deposited or advanced to outside vendors for future inventory purchases. As a standard practice in China, many of the Company’s vendors require a certain amount to be deposited with them as a guarantee that the Company will complete its purchases on a timely basis. This amount is refundable and bears no interest. The Company has legally binding contracts with its vendors, which require any outstanding prepayments to be returned to the Company when the contract ends.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by us. The Company considers the carrying amount of cash, notes receivable, accounts receivable, other receivables, prepayments, accounts payable, other payables and accrued liabilities, customer deposits, short term loans and taxes payable to approximate their fair values because of their short term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC 606) using the modified retrospective method for contracts that were not completed as of January 1, 2018.  This did not result in an adjustment to retained earnings upon adoption of this new guidance as the Company’s revenue, other than warranty revenues, was recognized based on the amount of consideration we expect to receive in exchange for satisfying the performance obligations. However, the impact of the Company’s warranty revenue was not material as of the date of adoption, and as a result, did not result in an adjustment.

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.  The Company’s revenue streams are primarily recognized at a point in time except for the warranty revenues where the warranty periods are recognized over the warranty period, usually is a period of twelve months.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition except its warranty revenues.

An entity will also be required to determine if it controls the goods or services prior to the transfer to the customer in order to determine if it should account for the arrangement as a principal or agent. Principal arrangements, where the entity controls the goods or services provided, will result in the recognition of the gross amount of consideration expected in the exchange. Agent arrangements, where the entity simply arranges but does not control the goods or services being transferred to the customer, will result in the recognition of the net amount the entity is entitled to retain in the exchange.

Revenue from equipment and systems, revenue from coating and fuel materials, and revenue from trading and others are recognized at the date of goods delivered and title passed to customers, when a formal arrangement exists, the price is fixed or determinable, the Company has no other significant obligations and collectability is reasonably assured. Such revenues are recognized at a point in time after all performance obligations are satisfied under the new five-step model. In addition, training service revenues are recognized when the services are rendered and the Company has no other obligations, and collectability is reasonably assured. These revenues are recognized at a point in time.

Prior to January 1, 2018, the Company allowed its customers to retain 5% to 10% of the contract price as retainage during the warranty period of 12 months to guarantee product quality. Retainage is considered as a payment term included as a part of the contract price, and was recognized as revenue upon the shipment of products. Due to nature of the retainage, the Company’s policy is to record revenue the full value of the contract without VAT, including any retainage, since the Company has experienced insignificant warranty claims historically. Due to the infrequent and insignificant amount of warranty claims, the ability to collect retainage was reasonably assured and was recognized at the time of shipment. On January 1, 2018, upon the adoption of ASU 2014-09 (ASC 606), revenues from product warranty are recognized over the warranty period over 12 months. For the year ended December 31, 2018, less than 5% of our warranty revenues were recognized in our consolidated revenues and included in the Company’s equipment and systems revenues in the accompanying statements of income and comprehensive income.

Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

Gross versus Net Revenue Reporting

Starting from July 2016, in the normal course of the Company’s trading of industrial waste materials business, the Company directly purchases the processed industrial waste materials from the Company’s suppliers under the Company’s specifications and drop ships the materials directly to the Company’s customers. The Company would inspect the materials at its customers’ site, during which inspection it temporarily assumes legal title to the materials, and after which inspection legal title is transferred to its customers. In these situations, the Company generally collects the sales proceed directly from the Company’s customers and pay for the inventory purchases to the Company’s suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on the Company’s assessment of whether it is the principal or an agent in the transaction. In determining whether the Company is the principal or an agent, the Company follows the new accounting guidance for principal-agent considerations. Since the Company is the primary obligor and is responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) controlling the inventory by temporarily assume legal title to the materials after inspecting the products from our vendors before passing the materials to our customers, and (iii) bearing the back-end risk of inventory loss with respect to any product return from the Company’s customers, the Company has concluded that it is the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016- 02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. This ASU will be effective for the Company on January 1, 2019. The Company occupies an office under operating lease agreement with a term longer than 12 months for which prior to adoption of the guidance are not reflected in its consolidated balance sheet at December 31, 2018 and 2017. We adopted ASU 2016-02 on January 1, 2019 and recognize additional operating labilities of approximately $317,000, with corresponding right of use (“ROU”) assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases with a term longer than 12 months.

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. We do not believe the adoption of this ASU would have a material effect on our consolidated financial statements .

We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Liquidity and Capital Resources

The Company has funded working capital and other capital requirements primarily by equity contributions, loans from shareholders, cash flow from operations, short term bank loans, loans from third parties and cash received from JM Global Holding Company through the reverse capitalization. Cash is required to repay debts and pay salaries, office expenses, income taxes and other operating expenses. As of March 31, 2019, our net working capital deficit was approximately $3.8 million, over 40% of the Company’s current liabilities was from other payables – related parties due to major shareholders. Removing these liabilities, the Company had net working capital of $1.4 million and is expected to continuing generate cash flow from operations in the twelve months period.

We believe that current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next twelve months from the date the consolidated financial statements to be issued. However, it may need additional cash resources in the future if it experiences changed business conditions or other developments, and may also need additional cash resources in the future if it wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed the Company’s amounts of cash and cash equivalents on hand, the Company may seek to issue debt or equity securities or obtain additional credit facility.

The following summarizes the key components of the Company’s cash flows for the year ended December 31, 2018 and 2017.

	For the Three Months ended March 31,		For the Years ended December 31,
	2019	2018	2018	2017
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$831,736	$214,662	$(2,038,239)	$(426,442)
Net cash (used in) provided by investing activities	(16,876)	7,987,474	2,444,720	21,566
Net cash (used in) provided by financing activities	(989,187)	94,772	(52,174)	347,454
Effect of exchange rate change on cash	56,521	4,768	(89,453)	17,953
Net change in cash	$117,806	$8,301,676	$264,854	$(39,469)

As of March 31, 2019 and December 31, 2018, the Company had cash in the amount of $608,932 and $726,737, respectively. As of March 31, 2019 and December 31, 2018, $548,468 and $680,709 and were deposited with various financial institutions located in the PRC, respectively. As of March 31, 2019 and December 31, 2018, $7,795 and $7,823 were deposited with one financial institution located in Hong Kong, respectively.

As of December 31, 2018 and 2017, the Company had cash in the amount of $726,737 and $461,883, respectively. As of December 31, 2018, approximately $719,000 and approximately $8,000 were held by the Company’s subsidiaries in the PRC and Hong Kong, respectively. As of December 31, 2017, approximately $459,000 and approximately $3,000 were held by the Company’s subsidiaries in the PRC and Hong Kong, respectively.

Operating activities

Net cash provided by operating activities was approximately $0.8 million for the three months ended March 31, 2019, as compared to approximately $0.2 million net cash provided by operating activities for the three months ended March 31, 2018.  Net cash provided by operating activities was mainly due to approximately $0.1 million of depreciation expense of plant and equipment and amortization expense of intangible assets, the increase of approximately $1.5 million accounts payable, the increase of approximately $0.6 million other payables and accrued liabilities, and the increase of approximately $0.5 million of customer deposits. Net cash provided by operating activities for the three months ended March 31, 2019 was mainly offset by approximately $0.7 million of net loss from our operations, approximately $0.1 million of recovery of doubtful accounts, the increase of approximately $0.1 million of notes receivable as our customers used more notes receivable for payment which we needs to wait approximately 3 to 6 months to deposit the notes, the increase of approximately $0.9 million of accounts receivable as we granted more receivables to customers with good credit history, and the increase of approximately $0.1 million of prepayments.

Net cash used in operating activities was approximately $2.0 million for the year ended December 31, 2018, as compared to approximately $0.4 million net cash used in operating activities for the year ended December 31, 2017.  Net cash used in operating activities for the year ended December 31, 2018 was mainly due to the recovery of doubtful accounts of approximately $0.6 million as we collected more aged accounts receivables, the increase of notes receivable of approximately $0.3 million as our customers used more notes receivable for payment which we needs to wait approximately 3 to 6 months to deposit the notes, the increase of accounts receivable of approximately $1.6 million as we generated more sales on credits, and the increase of approximately $14.0 million of prepayments as we are required to make such prepayments for our systems and equipment operations because the orders that we placed had unique specifications with such a high volume and we must make such prepayments in order for us to secure our purchases to meet our production timely. Net cash used in operating activities was offset by approximately $1.5 million of net income from our operations, approximately $0.4 million of depreciation expense of plant and equipment, approximately $0.3 million amortization expense of intangible assets, deferred tax provision of approximately $0.1 million, the decrease of approximately $4.6 million of accounts receivable – related party as we have collected more cash on receivables, the decrease of approximately $0.4 million of other receivables – related party as we have collected more cash advances to related parties for operation purpose, the decrease of approximately $3.3 million of inventories as we have shipped some solid waste recycling equipment and system to our customers during the year ended December 31, 2018, the increase of approximately $0.1million accounts payable, the increase of approximately $0.8 million other payables and accrued liabilities, the increase of approximately $0.4 million of customer deposits, and the increase of approximately $2.8 million of taxes payable as we have incurred more taxes payable from our operations.

Investing activities

Net cash used in investing activities was approximately $17,000 for the three months ended March 31, 2019, as compared to approximately $8.0 million net cash provided by investing activities for the three months ended March 31, 2018. Net cash provided by investing activities for the three months ended March 31, 2019 was due to approximately $17,000 spending on purchase of equipment.

Net cash provided by investing activities was approximately $2.4 million for the year ended December 31, 2018, as compared to approximately $22,000 net cash provided by investing activities for the year ended December 31, 2017. Net cash provided by investing activities for the year ended December 31, 2018 was mainly due to cash amounted to approximately $8.0 million received from JM Global Holding Company through reverse capitalization and approximately $0.8 million received from acquisition of Rong Hai offset mainly by the acquisition payment on Wuhan HOST of approximately $6.2 million, net of approximately $0.3 million cash held at Wuhan HOST and approximately $50,000 cash deconsolidated from disposal of Hubei Shengrong.

Financing activities

Net cash used in financing activities was approximately $1.0 million for the three months ended March 31, 2019, as compared to approximately $0.1 million net cash provided by financing activities for the three months ended March 31, 2018. Net cash used in financing activities for the three months ended March 31, 2019 was due to approximately $1.0 million repayment on other payables – related parties.

Net cash used in financing activities was approximately $50,000 for the year ended December 31, 2018, as compared to approximately $0.3 million net cash provided by financing activities for the year ended December 31, 2017. Net cash used in financing activities for the year ended December 31, 2018 was mainly due to approximately $2.3 million repayment on short-term bank loan and approximately $0.2 million repayment on other payables – related parties and was offset by the issuance of common stock of approximately $133,000 to a group of unrelated third party investors in the PRC, approximately $2.3 million loan from short-term bank loan and approximately $20,000 loan from a third party and approximately $0.1 million loan from our related party.

Risks

Credit Risk

Credit risk is one of the most significant risks for the Company’s business.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. Cash held at major financial institutions located in the PRC are not insured by the government. While we believe that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. The Company manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the Company normally require prepayment from the customers prior to begin production or delivery products. The Company identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

In measuring the credit risk of our sales to our customers, the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development.

Liquidity Risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

Inflation Risk

The Company is also exposed to inflation risk Inflationary factors, such as increases in raw material and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the selling prices of our products do not increase with such increased costs.

Foreign Currency Risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

BUSINESS

Summary

General

Upon consummation of the business combination on February 6, 2018, TMSR Holding Company Limited, (formerly known as JM Global Holding Company), through its subsidiary, China Sunlong Environmental Technology, Inc. (“China Sunlong”), initially primarily engaged in the production and sales of solid waste recycling and comprehensive utilization equipment. After a series of acquisitions and dispositions in 2018, the Company now expand its business into three segments: (1) solid waste recycling systems business; (2) coal and coke wholesale business; and (3) coating materials business.

Disposition of TJComex

On April 2, 2018, the Company disposed of its subsidiary, TJComex International Group Corporation (“TJComex BVI”), a British Virgin Islands corporation, in consideration of (i) its minimum contribution to the Company’s results of operation and (ii) the unsatisfactory synergy between the TJComex BVI business and the rest of the Company’s business. The Company’s decision to dispose TJComex BVI is to (i) improve the Company’s overall financial condition and results of operations, (ii) reduce the complexity of the Company’s business, (iii) focus the Company’s resources on the solid waste recycling business as well as developing environmental control business opportunities; and (iv) make it possible for the Company to pursue acquisition opportunities for more compatible business.

Acquisition of Wuhan HOST

On May 1, 2018, the Company completed the acquisition of 100% equity interest in Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a PRC corporation engaging in the research and development, production and sale of Zinc-rich coating materials. Wuhan HOST is the largest manufacturer of inorganic Zinc-rich resin and one-component epoxy Zinc-rich resin in China with customers including leading enterprises in various industries such as electricity, metallurgy, machinery, chemicals, bridge and shipping.

Acquisition of Jiangsu Ronghai

On November 30, 2018, the Company completed the acquisition of 100% equity interest in Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”), a PRC company incorporated in Jiangsu China, engaging in coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap.

Disposition of Hubei Shengrong

On December 27, 2018, the Company, disposed one of its operating subsidiaries, Hubei Shengrong Environmental Protection and Energy Saving Technology Co., Ltd. (“Hubei Shengrong”) pursuant to that certain Equity Purchase Agreement (the “EPA”) by and among the Company, the Company’s subsidiary Shengrong Environmental Protection Technology (Wuhan) Co. Ltd. (“Shengrong WFOE”), Hubei Shengrong and Hopeway International Enterprises Limited (the “Hoepway”). Pursuant to the EPA, Shengrong WFOE sold 100% equity interests in Hubei Shengrong to Hopeway to irrevocably forfeit and cancel all the shares owned by Hopeway.

After the acquisitions of Wuhan HOST and Jiangsu Ronghai and the dispositions of TJComex and Hubei Shengrong, the Company now has three operating subsidiaries conducting three separate lines of business: research, development and sale of an array of solid waste recycling systems for the mining and industrial sectors (the “solid waste recycling systems business”); coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap (the “coal and coke wholesale business”); and the research and development, production and sale of Zinc-rich coating materials (the “coating materials business”). The solid waste recycling systems business was carried out by Shengrong WFOE, the Company’s indirect subsidiary. The coating materials business was carried out by the Company’s indirect subsidiary, Wuhan HOST. The Company’s recently launched coal and coke wholesale business is carried out by Jiangsu Ronghai, the Company’s VIE entity.

Corporate Structure

The following is an organizational chart setting forth our corporate structure as of the date of this Annual Report.

Industry Overview

Solid Waste Recycling Equipment Industry

According to The 2018 Annual Report On The Prevention And Control Of Environmental Pollution By Large And Medium-Sized Municipal Solid Waste published by the Ministry of Ecology And Environment of The People’s Republic of China in December 2018, in 2017, approximately 1.31 billion tons of industrial solid waste and 40.101 million tons of Industrial hazardous waste were generated by large and medium-sized cities in the PRC; Meanwhile, according to the status from the Ministry of Industry and Information Technology of the PRC published on May 30, 2018, China's accumulative storage of industrial solid waste exceeds 60 billion tons, covering an area of over 2 million hectares. In the PRC, industrial solid waste is generally handled by one of the following methods:

●	storage in special facilities or sites;

●	disposal in landfills, incineration or related means; and

●	recycling or comprehensive utilization, such as the process utilized by Shengrong, consisting of extracting or converting valuable raw materials from industrial solid waste;

Storage is the most popular method in China which is widely used in all over the country. Approximately 95% of industrial solid waste in the PRC is stored in special facilities and sites, including warehouses for mining slags or tails.

However, the cost of storage, disposal and incineration of industrial solid wastes is high. It is estimated by the Ministry of Environmental Protection of China that during the next several years, the expense for environmental protection will increase by approximately RMB 200 billion annually, with total expenses for environmental protection from 2013 to 2023 expected to be RMB 1.7 trillion, twice the total expenses for environmental protection from 2002 to 2012. In additional, storage and disposal of industrial waste creates numerous challenges because significant land mass is required and disposal causes pollution to the environment.

Shengrong WFOE is addressing this significant unmet need by provide end users in these markets with a clean alternative to traditional waste disposal by significantly reducing of solid waste discharge into the environment and enables such users to extract value from valuable metals and other industrial waste materials.

Solid waste recycling equipment manufacturers typically situated in the upstream supply chain. In China, a broad of range of solid waste processing and recycling equipment hit the market in recent years including solid waste pretreatment equipment, hazardous waste recycling equipment and solid waste incinerators.

Although solid waste recycling equipment industry has an excellent growth potential, it is still a small-scale industry with few full-fledged players. Solid waste recycling and utilization, unlike many western countries, is a relatively new concept in China. As a result, most solid waste recycling equipment manufacturers are currently in their development stage with rudimentary production capabilities. We believe few of them has the capacity to produce a full set of solid waste recycling equipment covering all the industrial needs. These manufacturers are small and medium enterprises plagued by lack of technical support and creativity. Some equipment, such as landfill leachate treatment equipment, large-scale incineration plant, and online environmental monitoring system must be imported almost exclusively from other countries. Because of their lack of research and development capabilities, most solid waste recycling equipment manufacturers have to engage in joint venture with foreign companies. For example, more than 80% of Chinese incineration plant manufacturers have no choice but to partner with foreign companies in order to manufacture their products. Given that these solid waste recycling equipment manufacturers are low-end manufacturers, they frequently operate at lower profit margin than those in the western countries.

As more mandatory energy conservation and emission reduction target-setting policies on the horizon, we believe there will be an increasing demand for high-quality and technologically-advanced solid waste recycling equipment in China, and competition in the solid waste recycling equipment industry will continue to intensify. Solid waste recycling equipment sales will compete not only on price, but also on quality, technology, service and brand.

Chinese Coating Trading Market

According to the preliminary statistics of the bureau of statistics, in 2017, the annual output of 1,380 industrial enterprises above designated size in the coating industry reached 20.364,000 tons, up 12.38% year on year, exceeding the expected output. The main business income of 2,057 industrial enterprises above designated size reached 417.289 billion yuan, up 5.0% year on year. The total output of coatings industry, the main business revenue growth since 2016, continued to grow, in the case of a part of the upstream raw material prices continue to rise still maintained a good growth relative to the chemical industry, in "much starker choices-and graver consequences-in" period, the decisive phase of the well-off society, all kinds of engineering, manufacturing is still a huge demand for coating, will be a period of time in the future continue to maintain high growth.

The main products of Wuhan Host are anticorrosive coatings and water-based anticorrosive coatings. Heavy anticorrosive coating has excellent acid resistance, corrosion resistance, moisture and heat resistance, at the same time, high solid content, low volatile organic, environmentally friendly; the water-based coating has the advantages of good salt spray resistance, good fullness and glossiness, excellent decorative properties, safety, health and environmental protection. Accord with the development direction of Chinese coating.

Chinese Coal Trading Market

Global coal is still the main energy source. According to the International Energy Agency's Global Coal Market Report (2018-2103) on February 25, 2019, global demand for coal will remain stable in the next five years. China will remain the world's biggest consumer of coal. In particular, the clean and efficient development of China's coal industry, as well as the strengthening of nitrogen oxides, sulfur dioxide and soot emission control, has made coal once again a very attractive energy source. In addition, due to its affordable price, abundant reserves and convenient transportation, coal remains the main energy source in many other countries besides China. Therefore, the coal market in China remains strong.

Our Business

Our Products and Services

1.	Shengrong WFOE

Shengrong WFOE sells the following five types of products as well as technology support services for the customers:

Secondary Tailings Comprehensive Utilization System

The secondary tailings comprehensive utilization system is designed for the second stage of recycling of mining tailings, including secondary ilmenite tailings and low grade silicon ore, following the first stage of removing heavy metals containing silicon, calcium, aluminum, magnesium tailings elements. Each individual system is customized to meet the needs of the end user, based on the physical and chemical characteristics of the secondary tailings, the processing power involved, the positioning of the final product and other factors. The system recycles the secondary tailings into new construction and wall materials.

Non-metallic Mineral Impurity Purification System

The non-metallic mineral impurity purification system is an integrated system with efficient permanent magnet sorting equipment used for non-metallic mineral impurity removal or significant reduction of non-metallic mineral content of heavy metals. This system improves the quality of products and expands the scope of the application of products. The system can be used to recycle a variety of non-metallic mineral, including silicon ore, micro silica, high-phosphorus soil and other minerals. Each individual system is customized to meet the needs of the end user, based on the processing power involved, the mineral resource properties and other factors.

Refractory Low-Grade Ore Comprehensive Recovery System

The refractory low-grade ore comprehensive recovery system is integrated with efficient permanent magnet sorting equipment. This system uses low-grade refractory processes to physically separate the metal ore components, thereby achieving comprehensive utilization of mineral resources and reduce the amount of ore. This process generates significant savings in the cost of production of mineral recovery and can be used for a variety of low-grade hematite, limonite, native rutile ore and other refractory comprehensive sorting recycling metal ores. Each individual system is customized to meet the needs of the end user, based on the processing power involved, the mineral resource properties and other factors.

Permanent Tailings Sorting and Recycling System

The permanent tailings sorting and recycling system is designed for the first stage of recycling of mining tailings. The system recovers valuable metals from various mining tailings, including but not limited to manganese tailings, copper tailings, red mud and other aluminum dross tailings. Each individual system is customized to meet the needs of the end user, based on the physical and chemical characteristics of the secondary tailings, the processing power involved, the positioning of the final product and other factors.

Industrial solid waste recycling sorting system

The industrial solid waste recycling sorting system involves integrated sorting for industrial solid waste, including but not limited to petrochemicals, iron, steel and nonferrous metals, generating valuable recycled resources and reducing solid waste emissions. Each individual system is customized to meet the needs of the end user, based on the solid waste treatment capacity and other factors.

On-Site training service

For each type of system Shengrong WFOE sells, Shengrong WFOE also provided on-site training service to its customers due to the complex nature of its products. Failure to operate these systems properly could significantly hinder their effectiveness. As a result, this on-site training service serves as a necessary support to Shengrong WFOE’s customers and help them lower the maintenance cost.

2.	Wuhan Host

Wuhan Host produces and sells its own anti-corrosion and anti-corrosion coatings, which are applicable to the surface anti-corrosion, waterproof and decoration of concrete and steel components. They are widely used in the fields of ships, Bridges, water conservancy and hydropower projects, wind power generation, mining machinery manufacturing, petroleum, petrochemical and metallurgy, port construction, light industry, locomotive and vehicle, etc. Below is its main products and its respect usage:

Products	Usage
Water-borne epoxy anti-rust paint	Corrosion protection on steel surface

Epoxy zinc rich primer	Used as basic anticorrosive primer for steel structure and equipment surface in mining, derrick, shipbuilding, port and wharf, steel structure, bridge, iron tower, petroleum pipeline, chemical industry, metallurgy and other industries. It can also be used as a primer for maintenance and as an anticorrosive primer on galvanized sheet surfaces

Solvent-free epoxy bituminous anticorrosive paint	Used for bottom, water ballast tank, wharf steel column, offshore oil drilling platform, hydraulic steel gate, mine steel support, buried pipes, municipal construction of water diversion water pipe, gas cabinets, industrial loop water system, industrial wastewater treatment, metal anti-corrosion, heat pipe protection layer of waterproof anti-corrosion and other corrosion environment, including steel and wood products, cement products and components for long-term anti-corrosion waterproof

Permeable epoxy polysiloxane anticorrosive and waterproof material

Used for waterproofing of concrete walls, basements, toilets and baths of new and old buildings for industry and civil use;

Concrete protection, repair of seepage and anti-seepage of urban roads and Bridges, anti-collision walls, sidewalks in parks, workshops, floors, underground garages, swimming pools, sports fields, tunnels, airports, DAMS and seaports

Cold spraying zinc	Excellent cathodic protection and shielding for steel.It is easy to apply, and can be sprayed, brushed or rolled. It is the best material to replace traditional hot dip zinc, hot dip galvanizing and hot spray zinc (aluminum).It is applicable to ship, steel bridge, steel roof frame, steel grid frame, power facilities, pipelines, storage tanks and other heavy anti-corrosion fields

3.	Jiangsu Ronghai

Jiangsu Ronghai was established in 2009. For the last ten years, Jiangsu Ronghai maintained its marketing position by cultivating an experienced management team equipped with industrial know-how and well-rounded coal sales team. As a veteran in the Chinese coal trading industry, Jiangsu Ronghai has a sales team with lengthy experience in coal trading, deep understanding of the market, coal products tailored to its customers’ demand. Currently, Jiangsu Ronghai mainly focuses on the sales, storage, transportation, and processing of steam coal. Because of its proximity to Rugao Port, a port known for its busy coal trade, Jiangsu Ronghai is able to keep its transportation cost low and allocate its capital to develop a strong coal processing capacity with processing equipment and professional personnel. The principal product of Jiangsu Ronghai is steam coal. In the second half of 2019, Jiangsu Ronghai expects to expand its business into iron ore trading and refined processing, as well as refined coal and coking coal business.

Jiangsu Ronghai has a reliable channel of procuring steam coal, large warehouse space for storage, and loyal customers. One of its major customers is Nantong Linan Industrial Trading Co., ltd., a local manufacturing heavyleight. Since its inception, Jiangsu Ronghai has accumulated a growing reputation in the coal industry. In 2016, Jiangsu Ronghai was awarded "Nantong City most reputable company in the coal industry" by Nantong Coal Industry Association.

Our Customers

1.	Shengrong WFOE’s Customers

Currently Shengrong WFOE sells all of its products domestically in China. Depending on the nature of the product and the utilization of the product Shengrong WFOE sells its products to end users or distributors. Shengrong’s end users are primarily in the mining, metal and clean technology industries.

Shengrong WFOE has a diverse end user base to sell our products to end users. Since September 2018, Shengrong WFOE has entered into multiple equipment purchase contracts with serval customers pursuant to which Shengrong WFOE will provide different types of products and technology support service to our customers.

Shengrong WFOE believes that the loss of any of our customers, or a material change in our relationship with any such customer, would materially impact our business and results of operations. To mitigate such risk and continue to develop our business, Shengrong WFOE has been actively seeking new customers and has been able to generate equipment sales revenue through such efforts. In addition, Shengrong WFOE has been continuously expanding its technology service business segment. Since early 2018, Shengrong WFOE has been providing technology development and consulting services to a wide range of customers, including private companies such as Fushan Fuyou Investment Co., Ltd., Shanghai Jinbo Chemistry and Industry Machinery Center and Quanzhou Fengpeng Environmental Protection Technology Co., Ltd.. Shengrong WFOE is actively looking to expand its business for more distributors and customers and technology supproting services tangential to the sale of Shengrong WFOE’s products.

2.	Wuhan HOST’s customers

Wuhan HOST produces and sells anti-corrosion waterproof coating materials, applicable to the concrete and the surface of the steel constructions. Its products are widely used in ships, bridges, water reservoir, wind power generation station, mining machinery, ports, construction vehicles, and many other fields. Wuhan Host’s major customers are Shannxi Jiuzhou Xinyuan Shiye Co., Ltd., Zhongye Energy-Saving Environmental Protection Co., Ltd., and Beijing Ligao Lide Engineering Technology Co., Ltd.,

3.	Jiangsu Ronghai’s customers

As of December 31, 2018, 50% of the coal Jiangsu Ronghai procured and processed were sold directly to Nantong Linan Industry and Commerce Co., Ltd. for its production of acetate fiber plant.

Our Suppliers

1.	Shengrong WFOE’s supplier

Shengrong WFOE have three main suppliers, i.e. Hubei Shengrong, Wuhan Yinggema Technology Development Co., Ltd. and Wuhan Taiyinghe Technology Development Co., Ltd .

2.	Wuhan Host’s suppliers

Wuhan Host’s main suppliers are Xiamen Zhonghe Shangmao Co., Ltd., EverZinc(Hunan) Co., Ltd., Hubei Sanmu Chemical Co., Ltd. and Wuhan Changqing Chemical Co., Ltd..

3.	Jiangsu Ronghai’s suppliers

Jiangsu Ronghai’s top five suppliers are Nantong Linan Industry & Commerce Co., Ltd., Xinpu Chemistry (Taixing) Co., Ltd., Rugao Gangwu Group Co., Ltd., Zhengzhou Jiarui Supply Chain Co., Ltd., and Inner Mongolia Tian De Shun Coal Co., Ltd..

Production

Shengrong WFOE

Shengrong WFOE currently is not involved in any production.

Wuhan Host

Coating production process can be divided into six phases: feeding, dispersion, grinding, paint, filtering, and packaging.

Feeding - according to the different types of coating, the corresponding film-forming materials, solvents, fillers, additives will be added into dispersion kettle in accordance with certain proportion and sequence.

Dispersion - in order to make the particles such as pigment and filler evenly and fully mixed into the paint slurry, the dispersion kettle is used to stir and disperse the paint slurry.

Grinding – to transfer the mixed paint slurry through the pipe to the grinding machine for grinding and keep grinding the mixed paint slurry to required fineness.

Paint adjustment – to add the evenly stirred paint into the paint adjustment tank and adjust the paint to the required viscosity and color.

Filter - to put the color adjusted paint through filtering machine to become coatings

Packaging -- the filtered coatings are directly loaded into metal drums in different specifications through the packaging machine and transported to the warehouse for airtight storage.

Jiangsu Ronghai

Jiangsu Ronghai uses two tiers membrane filtering system to screen the coal of different specifications, and mix different types of raw coals to produce final coal products. Through our high tech machinery, we manipulate the level of sulfur content, water content, ash content, and other different properties of coal in order to meet our customers’ requirements.

Research and Development and Our Technology

Hubei Shengrong, is a pioneer in China for manufacturing zero-emission manganese tailings recycling equipment. This achievement was made possible through Hubei Shengrong’s own technology known as high efficiency permanent magnet machine and comprehensive utilization technology for selecting weak magnetic micro-particle mineral industrial waste residue. When Shengrong WFOE sold Hubei Shengrong to Hopeway in December 2018 pursuant to the EPA, Hubei Shengrong assigned all the intellectual property rights including the “Shengrong” trademark, patent, know-how etc. incident to the Shengrong WFOE’s business to Shengrong WFOE.

The “Shengrong” brand has been gaining traction in the PRC mining and industrial recycling industry since it began selling its products on a large scale in 2016 by introducing innovative solutions to the mining and industrial sector in the PRC. Shengrong WFOE’s research and development team currently consists of seven members as of March 31, 2019, including two members of our senior management team that are recognized as industry experts in China. Shengrong WFOE’s engineering team works closely with Shengrong WFOE’s customers and distributors in order to understand the requirements of the end users of Shengrong WFOE’s products, and develop products that are tailored to the needs of such end users. Shengrong WFOE offers proprietary “green” technology to enable end users to save operating cost in the removal of solid mining and industrial wastes. In addition, products sold by Shengrong WFOE also allows end users to collect certain usable resources like metal residues during the recycling process.

Our in-house technology was listed on the “catalogue for advanced applicable technical on comprehensive utilization of mineral resource” issued by Ministry of Land and Resource of the People’s Republic of China in October 2014. We are also a pioneer in Titanium dioxide pigment black tailings acid hydrolysis separating and recycling system using waste catalyst magnetic separating system in Chinese titanium dioxide pigment production industry, which has the capacity to occupy more than 95% of catalytic cracking unit Chinese market share. According to the Scientific Technology Novelty Retrieval Report (“STNRR”) provided by Hubei Academy of Science and Technical Information in April 2016, Our in-house technology for the recovery of the ilmenite concentrate from Titanium Dioxide acid hydrolysis slag using the axial sorting method for inner surface of permanent magnetic cylinder was confirmed to be novel in the world. STNRR is widely considered as a technical documents provided by a Chinese science and technology academy to appraise the novelty of a technology in the world. We also maintained a leading position in the development of microsilica ultrapure extracting technology, primary rutile separation and purification technology. Management believes that our unique technology is superior to other recycling systems available in the PRC and global markets because the high efficiency permanent magnetic separating and comprehensive utilization system is a pure physical process. Pure physical process can prevent the creation of secondary pollution and save energy. The management also believes we have more experience in market application and technology implementation than its peers.

Wuhan Host focus on research and development, heavy-duty coating not only trained 8 core team, bought drying apparatus, abrasion tester, chromatograph, such as a number of experimental apparatus, has also established a set of more scientific research and development system, pay attention to independent research and development in at the same time, through the cooperation development and the introduction of digestion, strengthen the advantage of a company in the industry, weakening the dependence of the company to research and development personnel, to ensure the continuity of research and development of products of the company.

Intellectual Property

Shengrong WFOE relies on a combination of patents, trademarks, domain names and confidentiality agreements to protect our intellectual property. Our R&D processes are based on technology developed primarily in-house by engineering personnel.

With respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce, we rely on, among other things, trade secret protection and confidentiality agreements to safeguard our interests. All of our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our associates to assign to us all of the inventions, designs and technologies they develop during the course of employment with us. We are not aware of any material infringement of our intellectual property rights.

Patents

As of March, 2019, Shengrong WFOE has one utility model patents registered with the State Intellectual Property Office of the PRC, and two patents registered with the United States Patent and Trademark Office.

The following table provides the name, patent number, type of patents, issuance date, validity term, and expiration date of each of Shengrong WFOE’s registered patents.

Certificate No.	Patent content	Type	Patent No.	Application Date (mm-dd-yy)	Issuance Date (mm-dd-yy)	Term
7017018	Mobile magnetic separation system	utility model	ZL2017 2 1183838.4	09/14/2017	02/23/2018	10 years
US008746457B2	Method and Device for Axial Separation by The Inner Surface of a Permanent Megnetic arched groove	N/A	US8,746, 457 B2	03/30/2010	06/10/2014	June 10, 2014 to Oct 30, 2030, subject to any patent term adjustments or terminal disclaimers
US008746458B2	Axial Sporting Method and Device with Permanent-Magnet Drum Eccentric Inner Surface	N/A	US8,746, 458 B2	03/30/2010	06/10/2014	June 10, 2014 to Oct 30, 2030, subject to any patent term adjustments or terminal disclaimers

Shengrong WFOE is also in the process of applying an invent patent for a mobile magnetic separation system with the National Intellectual Property Administration of the PRC, which is expected to complete the patent registration by the end of this year.

As of March, 2019, Wuhan Host has seven invention patents registered with the State Intellectual Property Office of the PRC.

The following table provides the name, patent number, type of patents, issuance date, validity term, and expiration date of each of Wuhan HOST’s registered patents.

Certificate No.	Patent content	Type	Patent No.	Application Date (dd-mm-yy)	Issuance Date (dd-mm-yy)	Term
2931521	The invention relates to a waterborne UV silicone polyurethane anticorrosive coating and a preparation method thereof	invention	ZL2016 1 0235536.0	15/04/2016	02/23/2018	20 years
2927001	The invention relates to a epoxy polysiloxane coating and its preparation method	invention	ZL2016 1 0312732.3	12/05/2016	22/05/2018	20 years
2803467	The invention relates to a solvent-free self-leveling paint modified by renewable vegetable oil and its preparation method	invention	ZL2016 1 0235413.7	15/04/2016	18/05/2018	20 years
2788781	The invention relates to an aqueous coating containing waste mineral residue and its preparation method	invention	ZL2016 1 0235415.6	15/04/2016	02/02/2018	20 years
2825260	The invention relates to a preparation method of acrylic polysiloxane aqueous emulsion	invention	ZL2016 1 0235178.3	15/04/2016	23/01/2018	20 years
2955098	The invention relates to a bisphenol-type fluorinated glycidyl ether, its preparation method and the application	invention	ZL2016 1 0235619.X	15/04/2016	23/02/2018	20 years
3213537	The invention relates to a water - based polysiloxane resin and its preparation method	invention	ZL2016 1 0315742.2	12/05/2016	08/06/2018	20 years

Trademarks

As of March    , 2019, Shengrong WFOE has been granted four trademarks, which are currently registered in China.

Certificate No.	Trademark	Approved goods
6576227		category 7: washer, slag screen (machine), ore sand processor, flotation machine, magnetic separator, ore washer, ore contamination precipitation, mine select machine, waste treatment equipment, and waste treatment machine (machine).
6617166		category 6: undressed or half-processed cast iron, ferrotitanium, manganese powder, ferrosilicon, packaging and tinsel for packaging, metal in powder form, zinc powder, sheet metal and plate metals, pig iron or half forging iron, and undressed or half-processed common metal.
5566978		category 19: furnace ballast (building materials); Luminous panel; stone binder; stone, concrete or marble works of art; non-metallic monuments; The slate.
5566977		category 19: gypsum; gypsum board; furnace ballast (building materials); refractory materials; luminous panel; stone binder; stone, concrete or marble works of art; non-metallic commemorative plaque; the slate.

As of March, 2019, Wuhan Institute of Modern Industrial Technology licensed Wuhan Host the following trademark, which is currently registered in China.

Certificate No.	Trademark	Approved goods
6163589		category 2: the paint; vehicle chassis coating; paint thinner; coating (paint);fire retardant paint; primer; waterproof powder (coating);metal anti-rust preparation; preservatives.

Competition

Competition for Shengrong WFOE ’s business

To date, the Shengrong WFOE sales have been exclusively to customers and end users located in the PRC, and as a result, our competitors are PRC domestic companies. We believe that there a number of competitive factors within our industry, including the following:

●	Pricing. Flexibility to control pricing of products and the future ability to use economies of scale to secure competitive pricing advantages;

●	Technology. Self-owned patents making us have ability to provide end users with systems that efficiently dispose of solid wastes, using a limited amount of energy consumption and operating costs; and

●	Barriers to entry. Technical knowledge, industry reputation, local market knowledgeand established relationships with suppliers and distributors and end users to support the development and sale of commercially viable systems.

Competition among Fluid Catalytic Cracking (‘FCC”) system providers in China can be characterized as niche market. Our primary competitor for these systems is Qingdao Huicheng Environmental Protection Technology Co., Ltd. We believe that our systems are superior for various reasons, including the fact that our proprietary processing does not result in the high cost re-disposal of waste water and waste acid involved in the use of chemical methods used by our competitor.

Competition among providers of low grade hematite separation systems in China can be characterized as niche market. Our primary competitors for these systems are Ganzhou Jinhuan Magnetic Separation Equipment Co., Ltd., which is a supplier, producer, manufacturer of high gradient magnetic separators (HGMS) and wet high intensity magnetic separators (WHIMS). It designs, develops, manufactures and markets magnetic separation equipment for beneficiating weakly magnetic minerals, and for purifying non-metallic minerals.), Shenyang Longji Electromagnetic Science and Technology Co., Ltd., which is a supplier of steam condensed water iron removing filter, condensed water iron removing filter, high temperature condensed water iron removing filter), Yueyang Dalishen Electromagnetic Mechanical and Electrical Co., Ltd. and Guangzhou Nonferrous Metals Research Institute. Shengrong WFOE believes it competes favorably with them because it has a series of self-owned unique patents in China which have already been utilized in the production of the environmental protection equipment. Some of Shengrong WFOE’s patents were also registered in the U   .S. We believe that our technology are superior because our proprietary processing method does not result in the high cost electromagnetic high gradient magnetic separation process with hematite involved in the use of chemical methods used by our competitor.

Based on collective extensive experience in the industry, Shengrong WOFE management believes that it is one of the leading enterprise in China in the design and sale of solid waste recycling systems for the mining and industrial sectors in the PRC. However, there can be no assurance that our initial competitive advantage will be retained and that one or more competitors will not develop systems that are equal or superior to ours or are better priced than our systems.

Competition for Wuhan Host’s business

According to the preliminary statistics of the Bureau of Statistics, in 2017, the annual output of 1,380 industrial enterprises above designated size in the coating industry reached 20.364,000 tons, a 12.38% year on year increase, exceeding the expected output. The main business income of 2,057 industrial enterprises above designated size reached 417.289 billion yuan, up 5.0% year on year. The total output of coatings industry, the main business revenue growth since 2016, continued to grow, in the case of a part of the upstream raw material prices continue to rise still maintained a good growth relative to the chemical industry, in "much starker choices-and graver consequences-in" period, the decisive phase of the well-off society, all kinds of engineering, manufacturing is still a huge demand for coating, will be a period of time in the future continue to maintain high growth.

After 2016, the pressure of environmental protection has increased but not decreased. The severe pressure of environmental protection has led to the upgrading of products, industries and production lines, and the overall cost has increased rapidly within a short time. Although the environmental protection pressure high strength in recent one or two years to paint coating enterprise caused a certain economic loss, but overall, these losses are worth it, is also must, under high pressure, forcing coating, coating enterprise seek survival, prompting investment environment friendly coatings products and coating technology and equipment research and development, is advantageous to the industry to develop in the direction of high-end in green.

According to the ecological civilization construction and green development road map formulated at the 19th CPC national congress, the requirements of green development will certainly promote coating enterprises to accelerate the pace of product transformation to green and environment-friendly direction. The transformation process will bring new development space and opportunities to enterprises, and China's coating industry will usher in a new development period.

Wuhan HOST always focus on the coating industry, new materials technology accumulation, product innovation, industrial chain synergy and brand core competitive advantages, such as with the client's leading enterprises, brand enterprises established long-term stable cooperative relations, no matter from the enterprise scale and comprehensive strength, the company is still in the domestic industry leader.

Wuhan HOST adheres to market-oriented, based on the main industry, vigorously innovate, improve the level of research and development, and share new technology with customers to bring market appreciation. It has not only trained the company's own scientific research team, but also established a set of scientific research and development system. While focusing on independent research and development, it has enhanced the company's advantages in the industry through cooperative development and introduction and digestion.

Competition for Jiangsu Ronghai

The local competition is fierce. Our principal competitor is Nantong Huagang Materials Trading Co., Ltd.. However, as we have strengths in processing, transportation and reputation, we have been maintaining a favorable position against our competitor and earn loyalty from our largest customer.

Environmental Matters

The Environmental Protection Law, promulgated by the National People’s Congress on December 26, 1989, is the primary law for environmental protection in China. The law establishes basic principles for coordinated advancement of economic growth, social progress and environmental protection, and defines the rights and duties of governments at all levels. Local environmental protection bureaus may set stricter local standards than the national standards and enterprises are required to comply with the stricter of the two sets of standards. Due to the nature of our business, we may produce certain amounts of waste water and solid waste materials during the course of our production. We believe that we are in compliance in all material respects with applicable PRC laws and regulations. All of our products in all material respects meet the relevant environmental requirements under PRC laws and during the three years ended December 31, 2018, 2017 and 2016, we were not subject to any fines or legal action involving non-compliance with any relevant environmental regulation, nor are we aware of any threatened or pending action, including by any environmental regulatory authority.

Wuhan Host received Letter of Acceptance Opinions on Environmental Protection for The Completion of The 4000t/a New Industrial Coating Material Production Project of Wuhan Host Coating Material Co., LTD., issued by the Administrative Examination and Approval Bureau of E Zhou Gedian Economic and Technological Development Zone on June 27, 2017.As of December 31, 2018, Wuhan Host was not subject to any fines or legal action involving non-compliance with any relevant environmental regulation, nor are we aware of any threatened or pending action, including by any environmental regulatory authority.

As of December 31, 2018, Jiangsu Ronghai was not subject to any fines or legal action involving non-compliance with any relevant environmental regulation, nor are we aware of any threatened or pending action, including by any environmental regulatory authority.

Governmental Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present business of manufacturing, sale and lease of environment protection equipment, development of environment protection technologies and related technology and consulting services. Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. China’s National Labor Law, which became effective on January 1, 1995, and amended on August 27, 2009, and China’s National Labor Contract Law, which became effective on January 1, 2008, and amended on December 28, 2012, permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Intellectual property protection in China

Patent. The PRC has domestic laws for the protection of copyrights, patents, trademarks and trade secrets. The PRC is also signatory to some of the world’s major intellectual property conventions, including:

●	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

●	Paris Convention for the Protection of Industrial Property (March 19, 1985);

●	Patent Cooperation Treaty (January 1, 1994); and

●	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 1993, 2001 and 2009, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents — patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file, which means that a patent may be granted only to the person who first files an application. Consistent with international practice, the PRC allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability only. For a design to be patentable it cannot be identical with, or similar to, any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked. The duration of a trademark is 10 years from the date of registration.

Domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations on Tax

PRC Corporate Income Tax

The PRC corporate income tax, or CIT, is calculated based on the taxable income determined under the applicable CIT Law and its implementation rules, which became effective on January 1, 2008 and amended on February 24, 2017. The CIT Law imposes a uniform corporate income tax rate of 25% on all resident enterprises in China, including foreign-invested enterprises.

Uncertainties exist with respect to how the CIT Law applies to the tax residence status of The Company and our offshore subsidiaries. Under the CIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for corporate income tax purposes. Although the implementation rules of the CIT Law define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of Taxation, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although the Company does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of Circular 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in Circular 82 to evaluate the tax residence status of The Company and our subsidiaries organized outside the PRC.

According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC corporate income tax on its worldwide income only if all of the following criteria are met:

●	the primary location of the day-to-day operational management is in the PRC;

●	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

●	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and

●	50% or more of voting board members or senior executives habitually reside in the PRC.

We do not believe that we meet any of the conditions outlined in the immediately preceding paragraph.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our ordinary shares.

Value-Added Tax and Business Tax

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In May and December 2013 and April 2014, the Ministry of Finance and the State Administration of Taxation promulgated Circular 37, Circular 106 and Circular 43 to further expand the scope of services which are to be subject to Value-Added Tax, or VAT, instead of business tax. Pursuant to these tax rules, from August 1, 2013, VAT will be imposed to replace the business tax in certain service industries, including technology services and advertising services, on a nationwide basis. The VAT rate shall be 17% for sale or importation of goods by a taxpayer. But, unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

Regulations Relating to Foreign Exchange and Dividend Distribution

Foreign Exchange Regulation

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

We typically do not need to use our offshore foreign currency to fund our PRC operations. In the event we need to do so, we will apply to obtain the relevant approvals of SAFE and other PRC government authorities as necessary.

SAFE Circular 37

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation, and we have completed the filing of SAFE Circular 37 reports, on behalf of certain shareholders whom we know are PRC residents. However, we may not be aware of the identities of all our beneficial owners who are PRC residents. In addition, we do not have control over our beneficial owners and cannot assure you that all of our PRC resident beneficial owners will comply with SAFE Circular 37. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or amend the registration may also limit our ability to contribute additional capital to our PRC subsidiaries or receive dividends or other distributions from our PRC subsidiaries or other proceeds from disposal of our PRC subsidiaries, or we may be penalized by SAFE.

Share Option Rules

Under the Administration Measures on Individual Foreign Exchange Control issued by the PBOC on December 25, 2006, all foreign exchange matters involved in employee share ownership plans and share option plans in which PRC citizens participate require approval from SAFE or its authorized branch. Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, issued by SAFE on February 15, 2012, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. We will make efforts to comply with these requirements upon completion of our initial public offering.

Regulation of Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended, the Wholly Foreign-owned Enterprise Law and its implementation regulations and the Chinese-foreign Equity Joint Venture Law and its implementation regulations. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Legal Proceedings

From time to time, Sunlong may be involved in various claims and legal proceedings arising in the ordinary course of business. Neither Wuhan Host nor Jiangsu Ronghai is currently a party to any such claims or proceedings which, if decided adversely to the Company, would either, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or cash flows.

Employees

As of April 9, 2019, Shengrong WFOE, Wuhan Host and Jiangsu Ronghai had 35, 42, 11, respectively, full-time employees.

We have not experienced any significant labor disputes and consider our relationship with our employees to be good. Our employees are not covered by any collective bargaining agreement.

We have established an employee welfare plan in accordance with the relevant PRC laws and regulations. Our total expenses for this plan were approximately $19,566 and $13,339 in 2018 and 2017, respectively.

As we continue to expand our business, we believe it is critical to hire and retain top talent, especially in the areas of marketing and technology engineering. We believe we have the ability to attract and retain high quality engineering talent in China based on our competitive salaries, annual performance-based bonus system, and equity incentive program for senior employees and executives. In addition, we have a training program for entry-level engineers that allows them to work closely with an experienced mentor to gain valuable hands-on experience and provide other professional development opportunities, including seminars where experienced engineers give lectures on specific engineering topics and new methods that can be applied to various projects.

Properties

 Shengrong WFOE current executive office is located at No. 21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China. The rent for this space is approximately $5,200 per month . The carrying value for this space is approximately $1.3 million.

Hubei HOST’ office is located at Xingye Road, Gedian Development District, E Zhou City, Hubei, China, which solely owned by Hubei HOST.

Jiangsu Ronghai’s office is located at 4th Floor, West Hongqiao Building, No.180 West Qingnian Road, Nantong City, Jiangsu, China. The rent for this space is approximately RMB225,600 per year.

We consider our current office space adequate for our current operations.

Corporate Information

Our principal executive offices are located at No.21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China 43000 and our telephone number is +86 022-5982-4800. Our website address is www.tmsrholding.com. The Company’s annual reports, quarterly reports, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other information related to the Company, are available, free of charge, on that website as soon as we electronically file those documents with, or otherwise furnish them to, the SEC. The Company’s website and the information contained therein, or connected thereto, are not and are not intended to be incorporated into this prospectus.

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Yimin Jin	47	Chief Executive Officer and Co-Chairman of the Board
Yuguo Zhang	62	President and Co-Chairman of the Board
Xueyuan Han (1)(2)(3)	45	Director
Manli Long (1)(2)(3)	39	Director
Mingze Yin(1)(2)(3)	31	Director
Min Zhu(1)(2)(3)	39	Director
Qihai Wang	49	Director
Yi Li	41	Chief Financial Officer
Xiaonian Zhang	66	Vice President

(1)	Member of our Audit Committee

(2)	Member of our Compensation Committee

(3)	Member of our Nominating and Corporate Governance Committee

Business Experience and Directorships

The following describes the backgrounds of current executive officers and directors. Our board of directors has determined that (a) other than Messrs. Yimin Jin and Yuguo Zhang, all of our directors are independent directors as defined under the NASDAQ Stock Market’s listing standards governing members of boards of directors, and (b) the members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under applicable SEC rules

 Mr. Yimin Jin

From 1995 to 2001, Mr. Jin served as the General Manager of Shanghai Pudong Development Bank. From 2001 to October 2015, Mr. Jin served as the Managing Director of Shanghai Xiefeng Science and Technology Investment Co., Ltd. Mr. Jin served as general manager of Shanghai Guangdian Assets Management Co., Ltd. since November 2015 until now. Mr. Jin received his college diploma from Shanghai Shanda College in 1993 and received his Bachelor of Finance degree from Shanghai Television University in 1998. Mr. Jin obtained his MSBA degree from Madonna University in 2001. We believe Mr. Jin is well qualified to serve on our board of directors because of his extensive investment experience.

Mr. Yuguo Zhang

Mr. Zhang was appointed as the President and the Co-Chairman of the Board on April 25, 2019. Mr. Zhang served as the president of Jiangsu Siyuan Port Co, Ltd. from October 2014 until now. He has served as a director of Jiangsu Siyuan Port Corp. since September 2016. From 2012 to September 2014, Mr. Zhang served as the president of Jiangsu Xinmin Port Co., Ltd., and from 2008 to 2012, Mr. Zhang served as the president of Rugao Port Group. Mr. Zhang received his Bachelor of Chinese Language degree from Huadong Normal University in 1991 and obtained his MSBA degree from Madonna University in 1999. We believe Mr. Zhang is well qualified to serve on our board of directors because of his extensive management experience.

Mr. Xueyuan Han

Mr. Han is currently the CEO of Hanfor (Beijing) Capital Management Co., Ltd., an asset management firm he founded in 2006. From June 1999 to May 2004, he worked for CFC Capital Ltd., a boutique investment-banking firm that provides financial advisory and consulting services to middle-market companies, as a financial advisor. Mr. Xueyuan Han graduated from North China University of Technology in June 1996 with a bachelor degree in Mechatronics. Mr. Han also obtained a Master of Business Administration from Peking University, Guanghua School of Management.

Ms. Manli Long

Ms. Manli Long is currently an associate professor at the Department of Foreign Language: Hubei University of Technology, a position she has held since July 2014. Ms. Manli Long has been engaged in English teaching and research for many years. During the course of her career, she won many school awards recognizing her outstanding teach ability. Ms. Manli Long received her bachelor degree in English from Hubei University of Technology in 2002 and obtained her master degree in Foreign Linguistics and Applied Linguistics from Hubei University of Technology in 2007.

Mr. Mingze Yin

Mr. Yin was appointed as a director of our board on March 22, 2019. Mr. Mingze Yin has been the Risk Control Manager of Shanghai Guangdian Asset Management co. LTD. since November 2018. From November 2017 to October 2018, he served as the General Manager of Comprehensive Financial Services Department of the Investment Banking Division at Lianchu Securities LTD. From November 2016 to October 2017, he served as a Senior Manager of the Investment Banking Headquarter of Zhongshan Securities LTD. From July 2013 to October 2016, he served as a Senior Auditor of the BDO China SHU LUN PAN Certified Public Accountants LLP. From July 2011 to June 2013, he served as an Auditor of Zhongxi Certified Public Accountants LLP. During the term of office mentioned above, Mr. Yin received his Bachelor degree in Management in 2011 from Huaihai Institute of Technology.

Mr. Min Zhu

Mr. Zhu was appointed as a director of our board on March 22, 2019. Mr. Zhu has been the General Manager of Tianjin Longying Pictures co. LTD since October 2016. From September 2008 to September 2016, he served as a District Manager of Maersk Logistics Investment LTD. From October 2004 to September 2008, he served as a Shipping Manager of Shanghai Leya International Freight Agency Co. LTD. During the term of office mentioned above, Mr. Zhu received his Bachelor degree in System Engineering in 2002 from Shanghai Institute of Technology.

Mr. Qihai Wang

Mr. Wang was appointed as a director of our Board on April 24, 2019. Mr. Wang has been in the coal industry for more than thirty years and is proficient in bulk trade, transportation, processing and other business. From June 1987 to July 1989, He was in charge of coal procurement in Tian Jia An Power Plant. From August 1989 to September 1995, Mr. Wang sold coal in Anhui Fengtai County Hengda Co., Ltd.. From October 1995 to March 2000, Mr. Wang sold coal in Anhui Fengtai County Hongyun Commerce and Trading Co., Ltd. From March 2000 to October 2004, he was the general responsible for coal trade in Gansu Province for Nanjing Jutai Trading Co., Ltd., and from October 2004 to April 2009, he was the general responsible for coal purchase in Western China for Nantong Linan Industry and Trade Co., Ltd. Mr. Wang founded Jiangsu Rong Hai Electric Power Fuel Co., Ltd. in May 2009 and has been the General Manager since then.

Ms. Yi Li

Ms. Li was appointed as the Chief Financial Officer of the Company on April 25, 2019. From 2005 to 2007, Ms. Li served as Financial Accounting of Shanghai Supersharp International Co., Ltd. From 2007 to 2009, Ms. Li served as Finance Officer of the HongKong OneByOne Trading & Accessories Co., Ltd. Ms. Li worked as the Financial Manager at Shanghai Yitex Garment Co., Ltd. from 2010 to 2015. Ms. Li served as the Chief Financial Officer of Shanghai Difeng Group since 2015 till now. Ms. Li received her Bachelor degree of International Business and MBA from Auckland Institute of Studies. We believe that she is well qualified to serve as the Chief Financial Officer of the Company based on her extensive experiences in financial services.

Mr. Xiaonian Zhang

Mr. Zhang was appointed as the new Vice President of our Company on April 25, 2019. He served as the President and a director of our Company from February 8, 2018 to April 24, 2019. Xiaonian Zhang was appointed to be President and a director of Sunlong in 2017. From 2009 to present, Mr. Zhang has been the general manager and head of technology department in Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd. Over the last decade, Mr. Zhang had been working on R&D and successfully managed a team with a research focus on high efficiency permanent magnetic separation of industrial solid wastes and comprehensive utilization of tailings. Mr. Zhang also held 2 U.S. invention patents on the high efficiency permanent magnetic comprehensive separating technology. Mr. Zhang graduated from Huazhong University of Science and Technology in July 1989 with a Bachelor degree of Automatic Control.

No Classification of Directors

In accordance with our existing charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors has been reconstituted and comprised of seven members. Our board of directors believes it is in the best interests of the Company for the board of directors to have no separate classification, such that each director serves a one-year term until the next annual meeting of stockholders or until such director’s successor is elected or qualified. If Proposal 4 is approved at the special meeting, all seven directors that our board of directors has nominated to serve on the board will serve until the first annual meeting of stockholders following the Business Combination.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the NASDAQ rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that our board of directors will determine that Ms. Manli Long, Mr. Xueyuan Han, Mr. Min Zhu and Mr. Mingze Yin are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors does not have a lead independent director. Currently Ms. Jiazhen Li serves as our Chief Executive Officer, and Dr. Ni and Mr. Wang serve as Co-Chairs of the Board.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

Our Audit Committee currently consists of Ms. Manli Long, Mr. Xueyuan Han, Mr. Min Zhu and Mr. Mingze Yin with Mr. Xueyuan Han serving as the chairman of the Audit Committee. We believe that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Xueyuan Han qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which is attached as an exhibit to this Report.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor our annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

Compensation Committee

Our Compensation Committee currently consists of Ms. Manli Long, Mr. Xueyuan Han, Mr. Min Zhu and Mr. Mingze Yin, with Ms. Mingze Yin serving as the chairman of the Compensation Committee. We anticipate that each of the members of our Compensation Committee will be independent under the applicable NASDAQ listing standards. Our board of directors has adopted a written charter for the Compensation Committee, which is attached as an exhibit to this Report.

The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our Corporate Governance and Nominating Committee currently consists of Ms. Manli Long, Mr. Xueyuan Han, Mr. Min Zhu and Mr. Mingze Yin, with Mr. Min Zhu serving as the chairman of the Corporate Governance and Nominating Committee. We anticipate that each of the members of our Corporate Governance and Nominating Committee will be independent under the applicable NASDAQ listing standards. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.tmsr-ltd.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the year ended December 31, 2017 there were no delinquent filers.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is attached as an exhibit to this Report. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.

EXECUTIVE COMPENSATION

The following table provides disclosure concerning all compensation paid for services to TMSR in all capacities for our fiscal years ended 2018 and 2017 provided by (i) each person serving as our principal executive officer (“PEO”), (ii) each person serving as our principal financial officer (“PFO”) and (iii) our two most highly compensated executive officers other than our PEO and PFO whose total compensation exceeded $100,000 (collectively with the PEO, referred to as the “named executive officers” in this Executive Compensation section).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Other Compensation ($)	Total ($)

Xiaoyan Shen (1)	2018	36,538	-	-	-	-	36,538
(Former CFO)	2017	36,538	-	-	-	-	36,538

Jiazhen Li (2)	2018	9,135		-	-	-	9,135
(Former CEO)	2017	9,135	-	-	-	-	9,135

Chuanliu Ni (3)	2018	95,875	-	-	-	-	95,875
(Former CEO)	2017	127,833	-	-	-	-	127,833

Yimin Jin (4)	2018	-	-	-	-	-	-
(CEO)	2017	-	-	-	-	-	-

Lei Wang (5)	2018	-		-	-	-	-
(CFO)	2017	-	-	-	-	-	-

(1)	Ms. Xioyan Shen was appointed as the CFO of the Company on February 6, 2018 and resigned on April 15, 2019. Ms. Shen was entitled to an annual base salary of $36,538 pursuant to the employment agreement she had with the Company.

(2)	Ms. Jiazhen Li was appointed as the CEO of the Company on October 4, 2018 and resigned on April 15, 2019. Ms. Li is entitled to an annual base salary of $9,135 pursuant to the employment agreement he had with the Company.

(3)	Dr. Chuanliu Ni was appointed as the CEO of the Company on February 6, 2018 and resigned on October 4, 2018. Dr. Ni was entitled to an annual base salary of $127,833 pursuant to the employment agreement he had with the Company. Dr. Ni resigned on October 4, 2018.
(4)	Mr. Yinmin Jin was appointed as the CEO of the Company on April 15, 2019. Ms. Li is entitled to an annual base salary of $100,000 pursuant to the employment agreement he had with the Company.

(5)	Ms. Lei Wang was appointed as the CFO of the Company on April 15, 2019. Ms. Wang was entitled to an annual base salary of $30,000 pursuant to the employment agreement she had with the Company.

Grants of Plan Based Awards in the Fiscal Year Ended December 31, 2018

We currently have a 2018 long-term equity incentive plan pursuant to which 10,000,000 shares were authorized. During the fiscal year ended December 31, 2018, no shares of common stock were granted to our officers and directors under the plan.

Outstanding Equity Awards at Fiscal Year-End

None.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have entered into employment agreements with each of our executive officers, respectively, including Mr. Yimin Jin, the Chief Executive Officer and Co-Chairman and Ms. Lei Wang, the Chief Financial Officer (each an “Employment Agreement,” collectively, the “Employment Agreements”). Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a crime, or misconduct or a failure to perform agreed duties. The executive officer may resign at any time with a three-month advance written notice.

The officers also agreed to enter into additional confidential information and invention assignment agreements and are subject to certain non-compete and non-solicitation restrictions for a period one year following termination.

Director Compensation

The following table represents compensation earned by our non-executive directors in 2018.

Name	Fees earned in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Zheyi Wang (1)	$10,000	-	-	-	$10,000
Xiaonian Zhang (2)	$14,615	-	-	-	$14,615
Yilei Shao (3)	$10,000	-	-	-	10,000
Hongxiang Yu (4)	$10,000	-	-	-	$10,000
Chenchen Zhang (5)	$-	-	-	-	$-
Wenting Zou (6)	$-	-	-	-	$-
Mingze Yin (7)	$-	-	-	-	$-
Min Zhu (8)	$-	-	-	-	$-
Xueyuan Han (9)	$-	-	-	-	$-
Manli Long (10)	$-	-	-	-	$-

(1)	Mr. Zheyi Wnag was appointed as a director of the Company on October 4, 2018 and shall receive annual compensation at $10,000.

(2)	Mr. Xiannian Zhang was appointed as a director of the Company on February 6, 2018 and shall receive annual compensation at $14,615.

(3)	Ms. Yilei Shao was appointed as a director of the Company on August 31, 2018 and resigned on April 8, 2019.

(4)	Mr. Hongxiang Yu was appointed as a director of the Company on August 31, 2018 and resigned on April 8, 2019.

(5)	Mr. Chenchen Zhang was appointed as a director of the Company on February 6, 2018 and shall receive $0 per year. Mr. Chenchen Zhang resigned from his positon on March 22, 2019.

(6)	Ms. Wenting Zou was appointed as a director of the Company on February 6, 2018 and shall receive annual compensation at $0. Ms. Wenting Zou resigned from her position on March 22, 2019.

(7)	Mr. Mingze Yin was appointed as a director of the Company on March 22, 2019 and shall receive annual compensation at $10,000.

(8)	Mr. Min Zhu was appointed as a director of the Company on March 22, 2019 and shall receive annual compensation at $10,000.

(9)	Mr. Xueyuan Han was appointed as a director of the Company on April 4, 2019 and shall receive $10,000 per year.

(10)	Ms. Manli Long was appointed as a director of the Company on April 4, 2019 and shall receive annual compensation at $10,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 24, 2019 based on information obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock, by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our executive officers and directors that beneficially owns shares of our common stock; and

●	all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

The percentage ownership information shown in the table below is based on that there were 21,768,698 shares of common stock outstanding as of June 24, 2019.

	Number of Shares	%
Name and Address of Beneficial Owners(1)
5% stockholders:

Qi (Jacky) Zhang(2)(3)	3,778,000	17.3
Directors and Officers
Yimin Jin(5)	3,527,528	16.2
Shenghua Huang	1,263,732	5.8
Yi Li(7)
Xiaonian Zhang	-	-
Yilei Shao	-	-
Hongxiang Yu	-	-
Chenchen Zhang(4)	-	-
Wenting Zou(4)	-	-
Min Zhu(4)	-	-
Mingze Yin(4)	-	-
Xiaoyan Shen(5)	-	-
Xueyuan Han(6)	-	-
Manli Long(6)	-	-
All directors and officers as a group (8 persons)	4,791,260	22

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is A101 Hanzheng Street City Industry Park, No.21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China 430000.

(2)	Mr. Zhang owns 100% of Zhong Hui Holding Limited and maybe deemed as the beneficial owner of these shares.

(3)	On February 6, 2018, Qi (Jacky) Zhang resigned from our board of directors upon closing of the Business Combination.

(4)	On March 22, 2019, Chenchen Zhang and Wenting Zou resigned from our board of directors and replaced by Mr. Min Zhu and Mr. Mingze Yin.
(5)	On April 15, 2019, Jiazhen Li resigned as CEO of the Company and Yimin Jin became the new CEO. Li Yi is the current CFO.

(6)	On April 4, 2019, Yilei Shao and Honxiang Yu resigned from our board of directors and replaced by Mr. Xueyuan Han and Ms. Manli Long.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Directors and Officers

On December 27, 2018, the Company, entered into an Equity Purchase Agreement (the “EPA”) with Hopeway International Enterprises Limited., a private limited company duly organized under the laws of British Virgin Islands (the “Hopeway” or “Purchaser”). Pursuant to the EPA, Shengrong WOFE shall sell 100% equity interests in Hubei Shengrong to the Purchaser in exchange for the Purchaser’s agreement (“Consideration”) to irrevocably forfeit and cancel 8,523,320 shares of common stock of the Company (the “Shares”), constituting all the shares owned by the Purchaser. The transaction contemplated by the EPA is hereby referred as Disposition.

The Company is the owner of all the issued and outstanding capital stock of China Sunlong Environmental Technology Inc. (“Sunlong”), a company duly organized and existing under the laws of the British Virgin Islands (“BVI”), which is the sole shareholder of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”), a company duly organized and existing under the laws of the BVI. Shengrong BVI in turn owns all the issued and outstanding capital stock of Hong Kong Shengrong Environmental Technology Limited (“Shengrong HK”), which owns 100% equity interests in Shengrong WOFE.

Upon closing of the Disposition, the Purchaser will become the sole shareholder of Hubei Shengrong and as a result, assume all assets and obligations of Hubei Shengrong except the research and development team and intellectual property rights in connection with the solid waste recycling systems business shall be assigned to Shengrong WFOE as part of the Disposition.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in the right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Person Transactions

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons (other than compensation-related matters, which should be reviewed by our Compensation Committee), in accordance with its Charter and the Nasdaq marketplace rules. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

SELLING STOCKHOLDER

Selling stockholder Table

This prospectus covers an aggregate of 3,778,000 shares of our common stocks currently owned by the selling stockholder.

We are registering the shares under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling stockholder the opportunity, if they so desire, to publicly sell the shares for their own accounts in such amounts and at such times and prices as each may choose. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the below listed shares of common stock owned by them. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholder. The selling stockholder may from time to time offer and sell all or a portion of their shares in the open market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling stockholder and any agents or broker-dealers that participate with the selling stockholder in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholder after any sales made pursuant to this prospectus because the selling stockholder are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholder will sell all of the shares included in this prospectus.

Transferees, successors and donees of identified selling stockholder will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

The following table sets forth the beneficial ownership of the selling stockholder. The term “selling stockholder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder. As of June 24, 2019, we had 21,768,698 shares of common stock issued and outstanding.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering(1)
	Number of Shares	Percent	Number of Shares Being Offered	Number of Shares	Percent
ZHONG HUI HOLDING LIMITED	3,778,000	17.3%	3,778,000	-0-	-0-

(1)	Assumes the selling stockholder sells all of the shares of common stock included in this prospectus.

Relationships with Selling Stockholder

The selling stockholder is an investor who has had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years. Based on representations made to us by the selling stockholder, the selling stockholder is not a registered broker-dealer or an affiliate of a registered broker-dealer.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholder may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholder, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholder who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective with respect to a particular share covered by this prospectus until no selling stockholder owns any Series B Preferred, Warrants or shares of common stock underlying the Series B Preferred or Warrants.

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our articles of incorporation and bylaws, which are included as exhibits to the registration statement on Form S-1 of which this prospectus is a part for additional information about our securities.

We are presently authorized to issue 200,000,000 shares of $0.0001 par value common stock and 20,000,000 shares of $0.0001 par value preferred stock. As of June 24, 2019, we had 21,768,698 shares of common stock issued and outstanding and 0 shares of Preferred Stock issued and outstanding.

Common Stock

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders and do not have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use, subject to any preferential dividend rights of outstanding preferred stock. They are also entitled to share on a pro rata basis in any distribution to our common stockholders upon our liquidation, dissolution or winding up, subject to the prior rights of any outstanding preferred stock. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by us, and they do not have the right to require the redemption of their shares or the conversion of their shares into any other class of our stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of outstanding preferred stock and any series of preferred stock that we may designate and issue in the future.

Preferred Stock

 Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering. However, if issued prior to our initial business combination, none of the shares of our preferred stock will have any right to amounts held in the trust account.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaw

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;

●	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

●	the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

●	the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust Company. The address of our transfer agent is 1 State Street, 30th Floor, New York, NY 10004.

LEGAL MATTERS

The validity of the shares being offered hereby has been passed upon by Hunter Taubman Fischer & Li LLC.

EXPERTS

The financial statements as of December 31, 2018 and for the year then ended included in this prospectus have been so included in reliance on the report of WWC P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements as of December 31, 2017 and for the year then ended included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and photocopying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.sigmalabsinc.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$608,932	$726,737
Notes receivable	386,365	251,513
Accounts receivable, net	5,282,737	4,191,246
Other receivables, net	274,130	265,833
Other receivable - related party	26,817	40,707
Inventories	2,024,806	1,965,433
Prepayments	2,384,178	2,218,148
Total current assets	10,987,965	9,659,617

PLANT AND EQUIPMENT, NET	5,820,939	5,761,332

RIGHT-OF-USE ASSETS	294,672	-

OTHER ASSETS
Goodwill	14,694,530	14,339,050
Intangible assets, net	2,782,560	2,790,095
Other assets	120,327	97,020
Deferred tax assets	180,807	205,863
Total other assets	17,778,224	17,432,028

Total assets	$34,881,800	$32,852,977

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Short term loans - bank	$521,446	$508,832
Third party loan	-	144,841
Accounts payable	2,989,303	1,448,623
Other payables and accrued liabilities	3,013,325	2,755,126
Other payables - related parties	5,237,272	6,092,286
Customer deposits	2,860,568	2,338,336
Lease liabilities - current	127,588	-
Taxes payable	94,442	55,749
Total current liabilities	14,843,944	13,343,793

OTHER LIABILITIES
Third party loan - noncurrent	148,985	145,381
Lease liabilities - noncurrent	193,321	-
Total other liabilities	342,306	145,381

Total liabilities	15,186,250	13,489,174

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, no shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 20,276,698 and 19,895,935 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively*	2,028	1,990
Additional paid-in capital	5,366,916	4,814,846
Statutory reserves	-	-
Retained earnings	14,536,214	15,267,660
Accumulated other comprehensive loss	(209,608)	(720,693)
Total shareholders’ equity	19,695,550	19,363,803

Total liabilities and shareholders’ equity	$34,881,800	$32,852,977

* Giving retroactive effect to the 2 for 1 split effected on June 20, 2018

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the Three Months Ended March 31,
	2019	2018
REVENUES
Equipment and systems	$-	$7,081,783
Coating and fuel materials	7,100,513	-
Trading and others	165,829	416,100
TOTAL REVENUES	7,266,342	7,497,883

COST OF REVENUES
Equipment and systems	-	6,443,685
Coating and fuel materials	6,941,636	-
Trading and others	59,276	296,750
TOTAL COST OF REVENUES	7,000,912	6,740,435

GROSS PROFIT	265,430	757,448

OPERATING EXPENSES (INCOME)
Selling, general and administrative	1,093,802	928,050
Recovery of doubtful accounts	(115,149)	(1,401,413)
TOTAL OPERATING EXPENSES (INCOME)	978,653	(473,363)

(LOSS) INCOME FROM OPERATIONS	(713,223)	1,230,811

OTHER INCOME (EXPENSE)
Interest income	694	167
Interest expense	(7,842)	(46,972)
Other income, net	39,753	45,533
Total other income (expense), net	32,605	(1,272)

(LOSS) INCOME BEFORE INCOME TAXES	(680,618)	1,229,539

PROVISION FOR INCOME TAXES	50,828	305,925

NET (LOSS) INCOME	(731,446)	923,614

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	511,085	996,299

COMPREHENSIVE (LOSS) INCOME	$(220,361)	$1,919,913

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted*	20,005,643	10,423,060

EARNINGS PER SHARE
Basic and diluted*	$(0.04)	$0.09

* Giving retroactive effect to the 2 for 1 split effected on June 20, 2018

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three Ended March 31, 2018
	Preferred Stock		Common Stock		Additional	Retained Earnings		Accumulated Other
	Shares	Amount	Shares*	Amount	Paid-in Capital	Statutory Reserves	Unrestricted	Comprehensive Income (Loss)	Total
BALANCE, January 1, 2018	-	$-	8,995,428	$899	$10,592,392	$2,137,815	$13,817,668	$701,217	$27,249,991
Reverse capitalization	-	-	2,379,387	238	7,454,011	-	-	-	7,454,249
Net income	-	-	-	-	-	-	923,614	-	923,614
Statutory reserve	-	-	-	-	-	123,852	(123,852)	-	-
Foreign currency translation	-	-	-	-	-	-	-	996,299	996,299
BALANCE, March 31, 2018 (Unaudited)	-	$-	11,374,815	$1137	$18,046,403	$2,261,667	$14,617,430	$1,697,516	$36,624,153

	For the Three Ended March 31, 2019
	Preferred Stock		Common Stock		Additional	Retained Earnings		Accumulated Other
					Paid-in	Statutory		Comprehensive
	Shares	Amount	Shares*	Amount	Capital	Reserves	Unrestricted	Income (Loss)	Total
BALANCE, January 1, 2019	-	-	19,895,935	1,990	4,814,846	-	15,267,660	(720,693)	19,363,803
Net loss	-	-	-	-	-	-	(731,446)	-	(731,446)
Conversion of warrants into common stock	-	-	106,903	11	(11)	-	-	-	-
Issuance of common stock for debt settlement	-	-	131,330	13	261,334	-	-	-	261,347
Issuance of common stock for debt settlement	-	-	142,530	14	290,747	-	-	-	290,761
Foreign currency translation	-	-	-	-	-	-	-	511,085	511,085
BALANCE, March 31, 2019 (Unaudited)	-	$-	20,276,698	$2,028	$5,366,916	$-	$14,536,214	$(209,608)	$19,695,550

* Giving retroactive effect to the 2 for 1 split effected on June 20, 2018

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(731,446)	$923,614
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of plant and equipment	70,092	51,133
Amortization of intangible assets	69,002	68,724
Recovery of doubtful accounts	(115,149)	(1,401,413)
Amortization of right-of-use assets	24,216	-
Deferred tax provision	30,000	210,462
Change in operating assets and liabilities
Notes receivable	(127,931)	-
Accounts receivables	(865,695)	(1,204,110)
Other receivables	(4,936)	(1,022)
Other receivable - related party	14,819	-
Inventories	(10,593)	4,633,318
Prepayments	(110,447)	(4,374,001)
Deferred revenue	-	541,231
Accounts payable	1,496,753	(49,133)
Other payables and accrued liabilities	613,055	237,896
Customer deposits	461,789	(1,171,839)
Lease liabilities	1,881	-
Taxes payable	16,326	1,749,802
Net cash provided by operating activities	831,736	214,662

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received from JM Global Holding Company through reverse capitalization	-	7,987,474
Purchase of equipment	(16,876)	-
Net cash (used in) provided by investing activities	(16,876)	7,987,474

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from third party loan	-	20,554
(Repayments of) proceeds from other payable - related parties	(989,187)	74,218
Net cash (used in) provided by financing activities	(989,187)	94,772

EFFECT OF EXCHANGE RATE ON CASH	56,522	4,768

(DECREASE) INCREASE IN CASH	(117,805)	8,301,676

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	726,737	461,883

CASH AND CASH EQUIVALENTS, END OF PERIOD	$608,932	$8,763,559

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$-	$47,183
Cash paid for interest	$7,842	$43,350

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Issuance of common stock for warrants conversion	$11	$-
Issuance of common stock for debts settlement	$552,108	$-
Reverse capitalization with JM Global Holding Company	$-	$7,454,249
Initial recognition of right-of-use assets and lease liabilities	$317,134	$-

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

TMSR Holding Company Limited (the “Company” or “TMSR”), formerly known as JM Global Holding Company (“JM Global”), was a blank check company incorporated in Delaware on April 10, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Business Combination”). On June 20, 2018, TMSR completed a reincorporation and as a result, the Company changed its state of incorporation from Delaware to Nevada. The Articles of Incorporation and Bylaws of TMSR Nevada became the governing instruments of the Company, resulting in a 2-for-1 forward stock split of the Company’s common stock (the “Forward Split). The Reincorporation and Forward Split were approved by shareholders holding the majority of the outstanding shares of common stock of TMSR Delaware on June 1, 2018 at the Annual Meeting of Shareholders.

On February 6, 2018, China Sunlong Environmental Technology Inc. (“China Sunlong”) consummated the business combination (the “Business Combination”) with JM Global pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”) dated as of August 28, 2017 by and among (i) JM Global; (ii) Zhong Hui Holding Limited; (iii) China Sunlong; (iv) each of the shareholders of China Sunlong named on Annex I of the Share Exchange Agreement (the “Sellers”); and (v) Chuanliu Ni, a Chinese citizen who is the Chief Executive Officer and director of China Sunlong, in the capacity as the representative for the Sellers. Pursuant to the Share Exchange Agreement, JM Global acquired from the Sellers all of the issued and outstanding equity interests of China Sunlong in exchange for 17,990,856 newly-issued shares of common stock of JM Global to the Sellers. 1,799,088 of these newly-issued shares are held in escrow for 18 months from the closing date of the Business Combination as a security for China Sunlong and the Sellers’ indemnification obligations under the Share Exchange Agreement. This transaction is accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of China Sunlong owns the majority of the outstanding shares of JM Global immediately following the completion of the transaction and JM Global’s operations was the operations of China Sunlong following the transaction. Accordingly, China Sunlong was deemed to be the accounting acquirer in the transaction and the transaction was treated as a recapitalization of China Sunlong. The financial statements of China Sunlong prior to February 6, 2018 are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of JM Global.

China Sunlong is a holding company incorporated on August 31, 2015, under the laws of the Cayman Islands. China Sunlong has no substantive operations other than holding all of the outstanding share capital of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”). Shengrong BVI is a holding company incorporated on June 30, 2015, under the laws of the British Virgin Islands. Shengrong BVI has no substantive operations other than holding all of the outstanding share capital of Hong Kong Shengrong Environmental Technology Limited (“Shengrong HK”). Shengrong HK is also a holding company holding all of the outstanding equity of Shengrong Environmental Protection Technology (Wuhan) Co., Ltd. (“Shengrong WFOE”).

The Company focuses on the industrial solid waste recycling and comprehensive utilization. The Company’s main products are high efficiency permanent magnetic separators and comprehensive utilization systems for industrial solid wastes. The Company’s headquarter is located in Hubei Province, in the People’s Republic of China (the “PRC” or “China”). All of the Company’s business activities are carried out by the wholly owned operating Chinese company, Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Hubei Shengrong”) prior to May 1, 2018.

On April 11, 2018, the Company, Shengrong WFOE and Hubei Shengrong, both of which are the Company’s indirectly owned subsidiaries (collectively “Purchasers”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Long Liao, Chunyong Zheng, Wuhan Modern Industrial Technology Research Institute, and Hubei Zhonggong Materials Group Co., Ltd. (collectively “Sellers” ) and Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a company incorporated in China engaging in the research, development, production and sale of coating materials. Pursuant to the Purchase Agreement, the Purchasers acquired all of the outstanding equity interests of Wuhan Host (the “Acquisition”). In exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $5.2 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $6.0 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). The Parties agree the Share Consideration shall be an aggregate of 1,293,104 shares of common stock of which is based on the closing price of US$4.64 on March 27, 2018. The Share Consideration shall be issued in three equal installments, which shall be subject to lock-up of 12, 24 and 36 months, respectively. The Purchase Agreement contains representations, warranties and covenants customary for acquisitions of this type. The Acquisition closed on May 1, 2018. Starting on May 1, 2018, the Company’s business activities added the research, development, production and sale of coating materials.

On August 16, 2018, The Purchasers and the Sellers entered into a supplement agreement (“Supplement Agreement”), which modified the terms of consideration set forth in the Purchase Agreement entered between Purchasers and Sellers on April 11, 2018. Pursuant to the Supplement Agreement, in exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $6.5 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $4.7 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). In the Supplement Agreement, both Purchasers and Sellers also agreed to delete the section 3.3 of the Share Purchase Agreement, a section that stipulates the Share Consideration shall be issued in three equal installments.

On March 31, 2017, China Sunlong completed its acquisition of 100% of the equity in TJComex International Group Corporation (“TJComex BVI”). At the closing of such acquisition, the selling shareholders of TJComex BVI received 5,935 shares (“Payment Shares”) of China Sunlong Common Stock valued at $926.71 per share for 100% of their equity in TJComex BVI. TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, which owns 100% equity interest of Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC. Pursuant to certain contractual arrangements, TJComex WFOE controls Tianjin Commodity Exchange Co., Ltd. (“TJComex Tianjin”), a limited liability company incorporated under the law of the PRC. TJComex Tianjin is engaged in general merchandise trading business and related consulting services, and its headquarter is located in the city of Tianjin, PRC.

On April 2, 2018, the Company disposed of its subsidiary, TJComex BVI in consideration of (i) its minimum contribution to the Company’s results of operation and (ii) the unsatisfactory synergy between the TJComex BVI business and the rest of the Company’s business. The Company’s decision to dispose of TJComex BVI is to (i) improve the Company’s overall financial condition and results of operations, (ii) reduce the complexity of the Company’s business, (iii) focus the Company’s resources on the solid waste recycling business as well as developing environmental control business opportunities; and (iv) make it possible for the Company to pursue acquisition opportunities for more compatible businesses. TJComex BVI was disposed to Chuanliu Ni, a Chinese citizen who is the director of China Sunlong.

As of April 2, 2018, the net assets of TJComex BVI were $16,598 and is being recorded as a loss from disposal of subsidiary in the consolidated financial statements for the period ending December 31, 2018. As TJComex operating revenue was less than 1% of the Company’s revenue and the disposal did not constitute a strategic shift that will have a major effect on the Company’s operations and financial results, the results of operations for TJComex were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

On October 10, 2017, Hubei Shengrong established a wholly owned subsidiary, Fujian Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Fujian Shengrong”), with registered capital of RMB 10,000,000 (approximately USD 1,518,120). Fujian Shengrong has no operations prior to May 30, 2018. On May 30, 2018, Hubei Shengrong and two unrelated entities entered into certain Capital Transfer and Contribution Agreement pursuant to which these two entities shall contribute cash of approximately USD 5.0 million (RMB 32.0 million) into Fujian Shengrong and Hubei Shengrong shall contribute approximately USD 1.3 million (RMB 8.0 million) which is the consideration for certain technology consulting services to be provided by Hubei Shengrong to the two entities. Upon completion of the contribution, the total registered capital of Fujian Shengrong increased to RMB 40.0 million (approximately USD 6.3 million) and Hubai Shengrong owns 20% and the two entities collectively own 80% of the equity interest of Fujian Shengrong. In August, 2018, Hubei Shengrong transferred 20% equity interest of Fujian Shengrong to Shengrong WFOE. The Company will account for the investment in Fujian Shengrong using the cost method. Since Shengrong WFOE did not provide any cash contribution to Fujian Shengrong or technology services, the investment balance under the cost method investment on March 31, 2019 is $0.

On November 30, 2018, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with Jirong Huang and Qihuang Wang (collectively “Sellers”) and Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”), a company incorporated in China engaging in the sale of fuel materials and harbor cargo handling services. Pursuant to the Purchase Agreement, TMSR shall issue an aggregate of 4,630,000 shares of TMSR’s common stock to the Rong Hai Shareholders, in exchange for Rong Hai Shareholders’ agreement to enter into, and their agreement to cause Rong Hai to enter into, certain VIE Agreements (the “Rong Hai VIE Agreements”) with Shengrong WFOE, through which Shengrong WFOE shall have the right to control, manage and operate Rong Hai in return for a service fee approximately equal to 100% of Rong Hai’s net income (“Acquisition”). On November 30, 2018, Shengrong WFOE, the Company’s indirectly owned subsidiary, entered into a series of VIE Agreements with Rong Hai and the Rong Hai Shareholders. The VIE Agreements are designed to provide Shengrong WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Rong Hai, including absolute rights to control the management, operations, assets, property and revenue of Rong Hai. Rong Hai has the necessary license to carry out coal trading business in China. The Acquisition closed on November 30, 2018. Starting on November 30, 2018, the Company’s business activities added coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap, of which business activities are carried out in Nantong, Jiang Su Province, PRC.

On December 27, 2018, the Company, entered into an Equity Purchase Agreement (the “EPA”) with Hopeway International Enterprises Limited., a private limited company duly organized under the laws of British Virgin Islands (the “Hopeway” or “Purchaser”). Pursuant to the EPA, Shengrong WOFE shall sell 100% equity interests in Hubei Shengrong to the Purchaser in exchange for the Purchaser’s agreement (“Consideration”) to irrevocably forfeit and cancel 8,523,320 shares of common stock of the Company (the “Shares”), constituting all the shares owned by the Purchaser. The transaction contemplated by the EPA is hereby referred as Disposition. The Company’s decision to dispose of Hubei Shengrong is due to the planning mandates of Wuhan Municipal Government 2018 which manufactures should move away from city’s downtown area. Therefore, due to the policy change, Hubei Shengrong is forced to close the existing facility, relocate and build a new facility, which is expected to take approximately 7-8 years. As a result, Hubei Shengrong will not be able to keep the production running and will generate no income in the foreseeable future. Management believed it is very difficult, if possible at all, to continue manufacturing of solid waste recycling systems. As such, the Company has been actively seeking to dispose Hubei Shengrong while retaining the research and development and sale of solid waste recycling systems business. Upon closing of the Disposition, the Purchaser will become the sole shareholder of Hubei Shengrong and as a result, assume all assets and obligations of Hubei Shengrong except the research and development team and intellectual property rights in connection with the solid waste recycling systems business shall be assigned to Shengrong WFOE as part of the Disposition. As Shengrong WFOE has significant continuing involvement in the sale of solid waste recycling systems business and the processed industrial waste materials trading business, this restructuring did not constitute a strategic shift that will have a major effect on the Company’s operations and financial results. Therefore, the results of operations for Hubei Shengrong were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

The accompanying consolidated financial statements reflect the activities of TMSR and each of the following entities:

Name		Background	Ownership
China Sunlong	●	A Cayman Islands company	100% owned by the Company
Shengrong BVI	● ●	A British Virgin Island company Incorporated on June 30, 2015	100% owned by China Sunlong
Shengrong HK	● ●	A Hong Kong company Incorporated on September 25, 2015	100% owned by Shengrong BVI
Shengrong WFOE	●	A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”)	100% owned by Shengrong HK
● ● ● ●

Incorporated on March 1, 2016

Registered capital of USD 12,946 (HKD100,000), fully funded

Purchase and sales of high efficiency permanent magnetic separator and comprehensive utilization system

Trading of processed industrial waste materials

Hubei Shengrong[2]	● ●	A PRC limited liability company Incorporated on January 14, 2009	100% owned by Shengrong WFOE
	●	Registered capital of USD 4,417,800 (RMB 30,000,000), fully funded
	● ●	Production and sales of high efficiency permanent magnetic separator and comprehensive utilization system. Trading of processed industrial waste materials
Wuhan HOST	● ● ●	A PRC limited liability company Incorporated on October 27, 2010 Registered capital of USD 750,075 (RMB 5,000,000), fully funded	100% owned by Shengrong WFOE
	●	Research, development, production and sale of coating materials.
Shanghai Host Coating Materials Co., Ltd. (“Shanghai HOST”)	● ● ●	A PRC limited liability company Incorporated on December 11, 2014 Registered capital of USD 3,184,371 (RMB 20,000,000), to be fully funded by November 2024
	●	No operations and no capital contribution has been made as of December 31, 2018	80% owned by Wuhan HOST

Wuhan HOST Coating Materials Xiaogan Co., Ltd. (“Xiaogan HOST”)	● ● ● ●

A PRC limited liability company

Incorporated on December 25, 2018

Registered capital of USD 11,595,379 (RMB 80,000,000),

to be fully funded by December 2028

No operations and no capital contribution has been made as of December 31, 2018

90% owned by Wuhan HOST
Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”)	● ● ● ●

A PRC limited liability company

Incorporated on May 20, 2009

Registered capital of USD 3,171,655 (RMB 20,180,000), fully funded

Coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap

VIE of Shengrong WFOE
TJComex BVI[1]	● ●	A British Virgin Island company Incorporated on March 8, 2016	100% owned by China Sunlong
TJComex HK1	● ●	A Hong Kong company Incorporated on March 19, 2014	100% owned by TJComex BVI
TJComex WFOE[1]	●	A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”)	100% owned by TJComex HK
	●	Incorporated on March 10, 2004
	●	Registered capital of USD 200,000
TJComex Tianjin[1]	● ●	A PRC limited liability company Incorporated on November 19, 2007	100% owned by TJComex WFOE
	●	Registered capital of USD 7,809,165 (RMB 55,000,000)
	●	General merchandise trading business and related consulting services

[1]	Disposed on April 2, 2018
[2]	Disposed on December 27, 2018

Contractual Arrangements

Rong Hai is controlled through contractual agreements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements consist of a series of five agreements, consulting services agreement, equity pledge agreement, call option agreement, voting rights proxy agreement, and operating agreement (collectively the “Contractual Arrangements”, which were signed on November 30, 2018).

Material terms of each of the Rong Hai VIE Agreements are described below:

Consulting Services Agreement

Pursuant to the consulting services agreement between Rong Hai and Shengrong WFOE dated November 30, 2018, Shengrong WFOE has the exclusive right to provide consulting services to Rong Hai relating to Rong Hai’s business, including but not limited to business consulting services, human resources development, and business development. Shengrong WFOE exclusively owns any intellectual property rights arising from the performance of this agreement. Shengrong WFOE has the right to determine the service fees based on Rong Hai’s actual operation on a quarterly basis.

This consulting services agreement shall take effect on the date of execution of this consulting services agreement and this consulting services agreement shall be in full force and effective until Rong Hai’s valid operation term expires. Shengrong WFOE may, at its discretion, decide to renew or terminate this consulting services agreement.

Equity Pledge Agreement.

Under the equity pledge agreement among Shengrong WFOE, Rong Hai and the shareholders of Rong Hai dated November 30, 2018, the shareholders pledged all of their equity interests in Rong Hai to Shengrong WFOE to guarantee Rong Hai’s performance of relevant obligations and indebtedness under the consulting services agreement. In addition, the shareholders of Rong Hai have completed the registration of the equity pledge under the agreement with the competent local authority. If Rong Hai breaches its obligation under the consulting services agreement, Shengrong WFOE, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests.

This equity pledge agreement shall take effect on the date of execution of this equity pledge agreement and this equity pledge agreement shall be in full force and effective until Rong Hai and Shengrong WFOE’s satisfaction of all contractual obligations and settlement of all secured indebtedness. Upon Shengrong WFOE’s request, Rong Hai shall extend its operation period to sustain the effectiveness of this equity pledge agreement.

Call Option Agreement

Under the call option agreement among Shengrong WFOE, Rong Hai and the shareholders of Rong Hai dated November 30, 2018, each of the shareholders of Rong Hai irrevocably granted to WFOE or its designee an option to purchase at any time, to the extent permitted under PRC law, all or a portion of his equity interests in Rong Hai. Also, Shengrong WFOE or its designee has the right to acquire any and all of its assets of Rong Hai. Without Shengrong WFOE’s prior written consent, Rong Hai’s shareholders cannot transfer their equity interests in Rong Hai, and Rong Hai cannot transfer its assets. The acquisition price for the shares or assets will be the minimum amount of consideration permitted under the PRC law at the time of the exercise of the option.

This call option agreement shall take effect on the date of execution of this call option agreement. Rong Hai and Shengrong WFOE shall not terminate this call option agreement under any circumstances for any reason unless it is early terminated by Shengrong WFOE or by the requirements under the applicable laws. This call option agreement shall be terminated provided that all equity interest or assets under this option is transferred to Shengrong WFOE or its designee.

Voting Rights Proxy Agreement

Under the voting rights proxy agreement among Shengrong WFOE and the shareholders of Rong Hai dated November 30, 2018, each shareholder of Rong Hai irrevocably appointed Shengrong WFOE as its attorney-in-fact to exercise on such shareholder’s behalf any and all rights that such shareholder has in respect of his equity interests in Rong Hai, including but limited to the power to vote on its behalf on all matters of Rong Hai requiring shareholder approval in accordance with the articles of association of Rong Hai.

The voting rights proxy agreement shall take effect on the date of execution of this voting rights proxy agreement and remain in effect indefinitely for the maximum period of time permitted by law in consideration of Shengrong WFOE.

Operating Agreement

Pursuant to the operating agreement among Shengrong WFOE, Rong Hai and the shareholders of Rong Hai dated November 30, 2018, Rong Hai and the shareholders of Rong Hai agreed not to enter into any transaction that could materially affect Rong Hai’s assets, obligations, rights or operations without prior written consent from Shengrong WFOE, including but not limited to the amendment of the articles of association of Rong Hai. Rong Hai and its shareholders agree to accept and follow our corporate policies provided by Shengrong WFOE in connection with Rong Hai’s daily operations, financial management and the employment and dismissal of Rong Hai’s employees. Rong Hai agreed that it should seek guarantee from Shengrong WFOE first if any guarantee is needed for Rong Hai’s performance of any contract or loan in the course of its business operation.

This operating agreement shall take effect on the date of execution of this operating agreement and this operating agreement shall be in full force and effective until Rong Hai’s valid operation term expires. Either party of Shengrong WFOE and Rong Hai shall complete approval or registration procedures for the extension of its business term three months prior to the expiration of its business term, for the purpose of the maintenance of the effectiveness of this operating agreement.

All the Rong Hai VIE Agreements became effective immediately upon their execution.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). Interim results are not necessarily indicative of results to be expected for the full year. The information included in this Form 10-Q should be read in conjunction with information included in the Company’s annual report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on April 1, 2019.

Principles of consolidation

The unaudited condensed financial statements of the Company include the accounts of TMSR and its wholly owned subsidiaries and VIE. All intercompany transactions and balances are eliminated upon consolidation.

Use of estimates and assumptions

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include the useful lives of intangible assets, deferred revenues and plant and equipment, impairment of long-lived assets, collectability of receivables, inventory valuation allowance, present value of lease liabilities and realization of deferred tax assets. Actual results could differ from these estimates.

Foreign currency translation and transaction

The reporting currency of the Company is the U.S. dollar. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The statement of income accounts are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive loss amounted to $209,608 and $720,693 as of March 31, 2019 and December 31, 2018, respectively. The balance sheet amounts, with the exception of shareholders’ equity at March 31, 2019 and December 31, 2018 were translated at 6.71 RMB and 6.88 RMB to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the three months ended March 31, 2019 and 2018 were 6.75 RMB and 6.36 RMB, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. An allowance for doubtful accounts may be established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of March 31, 2019 and December 31, 2018, $633,759 and $732,846 were recorded for allowance for doubtful accounts, respectively.

Inventories

Inventories are comprised of raw materials and work in progress and are stated at the lower of cost or net realizable value using the first-in-first-out method in Shengrong WFOE and weighted average method in Wuhan HOST and Rong Hai. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory when the carrying value exceeds net realizable value. As of March 31, 2019 and December 31, 2018, no obsolescence and cost in excess of net realizable value were recorded for allowance.

Prepayments

Prepayments are funds deposited or advanced to outside vendors for future inventory or services purchases. As a standard practice in China, many of the Company’s vendors require a certain amount to be deposited with them as a guarantee that the Company will complete its purchases on a timely basis. This amount is refundable and bears no interest. The Company has legally binding contracts with its vendors, which require any outstanding prepayments to be returned to the Company when the contract ends.

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method after consideration of the estimated useful lives of the assets and estimated residual value. The estimated useful lives and residual value are as follows:

	Useful Life	Estimated Residual Value
Building	5 – 20 years	5%
Office equipment and furnishing	5 years	5%
Production equipment	3-10 years	5%
Automobile	5 years	5%
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives	0%

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Right-of-use assets and lease liabilities

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842).” The new standard requires lessees to recognize lease assets (right of use) and lease obligations (lease liability) for leases previously classified as operating leases under generally accepted accounting principles on the balance sheet for leases with terms in excess of 12 months. The standard is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. The impact of the adoption on January 1, 2019 increased the right-of-use assets and lease liabilities by approximately $317,000.

Intangible assets, net

Intangible assets represent land use rights and patents, and they are stated at cost, less accumulated amortization. Research and development costs associated with internally developed patents are expensed when incurred. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets. All land in the PRC is owned by the government; however, the government grants “land use rights.” The Company has obtained the rights to use various parcels of land. The patents have finite useful lives and are amortized using a straight-line method that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The Company amortizes the cost of the land use rights and patents, over their useful life using the straight-line method. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  The estimated useful lives are as follows:

Useful Life
Land use rights	50 years
Patents	10 - 20 years

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. Impairment losses on goodwill are not reversed. As of March 31, 2019 and December 31, 2018, no impairment of goodwill was recognized.

Impairment for long-lived assets

Long-lived assets, including plant, equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of March 31, 2019 and December 31, 2018, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, notes receivable, accounts receivable, other receivables, prepayments, accounts payable, other payables and accrued liabilities, customer deposits, short term loans and taxes payable to approximate their fair values because of their short term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Customer deposits

In Shengrong WFOE, customer deposits represent amounts advanced by customers on product orders. Generally, the Company requires 3% to 10% advanced deposits from the customers upon the signing of the sales contracts. At various stages of the sales contract execution, the Company generally collects certain amounts of advanced deposits from the customers based on the approximate amount of cash flows needed at each stage. Customer deposits are reduced when the related sale is recognized in accordance with the Company’s revenue recognition policy.

In Wuhan HOST, customer deposits represent amounts advanced by customers on product orders. Generally, the Company requires 95% to 100% advanced deposits from the customers upon signing of the sales contracts. A few customers with good credit history are not required to make any deposit. Customer deposits are reduced when the related sale is recognized in accordance with the Company’s revenue recognition policy.

Revenue recognition

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC 606) using the modified retrospective method for contracts that were not completed as of January 1, 2018.  This did not result in an adjustment to retained earnings upon adoption of this new guidance as the Company’s revenue, other than retainage revenues, was recognized based on the amount of consideration we expect to receive in exchange for satisfying the performance obligations. However, the impact of the Company’s retainage revenue was not material as of the date of adoption, and as a result, did not result in an adjustment.

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.  The Company’s revenue streams are primarily recognized at a point in time except for the retainage revenues where the retainage periods are recognized over the retainage period, usually is a period of twelve months.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition except its retainage revenues.

An entity will also be required to determine if it controls the goods or services prior to the transfer to the customer in order to determine if it should account for the arrangement as a principal or agent. Principal arrangements, where the entity controls the goods or services provided, will result in the recognition of the gross amount of consideration expected in the exchange. Agent arrangements, where the entity simply arranges but does not control the goods or services being transferred to the customer, will result in the recognition of the net amount the entity is entitled to retain in the exchange.

Revenue from equipment and systems, revenue from coating and fuel materials, and revenue from trading and others are recognized at the date of goods delivered and title passed to customers, when a formal arrangement exists, the price is fixed or determinable, the Company has no other significant obligations and collectability is reasonably assured. Such revenues are recognized at a point in time after all performance obligations are satisfied under the new five-step model. In addition, training service revenues are recognized when the services are rendered and the Company has no other obligations, and collectability is reasonably assured. These revenues are recognized at a point in time.

Prior to January 1, 2018, the Company allowed its customers to retain 5% to 10% of the contract price as warranty retainage during the retainage period of 12 months to guarantee product quality. Retainage is considered as a payment term included as a part of the contract price, and was recognized as revenue upon the shipment of products. Due to nature of the retainage, the Company’s policy is to record revenue the full value of the contract without VAT, including any retainage, since the Company has experienced insignificant warranty retainage claims historically. Due to the infrequent and insignificant amount of warranty retainage claims, the ability to collect retainage was reasonably assured and was recognized at the time of shipment. On January 1, 2018, upon the adoption of ASU 2014-09 (ASC 606), revenues from product warranty retainage are recognized over the retainage period over 12 months. For the three months ended March 31, 2019, less than 5% of our retainage revenues were recognized in our consolidated revenues and included in the Company’s equipment and systems revenues in the accompanying statements of income and comprehensive income.

Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

The Company’s disaggregate revenue streams are summarized as follows:

	For the Three Months ended March 31,
	2019	2018
Revenues – Equipment and systems	$-	$7,081,783
Revenues – Coating and fuel materials	7,100,513	-
Revenues – Trading and others	165,829	416,100
Total revenues	$7,266,342	$7,497,883

Gross versus Net Revenue Reporting

Starting from July 2016, in the normal course of the Company’s trading of industrial waste materials business, the Company directly purchases the processed industrial waste materials from the Company’s suppliers under the Company’s specifications and drop ships the materials directly to the Company’s customers. The Company would inspect the materials at its customers’ site, during which inspection it temporarily assumes legal title to the materials, and after which inspection legal title is transferred to its customers. In these situations, the Company generally collects the sales proceed directly from the Company’s customers and pay for the inventory purchases to the Company’s suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on the Company’s assessment of whether it is the principal or an agent in the transaction. In determining whether the Company is the principal or an agent, the Company follows the new accounting guidance for principal-agent considerations. Since the Company is the primary obligor and is responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) controlling the inventory by temporarily assume legal title to the materials after inspecting the products from our vendors before passing the materials to our customers, and (iii) bearing the back-end risk of inventory loss with respect to any product return from the Company’s customers, the Company has concluded that it is the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

Research and Development (“R&D”) Expenses

Research and development expenses include salaries and other compensation-related expenses paid to the Company’s research and product development personnel while they are working on R&D projects, as well as raw materials used for the R&D projects. R&D expenses incurred by the Company are included in the selling, general and administrative expenses and totaled $$77,590 and $1,415 for the three months ended March 31, 2019 and 2018, respectively.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company incurred no such penalties and interest for the three months ended March 31, 2019 and 2018. As of March 31, 2019, the Company’s PRC tax returns filed for 2015, 2016 and 2017 remain subject to examination by any applicable tax authorities.

Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders of the Company by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common shares were exercised and converted into common shares. 9,789,674 and 10,500,000 of outstanding warrants which is equivalent to convertible of 4,894,837 and 5,250,000 common shares were excluded from the diluted earnings per share calculation due to its antidilutive effect for the three months ended March 31, 2019 and 2018, respectively. 824,000 of outstanding options were excluded from the diluted earnings per share calculation due to its antidilutive effect for the three months ended March 31, 2019 and 2018.

Recently issued accounting pronouncements

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s unaudited condensed consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 – Business combination and restructuring

TJ Comex BVI

On April 2, 2018, the Company disposed of its subsidiary, TJComex BVI, in consideration of (i) its minimum contribution to the Company’s results of operation and (ii) the unsatisfactory synergy between the TJComex BVI business and the rest of the Company’s business. The Company’s decision to dispose TJComex BVI is to (i) improve the Company’s overall financial condition and results of operations, (ii) reduce the complexity of the Company’s business, (iii) focus the Company’s resources on the solid waste recycling business as well as developing environmental control business opportunities; and (iv) make it possible for the Company to pursue acquisition opportunities for more compatible business. TJComex BVI was disposed to Chuanliu Ni, a Chinese citizen who is the Chief Executive Officer and director of China Sunlong, for no consideration.

As of April 2, 2018, the net assets of TJComex BVI were $16,598 and will be recorded as a loss from disposal of subsidiary in the consolidated financial statements for the year ended December 31, 2018. As TJComex operating revenue was less than 1% of the Company’s revenue and the disposal did not constitute a strategic shift that will have a major effect on the Company’s operations and financial results, the results of operations for TJComex were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

Wuhan HOST

On April 11, 2018, the Company, Shengrong WFOE and Hubei Shengrong, both of which are the Company’s indirectly owned subsidiaries (collectively “Purchasers”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Long Liao, Chunyong Zheng, Wuhan Modern Industrial Technology Research Institute, and Hubei Zhonggong Materials Group Co., Ltd. (collectively “Sellers” ) and Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a company incorporated in China engaging in the research, development, production and sale of coating materials. Pursuant to the Purchase Agreement, the Purchasers acquired all of the outstanding equity interests of Wuhan Host (the “Acquisition”). In exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $ 5.2 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $6.0 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). The Parties agree the Share Consideration shall be an aggregate of 1,293,104 shares of common stock of which is based on the closing price of US$4.64 on March 27, 2018. The Share Consideration shall be issued in three equal installments, which shall be subject to lock-up of 12, 24 and 36 months, respectively. The Purchase Agreement contains representations, warranties and covenants customary for acquisitions of this type. The Acquisition closed on May 1, 2018.

On August 16, 2018, The Purchasers and the Sellers entered into a supplement agreement (“Supplement Agreement”), which modified the terms of consideration set forth in the Purchase Agreement entered between Purchasers and Sellers on April 11, 2018. Pursuant to the Supplement Agreement, in exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $6.5 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $4.7 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). In the Supplement Agreement, both Purchasers and Sellers also agreed to delete the section 3.3 of the Share Purchase Agreement, a section that stipulates the Share Consideration shall be issued in three equal installments.

The Company’s acquisition of Wuhan HOST was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Wuhan HOST based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. Other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed, plant and equipment, and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Wuhan HOST based on a valuation performed by an independent valuation firm engaged by the Company:

Total consideration at fair value	$11,200,000

Fair Value
Cash	$276,626
Other current assets	6,763,767
Plant and equipment	6,499,268
Other noncurrent assets	2,139,987
Goodwill	7,544,008
Total asset	23,223,656
Total liabilities	(12,023,656)
Net asset acquired	$11,200,000

Approximately $7.5 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of the Company and Wuhan HOST. None of the goodwill is expected to be deductible for income tax purposes.

For the three months ended March 31, 2018, the impact of the acquisition of Wuhan HOST to the unaudited condensed consolidated statements of income and comprehensive income was not material.

Rong Hai

On November 30, 2018, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with Jirong Huang and Qihuang Wang (collectively “Sellers”) and Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”), a company incorporated in China engaging in the sale of fuel materials and harbor cargo handling services. Pursuant to the SPA, TMSR shall issue an aggregate of 4,630,000 shares of TMSR’s common stock to the Rong Hai Shareholders, in exchange for Rong Hai Shareholders’ agreement to enter into, and their agreement to cause Rong Hai to enter into, certain VIE Agreements (the “Rong Hai VIE Agreements”) with Shengrong WFOE, through which Shengrong WFOE shall have the right to control, manage and operate Rong Hai in return for a service fee approximately equal to 100% of Rong Hai’s net income (“Acquisition”). On November 30, 2018, Shengrong WFOE, the Company’s indirectly owned subsidiary, entered into a series of VIE Agreements with Rong Hai and the Rong Hai Shareholders. The VIE Agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Rong Hai, including absolute rights to control the management, operations, assets, property and revenue of Rong Hai. Rong Hai has the necessary license to carry out coal trading business in China. The Acquisition closed on November 30, 2018.

The Company’s acquisition of Rong Hai was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Rong Hai based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. Other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed, plant and equipment, and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Rong Hai based on a valuation performed by an independent valuation firm engaged by the Company:

Total consideration at fair value	$9,260,000

Fair Value
Cash	$717,056
Other current assets	5,980,230
Plant and equipment	28,875
Other noncurrent assets	116,655
Goodwill	7,307,470
Total asset	14,150,286
Total liabilities	(4,890,286)
Net asset acquired	$9,260,000

Approximately $7.3 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of the Company and Rong Hai. None of the goodwill is expected to be deductible for income tax purposes.

For the three months ended March 31, 2018, the impact of the acquisition of Rong Hai to the unaudited condensed consolidated statements of income and comprehensive income was not material.

Hubei Shengrong

On December 27, 2018, the Company, entered into an Equity Purchase Agreement (the “EPA”) with Hopeway International Enterprises Limited., a private limited company duly organized under the laws of British Virgin Islands (the “Hopeway” or “Purchaser”). Pursuant to the EPA, Shengrong WOFE shall sell 100% equity interests in Hubei Shengrong to the Purchaser in exchange for the Purchaser’s agreement (“Consideration”) to irrevocably forfeit and cancel 8,523,320 shares of common stock of the Company (the “Shares”), constituting all the shares owned by the Purchaser. The transaction contemplated by the EPA is hereby referred as Disposition. The Company’s decision to dispose of Hubei Shengrong is due to the planning mandates of Wuhan Municipal Government 2018 which manufactures should move away from city’s downtown area. Therefore, due to the policy change, Hubei Shengrong is forced to close the existing facility, relocate and build a new facility, which is expected to take approximately 7-8 years. As a result, Hubei Shengrong will not be able to keep the production running and will generate no income in the foreseeable future. Management believed it is very difficult, if possible at all, to continue manufacturing of solid waste recycling systems. As such, the Company has been actively seeking to dispose Hubei Shengrong while retaining the research and development and sale of solid waste recycling systems business. Upon closing of the Disposition, the Purchaser will become the sole shareholder of Hubei Shengrong and as a result, assume all assets and obligations of Hubei Shengrong except the research and development team and intellectual property rights in connection with the solid waste recycling systems business shall be assigned to Shengrong WFOE as part of the Disposition. As Shengrong WFOE has significant continuing involvement in the sale of solid waste recycling systems business and the processed industrial waste materials trading business, the results of operations for Hubei Shengrong were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

Hopeway is jointly owned by Ms. Jiazhen Li, the Company’s chief executive officer, and Mr. Xiaonian Zhang, the Company’s president and director. As Hopeway is a related party under common control with the Company under Ms. Li and Mr. Zhang, no gain or loss are recognized in this disposition and the net consideration of the transaction are recognized as addition to capital as opposed to a gain. Total fair value of the consideration of the cancelled 8,523,320 shares of common stock was determined by using the average closing stock price of the Company held by Hopeway during the period from February 6, 2018 to December 27, 2018 at $3.56 per share.

As of December 27, 2018, the net assets of Hubei Shengrong and reconciliation of reduction of capital are as follows:

December 27, 2018
CURRENT ASSETS
Cash and cash equivalents	$47,994
Accounts receivable, net	9,410,436
Accounts receivable - related party, net	761,794
Other receivables	48,718
Other receivable - related party	2,158
Inventories	5,332,990
Prepayments	31,793,810
Total current assets	47,397,900

PLANT AND EQUIPMENT, NET	203,992

OTHER ASSETS
Other assets	7,269
Deferred tax assets	780,550
Total other assets	787,819

Total assets	$48,389,711

CURRENT LIABILITIES
Short term loans - bank	$2,180,708
Accounts payable	95,854
Other payables and accrued liabilities	156,498
Other payables - related parties	507,183
Customer deposits	347,853
Taxes payable	16,602,841
Total current liabilities	19,890,937

OTHER LIABILITIES
Deferred rent liabilities	30,763
Total other liabilities	30,763

Total liabilities	$19,921,700

Total net assets	$28,468,011
Total consideration	(30,362,135)
Currency translation adjustment	900,281
Total addition to paid-in-capital	$993,843

Note 4 – Variable interest entity

On November 30, 2018, Shengrong WFOE entered into Contractual Arrangements with Rong Hai and its shareholders upon executing of the “Purchase Agreement”. The significant terms of these Contractual Arrangements are summarized in “Note 1 - Nature of business and organization” above. As a result, the Company classifies Rong Hai as VIE.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Shengrong WFOE is deemed to have a controlling financial interest and be the primary beneficiary of Rong Hai because it has both of the following characteristics:

(1) The power to direct activities at Hong Hai that most significantly impact such entity’s economic performance, and

(2) The obligation to absorb losses of, and the right to receive benefits from Hong Hai that could potentially be significant to such entity.

Accordingly, the accounts of Hong Hai are consolidated in the accompanying financial statements pursuant to ASC 810-10, Consolidation. In addition, their financial positions and results of operations are included in the Company’s consolidated financial statements beginning on November 30, 2018.

The carrying amount of the VIE’s assets and liabilities are as follows:

	March 31,	December 31,
	2019	2018

Current assets	$6,846,789	$6,321,261
Property, plants and equipment	25,497	27,693
Other noncurrent assets	204,783	118,020
Goodwill	7,576,271	7,392,991
Total assets	14,653,340	13,859,965

Current liabilities	4,513,756	4,188,340
Non-current liabilities	93,802	-
Total liabilities	4,607,558	4,188,340
Net assets	$10,045,782	$9,671,625

	March 31,	December 31,
	2019	2018

Short-term loan	$521,446	$508,832
Accounts payable	1,842,195	821,289
Other payables and accrued liabilities	751,576	559,984
Other payables – related party	1,346,759	2,285,701
Tax payables	21,937	12,534
Lease liabilities	29,843	-
Total current liabilities	4,513,756	4,188,340
Lease liabilities - noncurrent	93,802	-
Total liabilities	$4,607,558	$4,188,340

The summarized operating results of the VIE’s are as follows:

For the three months ended March 31,
2019

Operating revenues	$5,032,785
Gross profit	98,685
Income from operations	189,201
Net income	$133,670

Note 5 – Accounts receivable, net

Accounts receivable consist of the following:

	March 31, 2019	December 31, 2018

Accounts receivable	$5,916,496	$4,924,092
Less: Allowance for doubtful accounts	(633,759)	(732,846)
Total accounts receivable, net	$5,282,737	$4,191,246

Movement of allowance for doubtful accounts is as follows:

	March 31, 2019	December 31, 2018

Beginning balance	$732,846	$6,674,834
Beginning balance from Wuhan HOST	-	218,152
Beginning balance from Rong Hai	-	469,000
Depositing ending balance of Hubei Shengrong	-	(5,203,666)
Addition	9,805	411,261
Recovery	(124,954)	(1,020,125)
Exchange rate effect	16,062	(816,610)
Ending balance	$633,759	$732,846

Note 6 – Inventories

Inventories consist of the following:

	March 31, 2019	December 31, 2018

Raw materials	$2,024,806	$1,965,175
Work in progress	-	258
Total inventories	$2,024,806	$1,965,433

Note 7 – Plant and equipment, net

Plant and equipment consist of the following:

	March 31, 2019	December 31, 2018

Building	$5,765,547	$5,626,071
Production equipment	995,483	954,845
Office equipment and furniture	60,569	59,102
Automobile	214,240	209,057
Subtotal	7,035,839	6,849,075
Less: accumulated depreciation and amortization	(1,214,900)	(1,087,743)
Total	$5,820,939	$5,761,332

Depreciation expense for the three months ended March 31, 2019 and 2018 amounted to $70,092 and $51,133, respectively.

Note 8 – Intangible assets, net

Intangible assets consist of the following:

	March 31, 2019	December 31, 2018

Land use rights	$1,517,850	$1,481,130
Patents	3,706,649	3,616,981
Software	10,477	10,224
Less: accumulated amortization	(2,452,416)	(2,318,240)
Net intangible assets	$2,782,560	$2,790,095

Amortization expense for the three months ended March 31, 2019 and 2018 amounted to $69,002 and $68,724, respectively.

The Company has one patent that expires in 2019.  In the event that the Company is unable to renew the patent, its’ future results of operations may be materially adversely affected.

The estimated amortization is as follows:

Twelve months ending March 31,	Estimated amortization expense

2020	$180,198
2021	177,255
2022	177,077
2023	177,077
2024	176,667
Thereafter	1,894,286
Total	$2,782,560

Note 9 – Goodwill

The changes in the carrying amount of goodwill by business units are as follows:

	Wuhan HOST	Rong Hai	Total
Balance as of December 31, 2018	$6,946,059	$7,392,991	$14,339,050
Foreign currency translation adjustment	172,200	183,280	355,480
Balance as of March 31, 2019	$7,118,259	$7,576,271	$14,694,530

Note 10 – Related party balances and transactions

Related party balances

a.	Other receivable – related party:

Name of related party	Relationship	March 31, 2019	December 31, 2018

Xiaonian Zhang	Shareholder of the Company	$26,817	$40,707

The Company advanced funds to the related party for daily operating purposes, and those funds or expenses receipts will be returned to the Company by the end of 2019.

b.	Other payables – related parties:

Name of related party	Relationship	March 31, 2019	December 31, 2018

Jiazhen Li	CEO, Former Co-Chairman	$12,632	$11,232
Chuanliu Ni	Co-Chairman	325,907	325,907
Xiaoyan Shen	CFO	-	-
Zhong Hui Holding Limited	Shareholder of the Company	140,500	140,500
Chunyong Zheng	Spouse of shareholder of the Company	2,606,710	2,543,651
Long Liao	Shareholder of the Company	74,492	72,690
Wuhan Modern	Under common control of shareholder of the Company	730,271	712,605
Qihai Wang	Shareholder of the Company	1,009,363	1,941,957
Jirong Huang	Spouse of shareholder of the Company	64,242	77,197
Yongzheng Wang	Son of shareholder of the Company	24,398	23,808
Nantong Ronghai Logistics Co., Ltd.	Under common control of shareholder of the Company	248,757	242,739
Total		$5,237,272	$6,092,286

The above payables represent interest free loans and advances. These loans and advances are unsecured and due on demand.

Note 11 – Debt

Short term loan

Short term loan due to bank is as follows:

Short term loans	Maturities	Weighted average interest rate	Collateral/Guarantee	March 31, 2019	December 31, 2018
Loan from Bank of Jiangsu	September 25, 2019	6.31%	Guaranteed by Qihai Wang’s personal property	$521,446	508,832

Third party loan

In January 2018, the Company obtained an unsecured loan from an unrelated third party in the amount of $144,841 (RMB 1,000,000) due on August 21, 2020 with no interest. On March 11, 2019, the Board granted an aggregate of 72,785 shares of restricted common stock, with a fair value of $144,841, determined using the closing price of $1.99 on March 11, 2019, to repay the debt the Company owed to this unrelated third party.

Interest expense for the three months ended March 31, 2019 and 2018 amounted to $7,842 and $46,972, respectively.

Note 12 – Taxes

Income tax

United States

TMSR was organized in the state of Delaware in April 2015 and re-incorporated in the state of Nevada in June 2018. TMSR’s U.S. net operating loss for the three months ended March 31, 2019 amounted to approximately $539,000. As of March 31, 2019, TMSR’s net operating loss carry forward for United States income taxes was approximately $588,000. The net operating loss carry forwards are available to reduce future years’ taxable income through year 2038. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s operating history and continued losses in the United States. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management reviews this valuation allowance periodically and makes changes accordingly.

On December 22, 2017, the “Tax Cuts and Jobs Act” (“The 2017 Tax Act”) was enacted in the United States. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21%. The 2017 Tax Act imposed a global intangible low-taxed income tax (“GILTI”), which is a new tax on certain off-shore earnings at an effective rate of 10.5% for tax years beginning after December 31, 2017 (increasing to 13.125% for tax years beginning after December 31, 2025) with a partial offset for foreign tax credits. The Company determined that there are no impact of GILTI for the three months ended March 31, 2019 and 2018, which the Company believes that it will be imposed a minimum tax rate of 10.5% and to the extent foreign tax credits are available to reduce its US corporate tax, which may result in no additional US federal income tax being due.

Cayman Islands

China Sunlong is incorporated in the Cayman Islands and are not subject to tax on income or capital gains under current Cayman Islands law. In addition, upon payments of dividends by China Sunlong to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Shengrong BVI is incorporated in the British Virgin Islands and are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Shengrong HK is incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Shengrong HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Shengrong WFOE, Wuhan HOST and Rong Hai are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

Significant components of the provision for income taxes are as follows:

	For the three months ended March 31, 2019	For the three months ended March 31, 2018

Current	$20,828	$95,463
Deferred	30,000	210,462
Total provision for income taxes	$50,828	$305,925

Under the Income Tax Laws of the PRC, companies are subject to income tax at a rate of 25%. However, Wuhan Host obtained the “high-tech enterprise” tax status in 2016, which reduced its statutory income tax rate to 15% from 2016 to 2019. Tax savings resulted from the reduced statutory income tax rate amounted to $3,032 and $63,642 for the three months ended March 31, 2019 and 2018, respectively.  Tax savings resulted from the reduced statutory income tax rate that increased the Company’s earnings per share by $0.00 and $0.01 for the three months ended March 31, 2019 and 2018, respectively.

Deferred tax assets

Bad debt allowances must be approved by the Chinese tax authority prior to being deducted as an expense item on the tax return.

Significant components of deferred tax assets were as follows:

	March 31, 2019	December 31, 2018

Net operating losses carried forward – U.S.	$123,550	$10,396
Net operating losses carried forward – PRC	216,630	-
Bad debt allowance	180,807	205,863
Valuation allowance	(340,180)	(10,396)
Deferred tax assets, net	$180,807	$205,863

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with PRC laws. The value added tax (“VAT”) standard rates are 6% to 17% of the gross sales price and changed to 6% to 16% of gross sales starting in May 2018. The VAT standard rates changed to 6% to 13% of the gross sales prices starting in April 2019. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished products and services.

Taxes payable consisted of the following:

	March 31, 2019	December 31, 2018

VAT taxes payable	$19,283	$24,436
Income taxes payable	20,940	13,114
Other taxes payable	54,219	18,199
Total	$94,442	$55,749

Note 13 – Leases

Effective January 1, 2019, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the package of practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. The Company adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. The impact of the adoption on January 1, 2019 increased the right-of-uses and lease liabilities by approximately $317,000.

The Company had an office lease agreement with a 5-year lease term starting in December 2016 until December 2021 and another office lease agreement with a 5-year lease term starting in January 2018 until January 2023. Upon adoption of ASU 2016-02, the Company recognized lease labilities of approximately $317,000, with corresponding Right-of-use (“ROU”) assets of the same amount based on the present value of the future minimum rental payments of the new lease, using an effective interest rate of 4.75%, which is determined using an incremental borrowing rate.

The weighted average remaining lease term of its existing leases is 3.22 years.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For the three months ended March 31, 2019 and 2018, rent expenses amounted to $27,971 and $46,818, respectively.

The five-year maturity of the Company’s lease obligations is presented below:

Twelve months ended March 31,	Operating lease amount
2020	$131,185
2021	104,948
2022	81,169
2023	25,208
Total lease payments	342,510
Less: interest	(21,601)
Present value of lease liabilities	$320,909

Note 14 – Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. As of March 31, 2019 and December 31, 2018, no cash were deposited with various financial institutions located in the U.S. As of March 31, 2019 and December 31, 2018, $548,468 and $680,709 and were deposited with various financial institutions located in the PRC, respectively. As of March 31, 2019 and December 31, 2018, $7,795 and $7,823 were deposited with one financial institution located in Hong Kong, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Customer and vendor concentration risk

For the three months ended March 31, 2019, three customers accounted for 28.0%, 18.4% and 14.1% of the Company’s revenues. For the three months ended March 31, 2018, two customers accounted for 63.6% and 26.2% of the Company’s revenues.

As of March 31, 2019, one customer accounted for 40.2% of the Company’s accounts receivable. As of December 31, 2018, two customers accounted for 41.1% and 13.4% of the Company’s accounts receivable.

For the three months ended March 31, 2019, three suppliers accounted for 28.6%, 21.4% and 16.4% of the Company’s total purchases. For the three months ended March 31, 2018, three suppliers accounted for 54.5%, 21.8% and 14.5% of the Company’s total purchases.

As of March 31, 2019, three suppliers accounted for 42.2%, 22.0% and 13.2% of the Company’s prepayments; and three suppliers accounted for 41.7%, 20.7% and 10.5% of the Company’s total accounts payable. As of December 31, 2018, three suppliers accounted for 44.2%, 15.5% and 13.9% of the Company’s total prepayments; and four suppliers accounted for 27.4%, 26.5%, 12.5% and 11.9% of the Company’s total accounts payable.

Note 15 – Equity

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Shengrong WFOE only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Shengrong WFOE.

Shengrong WFOE, Wuhan HOST, Rong Hai are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Shengrong WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Wuhan HOST and Rong Hai may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As of March 31, 2019 and December 31, 2018, Shengrong WFOE, Wuhan HOST, and Rong Hai, collectively attributed $0 of retained earnings for their statutory reserves as they have accumulated losses.

As a result of the foregoing restrictions, Shengrong WFOE, Wuhan Host and Rong Hai are restricted in their ability to transfer their net assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Shengrong WFOE, Wuhan Host and Rong Hai from transferring funds to China Sunlong in the form of dividends, loans and advances. As of March 31, 2019 and December 31, 2018, amounts restricted are the net assets of Shengrong WFOE, Wuhan Host and Rong Hai which amounted to $2,559,373 and $2,347,967, respectively.

Stock split

On June 1, 2018, the Company’s shareholder approved a 2 for 1 stock split of the Company’s common stock at the Annual Meeting of Shareholders. The stock split was effected on June 20, 2018, pursuant to the completion of the reincorporation from Delaware to Nevada. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively restated to reflect the stock split.

Common stock

On June 23, 2018, the Company issued an aggregate of 26,693 shares of the Company’s common stock, par value $0.0001 per share, to certain non-U.S. purchasers at a purchase price of $5.00 per share for an aggregate offering price of $133,335 pursuant to certain securities purchase agreement dated April 20, 2018 and June 22, 2018.  The issuances were pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933, as amended.

On February 12, 2019, the Company’s warrant holders converted 294,971 of the Company’s warrants into 52,077 shares of the Company’s common stock using cashless exercises method.

On February 20, 2019, the Company’s warrant holders converted 415,355 of the Company’s warrants into 54,826 shares of the Company’s common stock using cashless exercises method.

On March 11, 2019, the Board granted an aggregate of 131,330 shares of restricted common stock, with a fair value of $261,347, determined using the closing price of $1.99 on March 11, 2019, to repay the debt the Company owed to two unrelated third parties. As the carrying value of the debt equaled to the fair value of the 131,330 common shares at $1.99 per share, no gain or loss were recognized upon this debt settlement.

On March 15, 2019, the Board granted an aggregate of 142,530 shares of restricted common stock, with a fair value of $290,761, determined using the closing price of $2.04 on March 15, 2019, to repay the debt the Company owed to one unrelated third party. As the carrying value of the debt equaled to the fair value of the 142,530 common shares at $2.04 per share, no gain or loss were recognized upon this debt settlement.

Warrants and options

On July 29, 2015, the Company sold 10,000,000 units at a purchase price of $5.00 per unit (“Public Units”) in its initial public offering. Each Public Unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant. Each warrant will entitle the holder to purchase one-half of one share of common stock at an exercise price of $2.88 per half share ($5.75 per whole share). Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. The warrants will become exercisable on 30 days after the consummation of its initial Business Combination with China Sunlong on February 6, 2018. The warrants will expire February 5, 2023. The warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days prior written notice after the warrants become exercisable, only in the event that the last sale price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.

The sponsor of the Company purchased, simultaneously with the closing of the Public Offering on July 29, 2015, 500,000 units at $5.00 per unit in a private placement for an aggregate price of $2,500,000. Each unit purchased is substantially identical to the units sold in the Public Offering.

The Company sold to the underwriter (and/or its designees), for $100, as additional compensation, an option to purchase up to a total of 800,000 units exercisable at $5.00 per unit (or an aggregate exercise price of $4,000,000) upon the closing of the Public Offering. Since the option is not exercisable until the earliest on the closing the initial Business Combination, the option will effectively represent the right to purchase up to 800,000 shares of common stock and 800,000 warrants to purchase 400,000 shares at $5.75 per full share for an aggregate maximum amount of $6,300,000. The units issuable upon exercise of this option are identical to those issued in the Public Offering.

In July 2016, the board of directors of the Company appointed two new directors. In August 2016, the sponsor of the Company granted an option to each of the two new directors to acquire 12,000 shares of common stock at a price of $4.90 per share vested immediately and exercisable commencing six months after closing of the initial Business Combination and expiring five years from the closing of the initial Business Combination.

The aforementioned warrants and options are deemed to be effective on February 6, 2018, the date of the consummation of its initial business combination with China Sunlong, as the Company was deemed to be the accounting acquiree in the transaction and the transaction was treated as a recapitalization of China Sunlong.

The summary of warrant activity is as follows:

				Average
			Weighted	Remaining
	Warrants	Exercisable	Average	Contractual
	Outstanding	Shares	Exercise Price	Life
December 31, 2018	10,500,000	5,250,000	$5.75	4.41
Granted/Acquired	-	-	$-	-
Forfeited	-	-	$-	-
Exercised	(710,326)	(355,163)	$-	-
March 31, 2019	9,789,674	4,894,837	$5.75	3.91

The summary of option activity is as follows:

Average
		Weighted	Remaining
	Options	Average	Contractual
	Outstanding	Exercise Price	Life
December 31, 2018	824,000	$5.00	4.41
Granted/Acquired	-	$-	-
Forfeited	-	$-	-
Exercised	-	$-	-
March 31, 2019	824,000	$5.00	3.91

Note 16 – Contingencies

The Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

On February 27, 2013, Wuhan HOST entered into a contract to purchase land use rights for a parcel of land in E Zhou City, Hubei, China, for $1,212,478.  The Company has paid to the local government $781,349, a balance of $431,129 has not been paid; however, the government has already issued to the Company all the necessary certificates transferring title of the land use rights for the parcel of land to the Company, and has not taken action to collect any remaining unpaid balance.  If the government determines that it wishes to collect an unpaid balance, the total cost to the Company would be $431,129.

Note 17 – Segment reporting

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance. The Company’s chief operating decision maker evaluates performance and determines resource allocations based on a number of factors, the primary measure being income from operations of the four operating entities: Shengrong China, Wuhan Host, Rong Hai, and TJComex Tianjin. TJComex Tianjin was disposed in April 2018.

The Company’s operations currently encompass three business segments. The Company also has a separate business segments prior to April 2018. Such reportable segments are consistent with the way the Company manages its business, with each segment operating under separate management and producing discrete financial information. The accounting principles applied at the operating division level in determining income from operations is generally the same as those applied at the unaudited condensed consolidated financial statement level.

The operation and products of the three existing segments and one disposed segment are as follow:

1.	Hubei Shengrong and Shengrong WFOE: sale of solid waste recycling and comprehensive utilization equipment and trading of processed industrial waste materials; and

2.	Wuhan HOST: research, development, production and sale of coating materials; and

3.	Rong Hai: Coal wholesales and sale of coke, steels, construction materials, mechanical equipment and steel scrap.

4.	TJComex Tianjin: General merchandise trading business and related consulting services (disposed in April 2018).

The following represents results of divisional operations for the three months ended March 31, 2019 and 2018:

	For the Three Months ended March 31, 2019	For the Three Months ended March 31, 2018
Revenues:
Hubei Shengrong and Shengrong WFOE	$-	$7,497,233
Wuhan HOST	2,233,557	-
Rong Hai	5,032,785	-
TJComex Tianjin	-	650
Consolidated revenues	$7,266,342	$7,497,883

Gross profit:
Hubei Shengrong and Shengrong WFOE	$-	$756,798
Wuhan HOST	166,745	-
Rong Hai	98,685	-
TJComex Tianjin	-	650
Consolidated gross profit	$265,430	$757,448

Income (loss) from operations:
Hubei Shengrong and Shengrong WFOE	$(329,203)	$1,348,767
Wuhan HOST	(34,394)	-
Rong Hai	189,201	-
TJComex Tianjin	-	(112,615)
TMSR, China Sunlong, Shengrong BVI and Shengrong HK	(538,827)	(5,341)
Consolidated (loss) income from operations	$(713,223)	$1,230,811

Net income (loss):
Hubei Shengrong and Shengrong WFOE	$(305,603)	$1,041,712
Wuhan HOST	(20,690)	-
Rong Hai	133,670	-
TJComex Tianjin	-	(112,726)
TMSR, China Sunlong, Shengrong BVI and Shengrong HK	(538,823)	(5,372)
Consolidated net (loss) income	$(731,446)	$923,614

Depreciation and amortization:
Hubei Shengrong and Shengrong WFOE	$64,754	$90,783
Wuhan HOST	71,471	-
Rong Hai	2,869	-
TJComex Tianjin	-	29,074
Consolidated depreciation and amortization	$139,094	$119,857

Interest expense:
Hubei Shengrong and Shengrong WFOE	$-	$46,972
Rong Hai	7,842	-
Consolidated interest expense	$7,842	$46,972

Capital expenditures:
Wuhan HOST	$16,876	$-
Consolidated capital expenditures	$16,876	$-

The following represents assets by division as of:

Total assets as of	March 31, 2019	December 31, 2018
Hubei Shengrong and Shengrong WFOE	$2,681,938	$2,301,663
Wuhan HOST	17,467,575	16,612,376
Rong Hai	14,653,340	13,859,965
TJComex Tianjin	-	-
TMSR, China Sunlong, Shengrong BVI and Shengrong HK	78,947	78,973
Total Assets	$34,881,800	$32,852,977

Note 18 – Subsequent events

On April 4, 2019, the Company entered into certain securities purchase agreement (the “SPA”) with certain “non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to which the Company agreed to sell 1,492,000 shares of its common stock, par value $0.0001 per share, at a per share purchase price of $2.00. The net proceeds to the Company from this offering were approximately $2.9 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
TMSR Holding Company Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TMSR Holding Company Limited (the Company) as of December 31, 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

We have served as the Company’s auditor since October 26, 2018

San Mateo, California

April 1, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

China Sunlong Environmental Technology Inc.

We have audited the accompanying consolidated balance sheet of China Sunlong Environmental Technology Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2017, and the related consolidated statement of income and comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Sunlong Environmental Technology Inc. and Subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2013.

New York, New York

March 21, 2018

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$726,737	$461,883
Notes receivable	251,513	-
Accounts receivable, net	4,191,246	14,512,638
Other receivables, net	265,833	52,872
Other receivable - related party	40,707	-
Inventories	1,965,433	9,243,488
Prepayments	2,218,148	19,863,548
Total current assets	9,659,617	44,134,429

PLANT AND EQUIPMENT, NET	5,761,332	2,188,135

OTHER ASSETS
Goodwill	14,339,050	-
Intangible assets, net	2,790,095	1,203,040
Other assets	97,020	61,474
Deferred tax assets	205,863	980,840
Total other assets	17,432,028	2,245,354

Total assets	$32,852,977	$48,567,918

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Short term loans - bank	$508,832	$2,305,316
Third party loan	144,841	145,170
Accounts payable	1,448,623	221,685
Other payables and accrued liabilities	2,755,126	237,840
Other payables - related parties	6,092,286	1,154,734
Customer deposits	2,338,336	1,624,137
Taxes payable	55,749	15,561,403
Total current liabilities	13,343,793	21,250,285

OTHER LIABILITIES
Third party loan - noncurrent	145,381	-
Deferred rent liabilities	-	67,642
Total other liabilities	145,381	67,642

Total liabilities	13,489,174	21,317,927

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, no shares issued and outstanding as of December 31, 2018 and 2017, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 19,895,935 and 17,990,856 shares issued and outstanding as of December 31, 2018 and 2017, respectively*	1,990	1,799
Additional paid-in capital	4,814,846	10,591,492
Statutory reserves	-	2,137,815
Retained earnings	15,267,660	13,817,668
Accumulated other comprehensive (loss) income	(720,693)	701,217
Total shareholders’ equity	19,363,803	27,249,991

Total liabilities and shareholders’ equity	$32,852,977	$48,567,918

* Giving retroactive effect to the 2 for 1 split effected on June 20, 2018

The accompanying notes are an integral part of these consolidated financial statements.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2018	2017
REVENUES
Equipment and systems	$15,298,353	$18,635,434
Coating and fuel materials	5,722,165	-
Trading and others	2,170,836	20,116,331
TOTAL REVENUES	23,191,354	38,751,765

COST OF REVENUES
Equipment and systems	12,748,378	5,999,356
Coating and fuel materials	4,604,000	-
Trading and others	1,319,353	13,234,664
TOTAL COST OF REVENUES	18,671,731	19,234,020

GROSS PROFIT	4,519,623	19,517,745

OPERATING EXPENSES (INCOME)
Selling, general and administrative	3,003,028	1,804,895
(Recovery of) provision for doubtful accounts	(610,464)	6,428,261
Impairment loss of goodwill	-	3,838,274
TOTAL OPERATING EXPENSES	2,392,564	12,071,430

INCOME FROM OPERATIONS	2,127,059	7,446,315

OTHER INCOME (EXPENSE)
Interest income	2,410	707
Interest expense	(181,677)	(173,268)
Other income (expense), net	18,020	(1,106,335)
Total other expense, net	(161,247)	(1,278,896)

INCOME BEFORE INCOME TAXES	1,965,812	6,167,419

PROVISION FOR INCOME TAXES	515,820	1,953,942

NET INCOME	1,449,992	4,213,477

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(2,322,191)	1,515,092

COMPREHENSIVE INCOME (LOSS)	$(872,199)	$5,728,569

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted*	23,349,524	17,745,085

EARNINGS PER SHARE
Basic and diluted*	$0.06	$0.24

* Giving retroactive effect to the 2 for 1 split effected on June 20, 2018

The accompanying notes are an integral part of these consolidated financial statements.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Additional	Retained earnings		Accumulated other
	Preferred stock		Common stock		paid-in	Statutory		comprehensive
	Shares	Par Value	Shares*	Par Value	capital	reserves	Unrestricted	income (loss)	Total
BALANCE, December 31, 2016	-	$-	16,982,920	$1,698	$5,091,593	$1,171,146	$10,570,860	$(813,875)	$16,021,422
Acquisition of TJComex International Group Corp.	-	-	1,007,936	101	5,499,899	-	-	-	5,500,000
Net income	-	-	-	-	-	-	4,213,477	-	4,213,477
Statutory reserve	-	-	-	-	-	966,669	(966,669)	-	-
Foreign currency translation	-	-	-	-	-	-	-	1,515,092	1,515,092
BALANCE, December 31, 2017	-	-	17,990,856	1,799	10,591,492	2,137,815	13,817,668	701,217	27,249,991
Reverse capitalization	-	-	4,758,774	476	7,453,773				7,454,249
Issuance of common stock for cash	-	-	26,693	3	133,332				133,335
Acquisition of Wuhan HOST Coating Materials Co. Ltd.	-	-	1,012,932	101	4,699,899				4,700,000
Acquisition of Jiangsu Rong Hai Electric Power Fuel Co. Ltd.	-	-	4,630,000	463	9,259,537				9,260,000
Disposition of Hubei Shengrong Environmental Protections and Energy Saving Technology Co. Ltd.	-	-	(8,523,320)	(852)	(27,323,187)	(2,137,815)		900,281	(28,561,573)
Net income	-	-					1,449,992		1,449,992
Foreign currency translation	-	-						(2,322,191)	(2,322,191)
BALANCE, December 31, 2018	-	$-	19,895,935	$1,990	$4,814,846	$-	$15,267,660	$(720,693)	$19,363,803

* Giving retroactive effect to the 2 for 1 split effected on June 20, 2018

The accompanying notes are an integral part of these consolidated financial statements.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,449,992	$4,213,477
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of plant and equipment	377,064	184,275
Amortization of intangible assets	294,643	258,700
(Recovery of) provision for doubtful accounts	(608,864)	6,428,261
Impairment loss of goodwill	-	3,838,274
Deferred tax provision (benefit)	92,534	(944,607)
Loss on deconsolidation of subsidiaries	14,874	-
Change in operating assets and liabilities
Notes receivable	(258,305)	-
Accounts receivables	(1,588,078)	(19,624,916)
Accounts receivable - related party	4,618,601	-
Other receivables	(103,539)	(47,734)
Other receivable - related party	358,699	-
Inventories	3,250,208	(8,782,770)
Prepayments	(14,044,148)	7,226,595
Deferred revenue	39,022	621,412
Accounts payable	80,155	(31,887)
Other payables and accrued liabilities	778,420	153,638
Customer deposits	430,981	1,015,762
Taxes payable	2,779,502	5,065,078
Net cash used in operating activities	(2,038,239)	(426,442)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash (disposed from deconsolidation) received from acquisition of TJComex International Group Corp.	(9,690)	23,452
Cash received from JM Global Holding Company through reverse capitalization	7,989,402	-
Cash payment for acquisition of Wuhan HOST Coating Materials Co. Ltd., net	(6,235,363)	-
Cash received from acquisition of Rong Hai Electric Power Fuel Co. Ltd.	753,752	-
Cash deconsolidated from disposal of Hubei Shengrong Environmental Protections and Energy Saving Technology Co. Ltd.	(49,866)	-
Purchase of equipment	(3,515)	(1,886)
Net cash provided by investing activities	2,444,720	21,566

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	133,335	-
Proceeds from short-term loans - bank	2,265,790	3,700,261
Repayments of short-term loans - bank	(2,265,790)	(3,700,261)
Proceeds from third party loan	19,740	145,547
(Repayments of) proceeds from other payable - related parties	(205,249)	201,907
Net cash (used in) provided by financing activities	(52,174)	347,454

EFFECT OF EXCHANGE RATE ON CASH	(89,453)	17,953

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	264,854	(39,469)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	461,883	501,352

CASH AND CASH EQUIVALENTS, END OF YEAR	$726,737	$461,883

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$210,733	$22,202
Cash paid for interest	$167,207	$163,565

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Issuance of common stock for the acquisition of TJComex International Group Corp.	$-	$5,500,000
Reverse capitalization with JM Global Holding Company	$7,454,249	$-
Issuance of common stock for the acquisition of Wuhan HOST Coating Materials Co. Ltd.	$4,700,000	$-
Issuance of common stock for the acquisition of Jiangsu Rong Hai Electric Power Fuel Co. Ltd.	$9,260,000	$-
Cancellation of common stock for the disposition of Hubei Shengrong Environmental Protections and Energy Saving Technology Co. Ltd.	$28,561,573	$-

The accompanying notes are an integral part of these consolidated financial statements.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

TMSR Holding Company Limited (the “Company” or “TMSR”), formerly known as JM Global Holding Company (“JM Global”), was a blank check company incorporated in Delaware on April 10, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Business Combination”). On June 20, 2018, TMSR completed a reincorporation and as a result, the Company changed its state of incorporation from Delaware to Nevada. The Articles of Incorporation and Bylaws of TMSR Nevada became the governing instruments of the Company, resulting in a 2-for-1 forward stock split of the Company’s common stock (the “Forward Split). The Reincorporation and Forward Split were approved by shareholders holding the majority of the outstanding shares of common stock of TMSR Delaware on June 1, 2018 at the Annual Meeting of Shareholders.

On February 6, 2018, China Sunlong Environmental Technology Inc. (“China Sunlong”) consummated the business combination (the “Business Combination”) with JM Global pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”) dated as of August 28, 2017 by and among (i) JM Global; (ii) Zhong Hui Holding Limited; (iii) China Sunlong; (iv) each of the shareholders of China Sunlong named on Annex I of the Share Exchange Agreement (the “Sellers”); and (v) Chuanliu Ni, a Chinese citizen who is the Chief Executive Officer and director of China Sunlong, in the capacity as the representative for the Sellers. Pursuant to the Share Exchange Agreement, JM Global acquired from the Sellers all of the issued and outstanding equity interests of China Sunlong in exchange for 17,990,856 newly-issued shares of common stock of JM Global to the Sellers. 1,799,088 of these newly-issued shares are held in escrow for 18 months from the closing date of the Business Combination as a security for China Sunlong and the Sellers’ indemnification obligations under the Share Exchange Agreement. This transaction is accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of China Sunlong owns the majority of the outstanding shares of JM Global immediately following the completion of the transaction and JM Global’s operations was the operations of China Sunlong following the transaction. Accordingly, China Sunlong was deemed to be the accounting acquirer in the transaction and the transaction was treated as a recapitalization of China Sunlong. The financial statements of China Sunlong prior to February 6, 2018 are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of JM Global.

China Sunlong is a holding company incorporated on August 31, 2015, under the laws of the Cayman Islands. China Sunlong has no substantive operations other than holding all of the outstanding share capital of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”). Shengrong BVI is a holding company incorporated on June 30, 2015, under the laws of the British Virgin Islands. Shengrong BVI has no substantive operations other than holding all of the outstanding share capital of Hong Kong Shengrong Environmental Technology Limited (“Shengrong HK”). Shengrong HK is also a holding company holding all of the outstanding equity of Shengrong Environmental Protection Technology (Wuhan) Co., Ltd. (“Shengrong WFOE”).

The Company focuses on the industrial solid waste recycling and comprehensive utilization. The Company’s main products are high efficiency permanent magnetic separators and comprehensive utilization systems for industrial solid wastes. The Company’s headquarter is located in Hubei Province, in the People’s Republic of China (the “PRC” or “China”). All of the Company’s business activities are carried out by the wholly owned operating Chinese company, Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Hubei Shengrong”) prior to May 1, 2018.

On April 11, 2018, the Company, Shengrong WFOE and Hubei Shengrong, both of which are the Company’s indirectly owned subsidiaries (collectively “Purchasers”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Long Liao, Chunyong Zheng, Wuhan Modern Industrial Technology Research Institute, and Hubei Zhonggong Materials Group Co., Ltd. (collectively “Sellers” ) and Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a company incorporated in China engaging in the research, development, production and sale of coating materials. Pursuant to the Purchase Agreement, the Purchasers acquired all of the outstanding equity interests of Wuhan Host (the “Acquisition”). In exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $5.2 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $6.0 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). The Parties agree the Share Consideration shall be an aggregate of 1,293,104 shares of common stock of which is based on the closing price of US$4.64 on March 27, 2018. The Share Consideration shall be issued in three equal installments, which shall be subject to lock-up of 12, 24 and 36 months, respectively. The Purchase Agreement contains representations, warranties and covenants customary for acquisitions of this type. The Acquisition closed on May 1, 2018. Starting on May 1, 2018, the Company’s business activities added the research, development, production and sale of coating materials.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 16, 2018, The Purchasers and the Sellers entered into a supplement agreement (“Supplement Agreement”), which modified the terms of consideration set forth in the Purchase Agreement entered between Purchasers and Sellers on April 11, 2018. Pursuant to the Supplement Agreement, in exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $6.5 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $4.7 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). In the Supplement Agreement, both Purchasers and Sellers also agreed to delete the section 3.3 of the Share Purchase Agreement, a section that stipulates the Share Consideration shall be issued in three equal installments.

On March 31, 2017, China Sunlong completed its acquisition of 100% of the equity in TJComex International Group Corporation (“TJComex BVI”). At the closing of such acquisition, the selling shareholders of TJComex BVI received 5,935 shares (“Payment Shares”) of China Sunlong Common Stock valued at $926.71 per share for 100% of their equity in TJComex BVI. TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, which owns 100% equity interest of Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC. Pursuant to certain contractual arrangements, TJComex WFOE controls Tianjin Commodity Exchange Co., Ltd. (“TJComex Tianjin”), a limited liability company incorporated under the law of the PRC. TJComex Tianjin is engaged in general merchandise trading business and related consulting services, and its headquarter is located in the city of Tianjin, PRC.

On April 2, 2018, the Company disposed of its subsidiary, TJComex BVI in consideration of (i) its minimum contribution to the Company’s results of operation and (ii) the unsatisfactory synergy between the TJComex BVI business and the rest of the Company’s business. The Company’s decision to dispose of TJComex BVI is to (i) improve the Company’s overall financial condition and results of operations, (ii) reduce the complexity of the Company’s business, (iii) focus the Company’s resources on the solid waste recycling business as well as developing environmental control business opportunities; and (iv) make it possible for the Company to pursue acquisition opportunities for more compatible businesses. TJComex BVI was disposed to Chuanliu Ni, a Chinese citizen who is the director of China Sunlong.

As of April 2, 2018, the net assets of TJComex BVI were $16,598 and is being recorded as a loss from disposal of subsidiary in the consolidated financial statements for the period ending December 31, 2018. As TJComex operating revenue was less than 1% of the Company’s revenue and the disposal did not constitute a strategic shift that will have a major effect on the Company’s operations and financial results, the results of operations for TJComex were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

On October 10, 2017, Hubei Shengrong established a wholly owned subsidiary, Fujian Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Fujian Shengrong”), with registered capital of RMB 10,000,000 (approximately USD 1,518,120). Fujian Shengrong has no operations prior to May 30, 2018. On May 30, 2018, Hubei Shengrong and two unrelated entities entered into certain Capital Transfer and Contribution Agreement pursuant to which these two entities shall contribute cash of approximately USD 5.0 million (RMB 32.0 million) into Fujian Shengrong and Hubei Shengrong shall contribute approximately USD 1.3 million (RMB 8.0 million) which is the consideration for certain technology consulting services to be provided by Hubei Shengrong to the two entities. Upon completion of the contribution, the total registered capital of Fujian Shengrong increased to RMB 40.0 million (approximately USD 6.3 million) and Hubai Shengrong owns 20% and the two entities collectively own 80% of the equity interest of Fujian Shengrong. In August, 2018, Hubei Shengrong transferred 20% equity interest of Fujian Shengrong to Shengrong WFOE. The Company will account for the investment in Fujian Shengrong using the cost method. Since Shengrong WFOE did not provide any cash contribution to Fujian Shengrong or technology services, the investment balance under the cost method investment on December 31, 2018 is $0.

On November 30, 2018, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with Jirong Huang and Qihuang Wang (collectively “Sellers”) and Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”), a company incorporated in China engaging in the sale of fuel materials and harbor cargo handling services. Pursuant to the Purchase Agreement, TMSR shall issue an aggregate of 4,630,000 shares of TMSR’s common stock to the Rong Hai Shareholders, in exchange for Rong Hai Shareholders’ agreement to enter into, and their agreement to cause Rong Hai to enter into, certain VIE Agreements (the “Rong Hai VIE Agreements”) with Shengrong WFOE, through which Shengrong WFOE shall have the right to control, manage and operate Rong Hai in return for a service fee approximately equal to 100% of Rong Hai’s net income (“Acquisition”). On November 30, 2018, Shengrong WFOE, the Company’s indirectly owned subsidiary, entered into a series of VIE Agreements with Rong Hai and the Rong Hai Shareholders. The VIE Agreements are designed to provide Shengrong WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Rong Hai, including absolute rights to control the management, operations, assets, property and revenue of Rong Hai. Rong Hai has the necessary license to carry out coal trading business in China. The Acquisition closed on November 30, 2018. Starting on November 30, 2018, the Company’s business activities added coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap, of which business activities are carried out in Nantong, Jiang Su Province, PRC.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 27, 2018, the Company, entered into an Equity Purchase Agreement (the “EPA”) with Hopeway International Enterprises Limited., a private limited company duly organized under the laws of British Virgin Islands (the “Hopeway” or “Purchaser”). Pursuant to the EPA, Shengrong WOFE shall sell 100% equity interests in Hubei Shengrong to the Purchaser in exchange for the Purchaser’s agreement (“Consideration”) to irrevocably forfeit and cancel 8,523,320 shares of common stock of the Company (the “Shares”), constituting all the shares owned by the Purchaser. The transaction contemplated by the EPA is hereby referred as Disposition. The Company’s decision to dispose of Hubei Shengrong is due to the planning mandates of Wuhan Municipal Government 2018 which manufactures should move away from city’s downtown area. Therefore, due to the policy change, Hubei Shengrong is forced to close the existing facility, relocate and build a new facility, which is expected to take approximately 7-8 years. As a result, Hubei Shengrong will not be able to keep the production running and will generate no income in the foreseeable future. Management believed it is very difficult, if possible at all, to continue manufacturing of solid waste recycling systems. As such, the Company has been actively seeking to dispose Hubei Shengrong while retaining the research and development and sale of solid waste recycling systems business. Upon closing of the Disposition, the Purchaser will become the sole shareholder of Hubei Shengrong and as a result, assume all assets and obligations of Hubei Shengrong except the research and development team and intellectual property rights in connection with the solid waste recycling systems business shall be assigned to Shengrong WFOE as part of the Disposition. As Shengrong WFOE has significant continuing involvement in the sale of solid waste recycling systems business and the processed industrial waste materials trading business, this restructuring did not constitute a strategic shift that will have a major effect on the Company’s operations and financial results. Therefore, the results of operations for Hubei Shengrong were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

The accompanying consolidated financial statements reflect the activities of TMSR and each of the following entities:

Name		Background	Ownership
China Sunlong	●	A Cayman Islands company	100% owned by the Company
Shengrong BVI	● ●	A British Virgin Island company Incorporated on June 30, 2015	100% owned by China Sunlong
Shengrong HK	● ●	A Hong Kong company Incorporated on September 25, 2015	100% owned by Shengrong BVI
Shengrong WFOE	●	A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”)	100% owned by Shengrong HK
	●	Incorporated on March 1, 2016
	●	Registered capital of USD 12,946 (HKD100,000), fully funded
	●	Purchase and sales of high efficiency permanent magnetic separator and comprehensive utilization system
	●	Trading of processed industrial waste materials
Hubei Shengrong[2]	●	A PRC limited liability company	100% owned by Shengrong WFOE
	●	Incorporated on January 14, 2009
	●	Registered capital of USD 4,417,800 (RMB 30,000,000), fully funded
	●	Production and sales of high efficiency permanent magnetic separator and comprehensive utilization system.
	●	Trading of processed industrial waste materials
Wuhan HOST	●	A PRC limited liability company	100% owned by Shengrong WFOE
	●	Incorporated on October 27, 2010
	●	Registered capital of USD 750,075 (RMB 5,000,000), fully funded
	●	Research, development, production and sale of coating materials.
Shanghai Host Coating	●	A PRC limited liability company	80% owned by Wuhan HOST
Materials Co., Ltd.	●	Incorporated on December 11, 2014
(“Shanghai HOST”)	●	Registered capital of USD 3,184,371 (RMB 20,000,000), to be fully funded by November 2024
	●	No operations and no capital contribution has been made as of December 31, 2018	90% owned by Wuhan HOST
Wuhan HOST Coating	●	A PRC limited liability company
Materials Xiaogan	●	Incorporated on December 25, 2018
Co., Ltd. (“Xiaogan HOST”)	●	Registered capital of USD 11,595,379 (RMB 80,000,000), to be fully funded by December 2028
	●	No operations and no capital contribution has been made as of December 31, 2018
Jiangsu Rong Hai	●	A PRC limited liability company	VIE of Shengrong WFOE
Electric Power Fuel	●	Incorporated on May 20, 2009
Co., Ltd. (“Rong Hai”)	●	Registered capital of USD 3,171,655 (RMB 20,180,000), fully funded
	●	Coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap
TJComex BVI[1]	●	A British Virgin Island company	100% owned by China Sunlong
	●	Incorporated on March 8, 2016
TJComex HK1	●	A Hong Kong company	100% owned by TJComex BVI
	●	Incorporated on March 19, 2014
TJComex WFOE[1]	●	A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”)	100% owned by TJComex HK
	●	Incorporated on March 10, 2004
	●	Registered capital of USD 200,000
TJComex Tianjin[1]	●	A PRC limited liability company	100% owned by TJComex WFOE
	●	Incorporated on November 19, 2007
	●	Registered capital of USD 7,809,165 (RMB 55,000,000)
	●	General merchandise trading business and related consulting services

[1]	Disposed on April 2, 2018
[2]	Disposed on December 27, 2018

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual Arrangements

Rong Hai is controlled through contractual agreements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements consist of a series of five agreements, consulting services agreement, equity pledge agreement, call option agreement, voting rights proxy agreement, and operating agreement (collectively the “Contractual Arrangements”, which were signed on November 30, 2018).

Material terms of each of the Rong Hai VIE Agreements are described below:

Consulting Services Agreement

Pursuant to the consulting services agreement between Rong Hai and Shengrong WFOE dated November 30, 2018, Shengrong WFOE has the exclusive right to provide consulting services to Rong Hai relating to Rong Hai’s business, including but not limited to business consulting services, human resources development, and business development. Shengrong WFOE exclusively owns any intellectual property rights arising from the performance of this agreement. Shengrong WFOE has the right to determine the service fees based on Rong Hai’s actual operation on a quarterly basis.

This consulting services agreement shall take effect on the date of execution of this consulting services agreement and this consulting services agreement shall be in full force and effective until Rong Hai’s valid operation term expires. Shengrong WFOE may, at its discretion, decide to renew or terminate this consulting services agreement.

Equity Pledge Agreement.

Under the equity pledge agreement among Shengrong WFOE, Rong Hai and the shareholders of Rong Hai dated November 30, 2018, the shareholders pledged all of their equity interests in Rong Hai to Shengrong WFOE to guarantee Rong Hai’s performance of relevant obligations and indebtedness under the consulting services agreement. In addition, the shareholders of Rong Hai have completed the registration of the equity pledge under the agreement with the competent local authority. If Rong Hai breaches its obligation under the consulting services agreement, Shengrong WFOE, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests.

This equity pledge agreement shall take effect on the date of execution of this equity pledge agreement and this equity pledge agreement shall be in full force and effective until Rong Hai and Shengrong WFOE’s satisfaction of all contractual obligations and settlement of all secured indebtedness. Upon Shengrong WFOE’s request, Rong Hai shall extend its operation period to sustain the effectiveness of this equity pledge agreement.

Call Option Agreement

Under the call option agreement among Shengrong WFOE, Rong Hai and the shareholders of Rong Hai dated November 30, 2018, each of the shareholders of Rong Hai irrevocably granted to WFOE or its designee an option to purchase at any time, to the extent permitted under PRC law, all or a portion of his equity interests in Rong Hai. Also, Shengrong WFOE or its designee has the right to acquire any and all of its assets of Rong Hai. Without Shengrong WFOE’s prior written consent, Rong Hai’s shareholders cannot transfer their equity interests in Rong Hai, and Rong Hai cannot transfer its assets. The acquisition price for the shares or assets will be the minimum amount of consideration permitted under the PRC law at the time of the exercise of the option.

This call option agreement shall take effect on the date of execution of this call option agreement. Rong Hai and Shengrong WFOE shall not terminate this call option agreement under any circumstances for any reason unless it is early terminated by Shengrong WFOE or by the requirements under the applicable laws. This call option agreement shall be terminated provided that all equity interest or assets under this option is transferred to Shengrong WFOE or its designee.

Voting Rights Proxy Agreement

Under the voting rights proxy agreement among Shengrong WFOE and the shareholders of Rong Hai dated November 30, 2018, each shareholder of Rong Hai irrevocably appointed Shengrong WFOE as its attorney-in-fact to exercise on such shareholder’s behalf any and all rights that such shareholder has in respect of his equity interests in Rong Hai, including but limited to the power to vote on its behalf on all matters of Rong Hai requiring shareholder approval in accordance with the articles of association of Rong Hai.

The voting rights proxy agreement shall take effect on the date of execution of this voting rights proxy agreement and remain in effect indefinitely for the maximum period of time permitted by law in consideration of Shengrong WFOE.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating Agreement

Pursuant to the operating agreement among Shengrong WFOE, Rong Hai and the shareholders of Rong Hai dated November 30, 2018, Rong Hai and the shareholders of Rong Hai agreed not to enter into any transaction that could materially affect Rong Hai’s assets, obligations, rights or operations without prior written consent from Shengrong WFOE, including but not limited to the amendment of the articles of association of Rong Hai. Rong Hai and its shareholders agree to accept and follow our corporate policies provided by Shengrong WFOE in connection with Rong Hai’s daily operations, financial management and the employment and dismissal of Rong Hai’s employees. Rong Hai agreed that it should seek guarantee from Shengrong WFOE first if any guarantee is needed for Rong Hai’s performance of any contract or loan in the course of its business operation.

This operating agreement shall take effect on the date of execution of this operating agreement and this operating agreement shall be in full force and effective until Rong Hai’s valid operation term expires. Either party of Shengrong WFOE and Rong Hai shall complete approval or registration procedures for the extension of its business term three months prior to the expiration of its business term, for the purpose of the maintenance of the effectiveness of this operating agreement.

All the Rong Hai VIE Agreements became effective immediately upon their execution.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements of the Company include the accounts of TMSR and its wholly owned subsidiaries and VIE. All intercompany transactions and balances are eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of intangible assets, revenues, deferred revenues and plant and equipment, impairment of long-lived assets, collectability of receivables, inventory valuation allowance, and realization of deferred tax assets. Actual results could differ from these estimates.

Foreign currency translation and transaction

The reporting currency of the Company is the U.S. dollar. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The statement of income accounts are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive income (loss) amounted to $(720,696) and $701,217 as of December 31, 2018 and 2017, respectively. The balance sheet amounts, with the exception of shareholders’ equity at December 31, 2018 and 2017 were translated at 6.88 RMB and 6.51 RMB to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the years ended December 31, 2018 and 2017 were 6.62 RMB and 6.76 RMB, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. An allowance for doubtful accounts may be established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of December 31, 2018 and 2017, $732,846 and $6,674,834 were recorded for allowance for doubtful accounts, respectively.

Inventories

Inventories are comprised of raw materials and work in progress and are stated at the lower of cost or net realizable value using the first-in-first-out method in Shengrong WFOE and leighted average method in Wuhan HOST and Rong Hai. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory when the carrying value exceeds net realizable value. As of December 31, 2018 and 2017, no obsolescence and cost in excess of net realizable value were recorded for allowance.

Prepayments

Prepayments are funds deposited or advanced to outside vendors for future inventory or services purchases. As a standard practice in China, many of the Company’s vendors require a certain amount to be deposited with them as a guarantee that the Company will complete its purchases on a timely basis. This amount is refundable and bears no interest. The Company has legally binding contracts with its vendors, which require any outstanding prepayments to be returned to the Company when the contract ends.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method after consideration of the estimated useful lives of the assets and estimated residual value. The estimated useful lives and residual value are as follows:

	Useful Life	Estimated Residual Value
Building	5 – 20 years	5%
Office equipment and furnishing	5 years	5%
Production equipment	3-10 years	5%
Automobile	5 years	5%
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives	0%

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets

Intangible assets represent land use rights, patents, and software system, and they are stated at cost, less accumulated amortization. Research and development costs associated with internally developed patents are expensed when incurred. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets. All land in the PRC is owned by the government; however, the government grants “land use rights.” The Company has obtained the rights to use various parcels of land and the right to use SAP B1 Cloud system. The patents have finite useful lives and are amortized using a straight-line method that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The Company amortizes the cost of the land use rights, patents, and software system over their useful life using the straight-line method. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  The estimated useful lives are as follows:

Useful Life
Land use rights	50 years
Patents	10 - 20 years
Software	5 years

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. Impairment losses on goodwill are not reversed. As of December 31, 2018, no impairment of goodwill was recognized

Impairment for long-lived assets

Long-lived assets, including plant, equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2018 and 2017, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, notes receivable, accounts receivable, other receivables, prepayments, accounts payable, other payables and accrued liabilities, customer deposits, short term loans and taxes payable to approximate their fair values because of their short term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Customer deposits

In Shengrong WFOE, customer deposits represent amounts advanced by customers on product orders. Generally, the Company requires 3% to 10% advanced deposits from the customers upon the signing of the sales contracts. At various stages of the sales contract execution, the Company generally collects certain amounts of advanced deposits from the customers based on the approximate amount of cash flows needed at each stage. Customer deposits are reduced when the related sale is recognized in accordance with the Company’s revenue recognition policy.

In Wuhan HOST, customer deposits represent amounts advanced by customers on product orders. Generally, the Company requires 95% to 100% advanced deposits from the customers upon signing of the sales contracts. A few customers with good credit history are not required to make any deposit. Customer deposits are reduced when the related sale is recognized in accordance with the Company’s revenue recognition policy.

Revenue recognition

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC 606) using the modified retrospective method for contracts that were not completed as of January 1, 2018.  This did not result in an adjustment to retained earnings upon adoption of this new guidance as the Company’s revenue, other than retainage revenues, was recognized based on the amount of consideration we expect to receive in exchange for satisfying the performance obligations. However, the impact of the Company’s retainage revenue was not material as of the date of adoption, and as a result, did not result in an adjustment.

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.  The Company’s revenue streams are primarily recognized at a point in time except for the retainage revenues where the retainage periods are recognized over the retainage period, usually is a period of twelve months.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition except its retainage revenues.

An entity will also be required to determine if it controls the goods or services prior to the transfer to the customer in order to determine if it should account for the arrangement as a principal or agent. Principal arrangements, where the entity controls the goods or services provided, will result in the recognition of the gross amount of consideration expected in the exchange. Agent arrangements, where the entity simply arranges but does not control the goods or services being transferred to the customer, will result in the recognition of the net amount the entity is entitled to retain in the exchange.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue from equipment and systems, revenue from coating and fuel materials, and revenue from trading and others are recognized at the date of goods delivered and title passed to customers, when a formal arrangement exists, the price is fixed or determinable, the Company has no other significant obligations and collectability is reasonably assured. Such revenues are recognized at a point in time after all performance obligations are satisfied under the new five-step model. In addition, training service revenues are recognized when the services are rendered and the Company has no other obligations, and collectability is reasonably assured. These revenues are recognized at a point in time.

Prior to January 1, 2018, the Company allowed its customers to retain 5% to 10% of the contract price as warranty retainage during the retainage period of 12 months to guarantee product quality. Retainage is considered as a payment term included as a part of the contract price, and was recognized as revenue upon the shipment of products. Due to nature of the retainage, the Company’s policy is to record revenue the full value of the contract without VAT, including any retainage, since the Company has experienced insignificant warranty retainage claims historically. Due to the infrequent and insignificant amount of warranty retainage claims, the ability to collect retainage was reasonably assured and was recognized at the time of shipment. On January 1, 2018, upon the adoption of ASU 2014-09 (ASC 606), revenues from product warranty retainage are recognized over the retainage period over 12 months. For the year ended December 31, 2018, less than 5% of our retainage revenues were recognized in our consolidated revenues and included in the Company’s equipment and systems revenues in the accompanying statements of income and comprehensive income.

Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

The Company’s disaggregate revenue streams are summarized as follows:

	For the Years ended December 31,
	2018	2017
Revenues – Equipment and systems	$15,298,353	$18,635,434
Revenues – Coating and fuel materials	5,722,165	-
Revenues – Trading and others	2,170,836	20,116,331
Total revenues	$23,191,354	$38,751,765

Gross versus Net Revenue Reporting

Starting from July 2016, in the normal course of the Company’s trading of industrial waste materials business, the Company directly purchases the processed industrial waste materials from the Company’s suppliers under the Company’s specifications and drop ships the materials directly to the Company’s customers. The Company would inspect the materials at its customers’ site, during which inspection it temporarily assumes legal title to the materials, and after which inspection legal title is transferred to its customers. In these situations, the Company generally collects the sales proceed directly from the Company’s customers and pay for the inventory purchases to the Company’s suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on the Company’s assessment of whether it is the principal or an agent in the transaction. In determining whether the Company is the principal or an agent, the Company follows the new accounting guidance for principal-agent considerations. Since the Company is the primary obligor and is responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) controlling the inventory by temporarily assume legal title to the materials after inspecting the products from our vendors before passing the materials to our customers, and (iii) bearing the back-end risk of inventory loss with respect to any product return from the Company’s customers, the Company has concluded that it is the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

Research and Development (“R&D”) Expenses

Research and development expenses include salaries and other compensation-related expenses paid to the Company’s research and product development personnel while they are working on R&D projects, as well as raw materials used for the R&D projects. R&D expenses incurred by the Company are included in the selling, general and administrative expenses and totaled $261,022 and $18,071 for the years ended December 31, 2018 and 2017, respectively.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company incurred no such penalties and interest for the years ended December 31, 2018 and 2017. As of December 31, 2018, the Company’s PRC tax returns filed for 2015, 2016 and 2017 remain subject to examination by any applicable tax authorities.

Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders of the Company by the leighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common shares were exercised and converted into common shares. 10,500,000 of outstanding warrants which is equivalent to convertible of 5,250,000 common shares and 824,000 of outstanding options were excluded from the diluted earnings per share calculation due to its antidilutive effect for the year ended December 31, 2018.

Recently issued accounting pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016- 02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. This ASU will be effective for the Company on January 1, 2019. The Company occupies an office under operating lease agreement with a term longer than 12 months for which prior to adoption of the guidance are not reflected in its consolidated balance sheet at December 31, 2018 and 2017. We adopted ASU 2016-02 on January 1, 2019 and recognize additional operating labilities of approximately $317,000, with corresponding right of use (“ROU”) assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases with a term longer than 12 months.

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 – Business combination and restructuring

TJ Comex BVI

On March 31, 2017, China Sunlong completed its acquisition of 100% equity interest in TJComex BVI through a share exchange to expand its business on trading certain solid wastes through TJComex BVI’s commodity exchange channels. At the closing of the share exchange on June 30, 2017, the Selling Shareholders received 5,935 shares (“Payment Shares”) of China Sunlong Common Stock valued at $926.71 per share for 100% of their equity interests in TJComex BVI, equating to 100% of all outstanding interests in TJComex BVI. Whereas, TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC and Tianjin Commodity Exchange Co., Ltd. (the “TJComex Tianjin”), a limited liability company incorporated under the law of the PRC. The $926.71 per share price of China Sunlong Common Stock was based on a valuation of approximately $92.7 million of China Sunlong’s enterprise value determined by an independent third-party appraiser using discounted cash flows projection model. The projected cash flows are based upon, but not limited to, assumptions such as 1) projected selling units and growth in the industry, 2) projected unit selling price, 3) projected unit cost of manufactured, 4) selling and general and administrative expenses to be in line with the growth in the industry, and 5) projected bank borrowings rate or interest rate index.

The Company’s acquisition of TJComex BVI was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of TJComex BVI based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. Except for cash, the Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by FASB with the following valuation methodologies with level 3 inputs: Other current assets, plant and equipment and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of TJComex BVI based on a valuation performed by an independent valuation firm engaged by the Company:

Total consideration at fair value	$5,500,000

Fair Value
Cash	$23,451
Other current assets	794,938
Plant and equipment	1,866,894
Other noncurrent assets	609,126
Goodwill	3,819,354
Total asset	7,113,763
Total liabilities	(1,613,763)
Net asset acquired	$5,500,000

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Approximately $3.8 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of the Company and TJComex BVI. None of the goodwill is expected to be deductible for income tax purposes. As of December 31, 2017, we performed an impairment testing on the goodwill and recorded an impairment loss of approximately $3.8 million on goodwill.

For the year ended December 31, 2017, the impact of the acquisition of TJComex BVI to the consolidated statements of income and comprehensive income was not material.

On April 2, 2018, the Company disposed of its subsidiary, TJComex BVI, in consideration of (i) its minimum contribution to the Company’s results of operation and (ii) the unsatisfactory synergy between the TJComex BVI business and the rest of the Company’s business. The Company’s decision to dispose TJComex BVI is to (i) improve the Company’s overall financial condition and results of operations, (ii) reduce the complexity of the Company’s business, (iii) focus the Company’s resources on the solid waste recycling business as well as developing environmental control business opportunities; and (iv) make it possible for the Company to pursue acquisition opportunities for more compatible business. TJComex BVI was disposed to Chuanliu Ni, a Chinese citizen who is the Chief Executive Officer and director of China Sunlong, for no consideration.

As of April 2, 2018, the net assets of TJComex BVI were $16,598 and will be recorded as a loss from disposal of subsidiary in the consolidated financial statements for the year ended December 31, 2018. As TJComex operating revenue was less than 1% of the Company’s revenue and the disposal did not constitute a strategic shift that will have a major effect on the Company’s operations and financial results, the results of operations for TJComex were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

Wuhan HOST

On April 11, 2018, the Company, Shengrong WFOE and Hubei Shengrong, both of which are the Company’s indirectly owned subsidiaries (collectively “Purchasers”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Long Liao, Chunyong Zheng, Wuhan Modern Industrial Technology Research Institute, and Hubei Zhonggong Materials Group Co., Ltd. (collectively “Sellers” ) and Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a company incorporated in China engaging in the research, development, production and sale of coating materials. Pursuant to the Purchase Agreement, the Purchasers acquired all of the outstanding equity interests of Wuhan Host (the “Acquisition”). In exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $ 5.2 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $6.0 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). The Parties agree the Share Consideration shall be an aggregate of 1,293,104 shares of common stock of which is based on the closing price of US$4.64 on March 27, 2018. The Share Consideration shall be issued in three equal installments, which shall be subject to lock-up of 12, 24 and 36 months, respectively. The Purchase Agreement contains representations, warranties and covenants customary for acquisitions of this type. The Acquisition closed on May 1, 2018.

On August 16, 2018, The Purchasers and the Sellers entered into a supplement agreement (“Supplement Agreement”), which modified the terms of consideration set forth in the Purchase Agreement entered between Purchasers and Sellers on April 11, 2018. Pursuant to the Supplement Agreement, in exchange for the transfer of 100% equity interest of Wuhan Host, Purchasers shall pay a total consideration of $11.2 million (“Total Consideration”), of which $6.5 million or RMB equivalent shall be paid in cash (“Cash Consideration”) and $4.7 million shall be paid in shares of common stock (“Common Stock”), par value $0.0001, of TMSR (“Share Consideration”). In the Supplement Agreement, both Purchasers and Sellers also agreed to delete the section 3.3 of the Share Purchase Agreement, a section that stipulates the Share Consideration shall be issued in three equal installments.

The Company’s acquisition of Wuhan HOST was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Wuhan HOST based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. Other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed, plant and equipment, and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Wuhan HOST based on a valuation performed by an independent valuation firm engaged by the Company:

Total consideration at fair value	$11,200,000

Fair Value
Cash	$276,626
Other current assets	6,763,767
Plant and equipment	6,499,268
Other noncurrent assets	2,139,987
Goodwill	7,544,008
Total asset	23,223,656
Total liabilities	(12,023,656)
Net asset acquired	$11,200,000

Approximately $7.5 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of the Company and Wuhan HOST. None of the goodwill is expected to be deductible for income tax purposes.

For the years ended December 31, 2018 and 2017, the impact of the acquisition of Wuhan HOST to the consolidated statements of income and comprehensive income was not material.

Rong Hai

On November 30, 2018, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with Jirong Huang and Qihuang Wang (collectively “Sellers”) and Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”), a company incorporated in China engaging in the sale of fuel materials and harbor cargo handling services. Pursuant to the SPA, TMSR shall issue an aggregate of 4,630,000 shares of TMSR’s common stock to the Rong Hai Shareholders, in exchange for Rong Hai Shareholders’ agreement to enter into, and their agreement to cause Rong Hai to enter into, certain VIE Agreements (the “Rong Hai VIE Agreements”) with Shengrong WFOE, through which Shengrong WFOE shall have the right to control, manage and operate Rong Hai in return for a service fee approximately equal to 100% of Rong Hai’s net income (“Acquisition”). On November 30, 2018, Shengrong WFOE, the Company’s indirectly owned subsidiary, entered into a series of VIE Agreements with Rong Hai and the Rong Hai Shareholders. The VIE Agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Rong Hai, including absolute rights to control the management, operations, assets, property and revenue of Rong Hai. Rong Hai has the necessary license to carry out coal trading business in China. The Acquisition closed on November 30, 2018.

The Company’s acquisition of Rong Hai was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Rong Hai based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. Other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed, plant and equipment, and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Rong Hai based on a valuation performed by an independent valuation firm engaged by the Company:

Total consideration at fair value	$9,260,000

Fair Value
Cash	$717,056
Other current assets	5,980,230
Plant and equipment	28,875
Other noncurrent assets	116,655
Goodwill	7,307,470
Total asset	14,150,286
Total liabilities	(4,890,286)
Net asset acquired	$9,260,000

Approximately $7.3 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of the Company and Rong Hai. None of the goodwill is expected to be deductible for income tax purposes.

For the years ended December 31, 2018 and 2017, the impact of the acquisition of Rong Hai to the consolidated statements of income and comprehensive income was not material.

Hubei Shengrong

On December 27, 2018, the Company, entered into an Equity Purchase Agreement (the “EPA”) with Hopeway International Enterprises Limited., a private limited company duly organized under the laws of British Virgin Islands (the “Hopeway” or “Purchaser”). Pursuant to the EPA, Shengrong WOFE shall sell 100% equity interests in Hubei Shengrong to the Purchaser in exchange for the Purchaser’s agreement (“Consideration”) to irrevocably forfeit and cancel 8,523,320 shares of common stock of the Company (the “Shares”), constituting all the shares owned by the Purchaser. The transaction contemplated by the EPA is hereby referred as Disposition. The Company’s decision to dispose of Hubei Shengrong is due to the planning mandates of Wuhan Municipal Government 2018 which manufactures should move away from city’s downtown area. Therefore, due to the policy change, Hubei Shengrong is forced to close the existing facility, relocate and build a new facility, which is expected to take approximately 7-8 years. As a result, Hubei Shengrong will not be able to keep the production running and will generate no income in the foreseeable future. Management believed it is very difficult, if possible at all, to continue manufacturing of solid waste recycling systems. As such, the Company has been actively seeking to dispose Hubei Shengrong while retaining the research and development and sale of solid waste recycling systems business. Upon closing of the Disposition, the Purchaser will become the sole shareholder of Hubei Shengrong and as a result, assume all assets and obligations of Hubei Shengrong except the research and development team and intellectual property rights in connection with the solid waste recycling systems business shall be assigned to Shengrong WFOE as part of the Disposition. As Shengrong WFOE has significant continuing involvement in the sale of solid waste recycling systems business and the processed industrial waste materials trading business, the results of operations for Hubei Shengrong were not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

Hopeway is jointly owned by Ms. Jiazhen Li, the Company’s chief executive officer, and Mr. Xiaonian Zhang, the Company’s president and director. As Hopeway is a related party under common control with the Company under Ms. Li and Mr. Zhang, no gain or loss are recognized in this disposition and the net consideration of the transaction are recognized as addition to capital as opposed to a gain. Total fair value of the consideration of the cancelled 8,523,320 shares of common stock was determined by using the average closing stock price of the Company held by Hopeway during the period from February 6, 2018 to December 27, 2018 at $3.56 per share.

Subsequent to the disposal of Hubei Shengrong, management expects to conduct business with Hubei Shengrong.  Hubei Shengrong will supply products and services to the Company.  Any transactions in the next operating period between the Company and Hubei Shengrong will be reported as related party transactions, and such transactions should not be considered arm’s lengths transactions.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 27, 2018, the net assets of Hubei Shengrong and reconciliation of reduction of capital are as follows:

CURRENT ASSETS
Cash and cash equivalents	$47,994
Accounts receivable, net	9,410,436
Accounts receivable - related party, net	761,794
Other receivables	48,718
Other receivable - related party	2,158
Inventories	5,332,990
Prepayments	31,793,810
Total current assets	47,397,900

PLANT AND EQUIPMENT, NET	203,992

OTHER ASSETS
Other assets	7,269
Deferred tax assets	780,550
Total other assets	787,819

Total assets	$48,389,711

CURRENT LIABILITIES
Short term loans - bank	$2,180,708
Accounts payable	95,854
Other payables and accrued liabilities	156,498
Other payables - related parties	507,183
Customer deposits	347,853
Taxes payable	16,602,841
Total current liabilities	19,890,937

OTHER LIABILITIES
Deferred rent liabilities	30,763
Total other liabilities	30,763

Total liabilities	$19,921,700

Total net assets	$28,468,011
Total consideration	(30,362,135)
Currency translation adjustment	900,281
Total addition to paid-in-capital	$993,843

Note 4 – Variable interest entity

On November 30, 2018, Shengrong WFOE entered into Contractual Arrangements with Rong Hai and its shareholders upon executing of the “Purchase Agreement”. The significant terms of these Contractual Arrangements are summarized in “Note 1 - Nature of business and organization” above. As a result, the Company classifies Rong Hai as VIE.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Shengrong WFOE is deemed to have a controlling financial interest and be the primary beneficiary of Rong Hai because it has both of the following characteristics:

(1) The power to direct activities at Hong Hai that most significantly impact such entity’s economic performance, and

(2) The obligation to absorb losses of, and the right to receive benefits from Hong Hai that could potentially be significant to such entity.

Accordingly, the accounts of Hong Hai are consolidated in the accompanying financial statements pursuant to ASC 810-10, Consolidation. In addition, their financial positions and results of operations are included in the Company’s consolidated financial statements beginning on November 30, 2018.

The carrying amount of the VIE’s assets and liabilities are as follows:

December 31,
2018

Current assets	$6,321,261
Property, plants and equipment	27,693
Other noncurrent assets	118,020
Goodwill	7,392,991
Total assets	13,859,965

Current liabilities	(4,188,340)
Total liabilities	(4,188,340)
Net assets	$9,671,625

December 31,
2018

Short-term loan	$508,832
Accounts payable	821,289
Other payables and accrued liabilities	559,984
Other payables – related party	2,285,701
Tax payables	12,534
Total current liabilities	4,188,340
Total liabilities	$4,188,340

The summarized operating results of the VIE’s are as follows:

2018

Operating revenues	$1,452,426
Gross profit	333,255
Income from operations	321,991
Net income	$315,087

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Accounts receivable and accounts receivable – related party

Accounts receivable consist of the following:

	December 31, 2018	December 31, 2017

Accounts receivable	$4,924,092	$21,187,472
Accounts receivable – related party	-	-
Less: Allowance for doubtful accounts	(732,846)	(6,674,834)
Total accounts receivable, net	$4,191,246	$14,512,638

Movement of allowance for doubtful accounts is as follows:

	December 31, 2018	December 31, 2017

Beginning balance	$6,674,834	$-
Beginning balance from Wuhan HOST	218,152	-
Beginning balance from Rong Hai	469,000
Depositing ending balance of Hubei Shengrong	(5,203,666)
Addition	411,261	6,428,261
Recovery	(1,020,125)	-
Exchange rate effect	(816,610)	246,573
Ending balance	$732,846	$6,674,834

Note 6 – Inventories

Inventories consist of the following:

	December 31, 2018	December 31, 2017

Raw materials	$1,965,175	$-
Work in progress	258	9,203,623
Finished goods	-	39,865
Total inventories	$1,965,433	$9,243,488

Note 7 – Plant and equipment, net

Plant and equipment consist of the following:

	December 31, 2018	December 31, 2017

Building	$5,626,071	$1,545,861
Production equipment	954,845	195,735
Office equipment and furniture	59,102	157,286
Automobile	209,057	39,298
Leasehold improvement	-	1,805,521
Subtotal	6,849,075	3,743,701
Less: accumulated depreciation and amortization	(1,087,743)	(1,555,566)
Total	$5,761,332	$2,188,135

Depreciation and amortization expense for the years ended December 31, 2018 and 2017 amounted to $377,064 and $184,275, respectively.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Intangible assets, net

Intangible assets consist of the following:

	December 31, 2018	December 31, 2017

Land use rights	$1,481,130	$-
Patents	3,616,981	3,240,137
Software	10,224	-
Less: accumulated amortization	(2,318,240)	(2,037,097)
Net intangible assets	$2,790,095	$1,203,040

Amortization expense for the years ended December 31, 2018 and 2017 amounted to $294,643 and $258,700, respectively.

The Company has one patent that expires in 2019.  In the event that the Company is unable to renew the patent, its’ future results of operations may be materially adversely affected.

The estimated amortization is as follows:

Twelve months ending December 31,	Estimated amortization expense

2019	$218,855
2020	173,829
2021	173,394
2022	173,394
2023	172,393
Thereafter	1,878,230
Total	$2,790,095

Note 9 – Goodwill

The changes in the carrying amount of goodwill by business units are as follows:

	Wuhan HOST	Rong Hai	Total
Balance as of December 31, 2017	$-	$-	$-
Goodwill acquired through acquisition	7,544,008	7,307,470	14,851,478
Foreign currency translation adjustment	(597,949)	85,521	(512,428)
Balance as of December 31, 2018	$6,946,059	$7,392,991	$14,339,050

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Related party balances and transactions

Related party balances

a.	Other receivable – related party:

Name of related party	Relationship	December 31, 2018	December 31, 2017

Xiaonian Zhang	Shareholder of the Company	$40,707	$-

The Company advanced funds to the related party for daily operating purposes, and those funds or expenses receipts will be returned to the Company by the end of 2019.

b.	Other payables – related parties:

Name of related party	Relationship	December 31, 2018	December 31, 2017

Jiazhen Li	CEO, Former Co-Chairman	$11,232	$304,833
Chuanliu Ni	Co-Chairman	325,907	848,493
Xiaoyan Shen	CFO	-	1,408
Zhong Hui Holding Limited	Shareholder of the Company	140,500	-
Chunyong Zheng	Spouse of shareholder of the Company	2,543,651	-
Long Liao	Shareholder of the Company	72,690	-
Wuhan Modern	Under common control of shareholder of the Company	712,605	-
Qihai Wang	Shareholder of the Company	1,941,957	-
Jirong Huang	Spouse of shareholder of the Company	77,197	-
Yongzheng Wang	Son of shareholder of the Company	23,808	-
Nantong Ronghai Logistics Co., Ltd.	Under common control of shareholder of the Company	242,739	-
Total		$6,092,286	$1,154,734

The above payables represent interest free loans and advances. These loans and advances are unsecured and due on demand.

c.

Related parties transactions:

During the year ended December 31, 2018, Hubei Shengrong sold products to Wuhan Modern Industrial Technology Research Institute in the amount of $1,083,019.

During the year ended December 31, 2018, Hubei Shengrong sold products to Wuhan HOST in the amount of $741,013.

Note 11 – Debt

Short term loan

Short term loan due to bank is as follows:

Short term loans	Maturities	Leighted average interest rate	Collateral/Guarantee	December 31, 2018	December 31, 2017

Loan from Wuhan Rural Commercial Bank	July 25, 2018	7.35%	Guaranteed by Hubei Changyang Hongrong Environmental Protection Science and Technology Co. Ltd., a related party and pledged with its patent as a collateral	-	$2,305,316
Loan from Bank of Jiangsu	September 25, 2019	6.31%	Guaranteed by Qihai Wang’s personal property	$508,832	-

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Third party loan

In April 2017, the Company obtained an unsecured loan from an unrelated third party in the amount of $144,887 (RMB 1,000,000) due on April 27, 2018 with an annual interest rate of 10%. The due date for this loan has been extended to October 27, 2018. On March 11, 2019, the Board granted an aggregate of 72,785 shares of restricted common stock, with a fair value of $144,842, determined using the closing price of $1.99 on March 11, 2019, to repay the debt the Company owed to this unrelated third party (See Note 17 – subsequent events).

In January 2018, the Company obtained an unsecured loan from an unrelated third party in the amount of $145,381 (RMB 1,000,000) due on August 21, 2020 with no interest.

Interest expense for the years ended December 31, 2018 and 2017 amounted to $181,677 and $173,268, respectively.

Note 12 – Taxes

Income tax

United States

TMSR was organized in the state of Delaware in April 2015 and re-incorporated in the state of Nevada in June 2018. TMSR’s U.S. net operating loss for the year ended December 31, 2018 amounted to approximately $50,000. As of December 31, 2018, TMSR’s net operating loss carry forward for United States income taxes was approximately $10,000. The net operating loss carry forwards are available to reduce future years’ taxable income through year 2038. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s operating history and continued losses in the United States. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management reviews this valuation allowance periodically and makes changes accordingly.

On December 22, 2017, the “Tax Cuts and Jobs Act” (“The 2017 Tax Act”) was enacted in the United States. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21%. The 2017 Tax Act imposed a global intangible low-taxed income tax (“GILTI”), which is a new tax on certain off-shore earnings at an effective rate of 10.5% for tax years beginning after December 31, 2017 (increasing to 13.125% for tax years beginning after December 31, 2025) with a partial offset for foreign tax credits. The Company determined that there are no impact of GILTI for the year ended December 31, 2018, which the Company believes that it will be imposed a minimum tax rate of 10.5% and to the extent foreign tax credits are available to reduce its US corporate tax, which may result in no additional US federal income tax being due.

Cayman Islands

China Sunlong is incorporated in the Cayman Islands and are not subject to tax on income or capital gains under current Cayman Islands law. In addition, upon payments of dividends by China Sunlong to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Shengrong BVI and TJComex BVI are incorporated in the British Virgin Islands and are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Shengrong HK and TJComex HK are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Shengrong HK and TJComex HK are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PRC

Shengrong WFOE, Hubei Shengrong, Wuhan HOST and Rong Hai are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

Significant components of the provision for income taxes are as follows:

	For the year ended December 31, 2018	For the year ended December 31, 2017

Current	$608,355	$2,898,549
Deferred	(92,535)	(944,607)
Total provision for income taxes	$515,820	$1,953,942

Under the Income Tax Laws of the PRC, companies are subject to income tax at a rate of 25%. However, Hubei Shengrong, disposed in December 2018, obtained the “high-tech enterprise” tax status in 2014, which reduced its statutory income tax rate to 15% from 2014 to 2016. Hubei Shengrong renewed its “high-tech enterprise” status in December 2016, which continued to reduce its statutory income rate to 15% from 2017 to 2019. Wuhan Host also obtained the “high-tech enterprise” tax status in 2016, which reduced its statutory income tax rate to 15% from 2016 to 2019. Tax savings resulted from the reduced statutory income tax rate amounted to $276,519 and $1,894,478 for the years ended December 31, 2018 and 2017, respectively.  Tax savings resulted from the reduced statutory income tax rate that increased the Company’s earnings per share by $0.01 and $0.11 for the years ended December 31, 2018 and 2017, respectively.

The following table reconciles China statutory rates to the Company’s effective tax rate:

	December 31, 2018	December 31, 2017

PRC statutory rates	25.0%	25.0%
Preferential tax rate reduction	(8.8%)	(10.0%)
Effect of valuation allowance on change in net operating loss carried forward	0.0%	3.9%
Effect of permanent difference (1)	10.0%	12.8%
Effective tax rate	26.2%	31.7%

(1)	Permanent difference consisted of mainly income tax non-deductible items, goodwill impairment and income tax penalty and interest.

Deferred tax assets

Bad debt allowances must be approved by the Chinese tax authority prior to being deducted as an expense item on the tax return.

Significant components of deferred tax assets were as follows:

	December 31, 2018	December 31, 2017

Net operating losses carried forward – U.S.	$10,396	$-
Net operating losses carried forward – PRC	-	418,549	*
Bad debt allowance	205,863	980,840
Valuation allowance	(10,396)	(418,549)
Deferred tax assets, net	$205,863	$980,840

* Represents TJ Comex net operating losses carried forward was disposed on April 2, 2018.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with PRC laws. The value added tax (“VAT”) standard rates are 6% to 17% of the gross sales price and changed to 6% to 16% of gross sales starting in May 2018. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished products and services.

Taxes payable consisted of the following:

	December 31, 2018	December 31, 2017

VAT taxes payable	$24,436	$7,838,111
Income taxes payable	13,114	6,798,803
Other taxes payable	18,199	924,489
Total	$55,749	$15,561,403

Note 13 – Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. As of December 31, 2018 and 2017, no cash were deposited with various financial institutions located in the U.S. As of December 31, 2018 and 2017, $680,709 and $457,126 and were deposited with various financial institutions located in the PRC, respectively. As of December 31, 2018 and 2017, $7,823 and $3,186 were deposited with one financial institution located in Hong Kong, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Customer and vendor concentration risk

For the year ended December 31, 2018, two customers accounted for 34.3% and 22.0% of the Company’s revenues. For the year ended December 31, 2017, four customers accounted for 25.0%, 24.7%, 14.1% and 14.1% of the Company’s revenues.

As of December 31, 2018, two customers accounted for 41.1% and 13.4% of the Company’s accounts receivable. As of December 31, 2017, two customers, who are related to each other under common management and ownership, accounted for 45.6% and 43.9% of the Company’s accounts receivable.

For the year ended December 31, 2018, one supplier accounted for 57.7% of the Company’s total purchases. For the year ended December 31, 2017, three suppliers accounted for 50.7%, 27.3% and 21.1% of the Company’s total purchases, respectively.

As of December 31, 2018, three suppliers accounted for 44.2%, 15.5% and 13.9% of the Company’s total prepayments; and four suppliers accounted for 27.4%, 26.5%, 12.5% and 11.9% of the Company’s total accounts payable. As of December 31, 2017, three suppliers accounted for 41.2%, 35.9% and 22.8% of the Company’s prepayments; and two suppliers accounted for 40.0% and 29.1% of the Company’s total accounts payable.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Equity

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Shengrong WFOE only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Shengrong WFOE.

Shengrong WFOE, Wuhan HOST, Rong Hai are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Shengrong WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Wuhan HOST and Rong Hai may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As of December 31, 2018, Shengrong WFOE, Wuhan HOST, and Rong Hai, collectively attributed $0 of retained earnings for their statutory reserves as they have accumulated losses. As of December 31, 2017, Shengrong WFOE, Hubei Shengrong, TJ Comex WFOE and TJComex Tianjin collectively attributed $2,137,815 of retained earnings for their statutory reserves. These reserves were disposed upon the disposition of Hubei Shengrong in December 2018.

As a result of the foregoing restrictions, Shengrong WFOE are restricted in their ability to transfer their net assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Shengrong WFOE from transferring funds to China Sunlong in the form of dividends, loans and advances. As of December 31, 2018 and 2017, amounts restricted are the net assets of Shengrong WFOE, which amounted to $2,347,967 and $27,800,814, respectively.

Stock split

On June 1, 2018, the Company’s shareholder approved a 2 for 1 stock split of the Company’s common stock at the Annual Meeting of Shareholders. The stock split was effected on June 20, 2018, pursuant to the completion of the reincorporation from Delaware to Nevada. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively restated to reflect the stock split.

Common stock

On June 23, 2018, the Company issued an aggregate of 26,693 shares of the Company’s common stock, par value $0.0001 per share, to certain non-U.S. purchasers at a purchase price of $5.00 per share for an aggregate proceeds of $133,335 pursuant to certain securities purchase agreement dated April 20, 2018 and June 22, 2018.  The issuances were pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933, as amended.

Warrants and options

On July 29, 2015, the Company sold 10,000,000 units at a purchase price of $5.00 per unit (“Public Units”) in its initial public offering. Each Public Unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant. Each warrant will entitle the holder to purchase one-half of one share of common stock at an exercise price of $2.88 per half share ($5.75 per whole share). Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. The warrants will become exercisable on 30 days after the consummation of its initial Business Combination with China Sunlong on February 6, 2018. The warrants will expire February 5, 2023. The warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days prior written notice after the warrants become exercisable, only in the event that the last sale price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The sponsor of the Company purchased, simultaneously with the closing of the Public Offering on July 29, 2015, 500,000 units at $5.00 per unit in a private placement for an aggregate price of $2,500,000. Each unit purchased is substantially identical to the units sold in the Public Offering.

The Company sold to the underwriter (and/or its designees), for $100, as additional compensation, an option to purchase up to a total of 800,000 units exercisable at $5.00 per unit (or an aggregate exercise price of $4,000,000) upon the closing of the Public Offering. Since the option is not exercisable until the earliest on the closing the initial Business Combination, the option will effectively represent the right to purchase up to 800,000 shares of common stock and 800,000 warrants to purchase 400,000 shares at $5.75 per full share for an aggregate maximum amount of $6,300,000. The units issuable upon exercise of this option are identical to those issued in the Public Offering.

In July 2016, the board of directors of the Company appointed two new directors. In August 2016, the sponsor of the Company granted an option to each of the two new directors to acquire 12,000 shares of common stock at a price of $4.90 per share vested immediately and exercisable commencing six months after closing of the initial Business Combination and expiring five years from the closing of the initial Business Combination.

The aforementioned warrants and options are deemed to be effective on February 6, 2018, the date of the consummation of its initial business combination with China Sunlong, as the Company was deemed to be the accounting acquiree in the transaction and the transaction was treated as a recapitalization of China Sunlong.

The summary of warrant activity is as follows:

			Leighted	Average
			Average	Remaining
	Warrants Outstanding	Exercisable Shares	Exercise Price	Contractual Life
December 31, 2017	-	-	$-	-
Granted/Acquired	10,500,000	5,250,000	$5.75	4.16
Forfeited	-	-	$-	-
Exercised	-	-	$-	-
December 31, 2018	10,500,000	5,250,000	$5.75	4.16

The summary of option activity is as follows:

		Average	Remaining
	Options Outstanding	Exercise Price	Contractual Life
December 31, 2017	-	$-	-
Granted/Acquired	824,000	$5.00	4.16
Forfeited	-	$-	-
Exercised	-	$-	-
December 31, 2018	824,000	$5.00	4.16

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Commitments and contingencies

Contingencies

The Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

On February 27, 2013, Wuhan HOST entered into a contract to purchase land use rights for a parcel of land in E Zhou City, Hubei, China, for $1,212,478.  The Company has paid to the local government $781,349, a balance of $431,129 has not been paid; however, the government has already issued to the Company all the necessary certificates transferring title of the land use rights for the parcel of land to the Company, and has not taken action to collect any remaining unpaid balance.  If the government determines that it wishes to collect an unpaid balance, the total cost to the Company would be $431,129.

Lease commitments

The Company has entered into non-cancellable operating lease agreements for one office space and one dormitory space for its employees. The office lease is expiring in December 2021 with a monthly rental rate of approximately $4,900. The dormitory lease expired in July 2017, and was extended to December 2019, with a monthly rental rate of approximately $390. The office lease payments for the lease expiring in December 2021 will be paid over three years beginning 2018.

The Company’s commitments for minimum lease payment under these operating leases as of December 31, 2018 are as follow:

Years ending December 31,	Minimum lease payment
2019	$106,148
2020	101,516
Total minimum payments required	$207,664

Rent expense for the years ended December 31, 2018 and 2017 were $152,734 and $182,999, respectively.

Note 16 – Segment reporting

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance. The Company’s chief operating decision maker evaluates performance and determines resource allocations based on a number of factors, the primary measure being income from operations of the four operating entities: Shengrong China, Wuhan Host, Rong Hai, and TJComex Tianjin. TJComex Tianjin was disposed in April 2018.

The Company’s operations currently encompass three business segments. The Company also has a separate business segments prior to April 2018. Such reportable segments are consistent with the way the Company manages its business, with each segment operating under separate management and producing discrete financial information. The accounting principles applied at the operating division level in determining income from operations is generally the same as those applied at the consolidated financial statement level.

The operation and products of the three existing segments and one disposed segment are as follow:

1.	Hubei Shengrong and Shengrong WFOE: sale of solid waste recycling and comprehensive utilization equipment and trading of processed industrial waste materials; and

2.	Wuhan HOST: research, development, production and sale of coating materials; and

3.	Rong Hai: Coal wholesales and sale of coke, steels, construction materials, mechanical equipment and steel scrap.

4.	TJComex Tianjin: General merchandise trading business and related consulting services (disposed in April 2018).

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following represents results of segment operations for the years ended December 31, 2018 and 2017:

	For Year ended December 31, 2018	For Year ended December 31, 2017
Revenues:
Hubei Shengrong and Shengrong WFOE	$17,122,385	$38,502,342
Wuhan HOST	4,615,893	-
Rong Hai	1,452,426	-
TJComex Tianjin	650	249,423
Consolidated revenues	$23,191,354	$38,751,765

Gross profit:
Hubei Shengrong and Shengrong WFOE	$3,098,609	$19,293,744
Wuhan HOST	1,087,109	-
Rong Hai	333,255	-
TJComex Tianjin	650	224,001
Consolidated gross profit	$4,519,623	$19,517,745

Income (loss) from operations:
Hubei Shengrong and Shengrong WFOE	$1,946,185	$11,813,321
Wuhan HOST	121,606	-
Rong Hai	321,991	-
TJComex Tianjin	(112,615)	(4,367,006)
TMSR, China Sunlong, Shengrong BVI and Shengrong HK	(150,108)	-
Consolidated income from operations	$2,127,059	$7,446,315

Net income (loss):
Hubei Shengrong and Shengrong WFOE	$1,261,186	$9,656,063
Wuhan HOST	121,902	-
Rong Hai	315,087	-
TJComex Tianjin	(112,726)	(5,442,586)
TMSR, China Sunlong, Shengrong BVI and Shengrong HK	(135,457)	-
Consolidated net income	$1,449,992	$4,213,477

Depreciation and amortization:
Hubei Shengrong and Shengrong WFOE	$346,992	$341,573
Wuhan HOST	290,693	-
Rong Hai	1,578	-
TJComex Tianjin	32,444	101,402
Consolidated depreciation and amortization	$671,707	$442,975

Interest expense:
Hubei Shengrong and Shengrong WFOE	$164,685	$173,268
Rong Hai	2,521	-
TMSR, China Sunlong, Shengrong BVI and Shengrong HK	14,471	-
Consolidated interest expense	$181,677	$173,268

Capital expenditures:
Hubei Shengrong and Shengrong WFOE	$692	$1,763
Wuhan HOST	2,823	-
TJComex Tianjin	-	123
Consolidated capital expenditures	$3,515	$1,886

TMSR HOLDING COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following represents assets by division as of:

Total assets as of	December 31, 2018	December 31, 2017
Hubei Shengrong and Shengrong WFOE	$2,301,663	$46,425,568
Wuhan HOST	16,612,376	-
Rong Hai	13,859,965	-
TJComex Tianjin	-	2,142,350
TMSR, China Sunlong, Shengrong BVI and Shengrong HK	78,973	-
Total Assets	$32,852,977	$48,567,918

Note 17 – Subsequent events

On February 12, 2019, the Company’s warrant holders converted 294,971 of the Company’s warrants into 52,077 shares of the Company’s common stock using cashless exercises method.

On February 20, 2019, the Company’s warrant holders converted 415,355 of the Company’s warrants into 54,826 shares of the Company’s common stock using cashless exercises method.

On March 11, 2019, the Board granted an aggregate of 131,330 shares of restricted common stock, with a fair value of $261,347, determined using the closing price of $1.99 on March 11, 2019, to repay the debt the Company owed to two unrelated third parties.

On March 15, 2019, the Board granted an aggregate of 142,530 shares of restricted common stock, with a fair value of $290,761, determined using the closing price of $2.04 on March 15, 2019, to repay the debt the Company owed to one unrelated third party.

TMSR Holding Company Limited

3,778,000 Shares of Common Stock

Prospectus